   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2001.
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             WCI COMMUNITIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             1531                            59-2857021
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           24301 WALDEN CENTER DRIVE
                         BONITA SPRINGS, FLORIDA 34134
                                 (941) 947-2600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            VIVIEN N. HASTINGS, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             WCI COMMUNITIES, INC.
                           24301 WALDEN CENTER DRIVE
                         BONITA SPRINGS, FLORIDA 34134
                                 (941) 947-2600
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              JOHN B. TEHAN, ESQ.                                  DANIEL J. ZUBKOFF, ESQ.
          SIMPSON THACHER & BARTLETT                               CAHILL GORDON & REINDEL
             425 LEXINGTON AVENUE                                      80 PINE STREET
              NEW YORK, NY 10017                                     NEW YORK, NY 10022
           TELEPHONE: (212) 455-2000                              TELEPHONE: (212) 701-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                       AGGREGATE OFFERING          AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)(2)         REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value................................       $144,000,000              $36,000
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(1) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 of the Securities Act of 1933. Pursuant to Rule 457(o), certain information has been omitted from the table.

(2) Includes shares subject to underwriters' over-allotment option.

(3) Calculated pursuant to Rule 457 of the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS       Subject to completion             September 6, 2001
--------------------------------------------------------------------------------

              Shares

[WCI COMMUNICATIONS, INC. LOGO]

WCI Communities, Inc.

Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. The initial public offering price
of the common stock is expected to be between $          and $     per share.

We intend to apply to list our common stock on the New York Stock Exchange under the symbol "WCI".

BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE     TOTAL
----------------------------------------------------------------------------------
Initial public offering price                                  $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                         $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to WCI Communities, Inc.            $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to           shares of common stock from
us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$          and our total proceeds before expenses will be $          .

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares of common stock will be made on or about
            , 2001.

UBS Warburg                                           Credit Suisse First Boston
                           Deutsche Banc Alex. Brown

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary.....................    1
Risk factors...........................    7
Special note regarding forward-looking
  statements...........................   14

Use of proceeds........................   15
Dividend policy........................   15
Capitalization.........................   16
Dilution...............................   17
The Company............................   18
Selected historical consolidated
  financial data.......................   20

Management's discussion and analysis of
  financial condition and results of
  operations...........................   22
Business...............................   37
Demographic trends.....................   60
Management.............................   65
Related party transactions.............   72
Principal stockholders.................   75
Description of capital stock...........   78
Shares eligible for future sale........   83

U.S. tax consequences to non-U.S.
  holders..............................   85

Underwriting...........................   88
Legal matters..........................   91
Experts................................   91
Where you can find more information....   91

Index to consolidated financial
  statements...........................  F-1

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Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully. Unless the context otherwise requires, all references to "WCI," "WCI Communities," the "Company," "we," "us" or "our" include WCI Communities, Inc. and its subsidiaries and predecessors as a combined entity. All references to "Watermark" or "Watermark Communities" mean Watermark Communities Inc., together with each of five related entities that were acquired by Watermark Communities in November 1998. In August 2001, Watermark was merged into WCI, with WCI as the surviving corporation.

OUR BUSINESS

We are a fully integrated homebuilding and real estate services company with over 50 years of experience in the design, construction and operation of leisure-oriented, amenity-rich master-planned communities targeting affluent homebuyers. We offer a full complement of products and services to enhance our customers' lifestyles and increase our recurring revenues. We have developed master-planned communities where today there are over 150,000 residents who enjoy lifestyle amenities such as award-winning golf courses, country clubs, deep-water marinas, tennis and recreational facilities, luxury hotels, upscale shopping and a variety of restaurants.

Our master-planned communities are in Florida, a highly sought-after retirement and leisure-oriented home destination, and one of the nation's fastest growing economies. We typically begin a master-planned community by purchasing undeveloped or partially developed real estate. We design and develop community infrastructure and amenity improvements and build a full range of homes for sale to primary, second and retirement home buyers.

Our revenues, earnings before interest and taxes (EBIT), net income and EBIT margin were $431.8 million, $74.8 million, $27.7 million and 17.3%, respectively, for the six months ended June 30, 2001 as compared to $302.5 million, $59.2 million, $23.4 million and 19.6%, respectively, for the six months ended June 30, 2000. For the year ended December 31, 2000, our revenues, EBIT, net income and EBIT margin were $882.2 million, $177.8 million, $81.9 million and 20.2%, respectively. Over the five year period ended December 31, 2000, our revenues and EBIT increased at compounded annual growth rates of 33.8% and 58.7%, respectively.

As of June 30, 2001, we had homebuilding contract backlog of $696.6 million, a 67.1% increase from $416.9 million as of June 30, 2000.

Our business lines include homebuilding, amenities operations, real estate services and parcel and lot sales, each of which contributes to our profitability.

+ HOMEBUILDING. We believe the breadth of our homebuilding activities and the scope of our target market distinguishes us from our competitors. Our proprietary marketing system reaches prospective purchasers locally, regionally, nationally and internationally.

    + Single- and multi-family homes: We design, sell and build single- and multi-family homes serving primary, second and retirement home buyers. These homes range from approximately 1,100 square feet to 6,800 square feet and are priced from $100,000 to $3.8 million, with an average sales price for the six months ended June 30, 2001 of $325,000. We build most of these homes within our master-planned communities, where we create attractive amenities through affiliations with hotel operators and golf course designers such as the Ritz-Carlton and Greg Norman. We believe that this approach increases the value of our homes and communities and helps us attract affluent purchasers.

    + Mid-rise and high-rise tower residences: Unlike our traditional homebuilding competitors, we also design, sell and build luxury towers. Residences in these towers, which primarily target affluent, leisure-oriented home purchasers, range from approximately 900 square feet to 12,000 square feet and are priced from $100,000 to over $10 million, with an average sales price for the six months ended June 30, 2001 of $975,000. Our sales contracts for these towers require substantial non-refundable cash deposits, generally ranging from 20% to 30% of the purchase price, and we typically do not start construction of the towers until there are sufficient pre-sales to cover the majority of the costs to construct the towers.

+ AMENITIES OPERATIONS. Our amenities, including golf, marina and recreational facilities, serve as the recreational and social hubs of each of our communities and enhance the marketability and sales value of the residences that surround each amenity. We design and construct the amenities in our communities. We profit from the sale of country club memberships and marina slips and by retaining ownership of some income producing properties.

+ REAL ESTATE SERVICES. We provide real estate services, such as real estate brokerage, title insurance, mortgage banking and property management to enhance our position as an integrated provider of residential products and services. We are the exclusive real estate brokerage franchisee of Prudential Real Estate Affiliates, Inc. in six regions in Florida.

+ PARCEL AND LOT SALES. We strategically sell parcels and lots within our communities to developers for the construction of commercial, industrial and rental properties that we do not ordinarily develop. We also sell selected lots directly to buyers for the design and construction of large custom homes.

BUSINESS STRATEGY

Among the fifteen largest public homebuilding companies as measured by market capitalization, we currently generate the highest margins, with a 20.2% EBIT margin for the year ended December 31, 2000 and a 17.3% EBIT margin for the six months ended June 30, 2001, as compared with an industry average EBIT margin of 11.0% for the year ended December 31, 2000. We seek to maintain our high margins by focusing on the following key elements of our business strategy:

+ CONTINUE TO IMPLEMENT A VERTICALLY INTEGRATED BUSINESS MODEL. By serving as the master developer of our communities, and by retaining control of operations like amenities and real estate services, we believe we can ensure a high level of quality and generate greater returns than our competitors. We acquire and develop the land in our communities, construct the residences, design, build and operate the amenities in many of our communities and otherwise control all aspects of the planning, design, development, construction and operation of our communities.

+ CAPITALIZE ON FAVORABLE DEMOGRAPHIC TRENDS AND THE OVERALL STRENGTH OF THE FLORIDA ECONOMY. We expect to benefit from favorable demographic and economic trends, such as the aging "baby boom" generation and the growing generational wealth transfer, resulting in a rapid expansion of our high income target customer base.

+ CONTINUE TO OPPORTUNISTICALLY ACQUIRE AND PROFITABLY DEVELOP AN ATTRACTIVE FLORIDA LAND INVENTORY. We believe that our expertise in development and our in-depth market knowledge enables us to successfully identify attractive land acquisition opportunities, efficiently manage the land's development, and maximize the land's value. As of June 30, 2001, we controlled over 16,000 acres of land in highly sought-after Florida coastal markets.

+ EXPAND STRATEGIC PARTNERSHIPS AND FURTHER DEVELOP PRODUCT BRANDING. We will continue to selectively enter into business relationships with highly regarded partners, as we have done in the past with the Ritz-Carlton, Hyatt and Greg Norman. We believe that partnering with premium brands such as these adds incremental value to our affiliated residences and amenities. In addition, we seek to grow the name brand recognition of WCI Communities products and services.

+ EXPORT OUR SUCCESSFUL BUSINESS MODEL TO OTHER MARKETS. We expect to selectively take advantage of attractive opportunities to grow outside of Florida. We believe that we can benefit from our expertise in developing master-planned resort oriented communities and luxury residential towers by expanding to resort and urban locations.

MARKET DEMOGRAPHICS

We believe long-term demographic trends will drive and support our continued growth. These trends include:

+ the aging of the U.S. "baby boom" generation is expected to result in a significant increase in the number of U.S. people who are 45 to 65 years old, which is our most important target market;

+ the total number of affluent households is expected to rise at a compound annual growth rate of approximately 12% from now to 2005, representing a significant expansion in the number of our core target customers; and

+ Florida's population, employment and income growth are expected to remain strong and exceed national averages through 2010.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive office is located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our telephone number is (941) 947-2600. WCI was incorporated in Delaware on October 26, 1987.

The offering

Common stock we are offering........               shares

Common stock to be outstanding after
the offering........................               shares

Proposed New York Stock Exchange
symbol..............................     WCI

Use of proceeds.....................     We estimate that the net proceeds to
                                         WCI from the offering will be
                                         approximately $          million. We
                                         expect to use these proceeds to repay
                                         the expected outstanding balance of the
                                         revolving portion of our senior secured
                                         credit facility and for general
                                         corporate purposes, including land
                                         acquisitions.

The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of the date of this prospectus and does not include:

+ 1,740,232 shares issuable upon the exercise of outstanding options as of June 30, 2001, at a weighted average exercise price of $9.80 per share;

+ 946,705 additional shares authorized and reserved for issuance upon the exercise of options that may be issued in the future pursuant to stock option plans, see "Management"; and

+           shares that may be purchased by the underwriters to cover
   over-allotments, if any.

Unless otherwise stated in this prospectus, this prospectus assumes a      for
     stock split based upon the mid-point of the range set forth on the cover of this prospectus.

Summary consolidated financial data

The following summary of our consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and our audited and unaudited historical financial statements, including introductory paragraphs and related notes to those financial statements, appearing elsewhere in this prospectus.

                                                  UNAUDITED
                                                 SIX MONTHS
                                               ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                           -----------------------   ------------------------------------
STATEMENT OF OPERATIONS DATA                  2001         2000         2000         1999       1998(1)
---------------------------------------------------------------------------------------------------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Homebuilding...........................  $  332,775   $  176,440   $  614,665   $  428,837   $  251,564
  Parcel and lot.........................      28,505       56,858      130,918      131,673      140,007
  Amenity membership and operations......      31,818       38,456       70,974       76,307       33,124
  Real estate services and other.........      38,681       30,751       65,595       44,599       23,668
                                           ----------   ----------   ----------   ----------   ----------
         Total revenues..................     431,779      302,505      882,152      681,416      448,363
                                           ----------   ----------   ----------   ----------   ----------
Total cost of sales......................     301,366      204,192      606,934      483,928      314,428
                                           ----------   ----------   ----------   ----------   ----------
Contribution margin(2)...................     130,413       98,313      275,218      197,488      133,935
Selling, general, administrative and
  other, including real estate taxes.....      51,547       35,797       89,798       72,061       41,798
Depreciation and amortization............       4,044        3,357        7,654        6,781        2,531
                                           ----------   ----------   ----------   ----------   ----------
                                               74,822       59,159      177,766      118,646       89,606

Interest expense and dividends...........      25,322       20,070       43,363       42,621       35,542
                                           ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  extraordinary item.....................      49,500       39,089      134,403       76,025       54,064
                                           ----------   ----------   ----------   ----------   ----------
Income tax (expense) benefit.............     (19,852)     (15,717)     (52,462)       5,562      (12,881)
Income before extraordinary item.........      29,648       23,372       81,941       81,587       41,183
Extraordinary item(3)....................      (1,958)          --           --       (1,694)          --
                                           ----------   ----------   ----------   ----------   ----------
Net income...............................  $   27,690   $   23,372   $   81,941   $   79,893   $   41,183
                                           ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share:
  Basic:
    Income before extraordinary item.....  $     1.17   $      .92   $     3.23   $     3.21   $     2.36
    Extraordinary item...................  $     (.08)  $       --   $       --   $     (.07)  $       --
    Net income...........................  $     1.09   $      .92   $     3.23   $     3.14   $     2.36
  Diluted:
    Income before extraordinary item.....  $     1.14   $      .92   $     3.23   $     3.21   $     2.36
    Extraordinary item...................  $     (.08)  $       --   $       --   $     (.07)  $       --
    Net income...........................  $     1.06   $      .92   $     3.23   $     3.14   $     2.36
  Weighted average number of shares:
    Basic................................  25,369,376   25,372,127   25,368,129   25,437,601   18,193,946
    Diluted..............................  26,005,056   25,372,127   25,368,129   25,437,601   18,193,946
OPERATING DATA
---------------------------------------------------------------------------------------------------------
Total homebuilding net new contracts.....  $  503,321   $  329,345   $  876,704   $  496,337   $  272,598
Single- and multi-family net new
  contracts..............................         995        1,028        1,754        1,346          533
Mid-rise and high-rise net new
  contracts..............................         185           80          307          308          225
Single- and multi-family home closings...         607          488        1,614        1,332          373
Mid-rise and high-rise closings(4).......         118          164          209          345           53
Total homebuilding backlog at period
  end(5).................................  $  696,629   $  416,949   $  526,083   $  264,044   $  196,544
Average contract selling price:
  Single- and multi-family homes.........  $      325   $      262   $      271   $      211   $      221
  Mid-rise and high-rise units...........  $      975   $      746   $    1,309   $      690   $      688

                                                                UNAUDITED
                                                                  AS OF             AS OF
                     BALANCE SHEET DATA                       JUNE 30, 2001   DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Real estate inventories.....................................   $  788,393        $  649,007
  Total assets..............................................    1,447,094         1,213,096
Debt(6).....................................................      698,465           553,256
Stockholders' equity........................................      344,932           319,222

---------------
(1) Financial data as of and for the year ended December 31, 1998 consist of the accounts of WCI Communities, inclusive of Florida Design Communities, Inc. since December 1, 1998 (the date following its acquisition) and WCI Communities Limited Partnership for the complete year and reflects the reorganization of WCI Communities which occurred on November 30, 1998.

(2) Contribution margin represents our total line of business gross margin less overhead expenses directly related to each line of business. All sales, marketing and indirect corporate overhead expenses are included in the caption "Selling, general, administrative and other, including real estate taxes".

(3) Extraordinary items are the unamortized balance of debt issuance costs associated with the early retirement of a high-rise construction loan in 1999 and the unamortized balance of debt issuance costs associated with the early repayment of debt in conjunction with the $350.0 million offering of our outstanding 10 5/8% senior subordinated notes due 2011 in February and June 2001.

(4) The timing of mid-rise and high-rise closings corresponds with the realization of net cash proceeds due under contracts for these residences. Revenues from these contracts are recognized under the percentage-of-completion method and, as a result, precede the timing of closings.

(5) Homebuilding backlog at period end represents the sum of the value of (a) contracts for the sale of single- and multi-family homes not yet closed and
     (b) contracts for the sale of mid-rise and high-rise tower residences not yet closed less amounts previously recognized as revenue under the percentage-of-completion method of accounting.

(6) Debt excludes accounts payable and accrued expenses, customer deposits and other liabilities (other than land repurchase liabilities), deferred income tax liabilities and community development district obligations.

--------------------------------------------------------------------------------

Risk factors

You should carefully consider each of the risks described below and all of the other information in this prospectus before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

IF WE ARE NOT ABLE TO RAISE SUFFICIENT CAPITAL TO ENHANCE AND MAINTAIN THE OPERATIONS OF OUR PROPERTIES AND TO EXPAND AND DEVELOP OUR REAL ESTATE HOLDINGS, OUR RESULTS OF OPERATIONS AND REVENUES COULD DECLINE.
We operate in a capital intensive industry and require significant capital expenditures to maintain our competitive position. Failure to secure additional financing, if and when needed, may limit our ability to grow our business which could reduce our results of operations and revenues. We expect to make significant capital expenditures in the future to enhance and maintain the operations of our properties and to expand and develop our real estate holdings. In the event that our plans or assumptions change or prove to be inaccurate or if cash flow proves to be insufficient due to unanticipated expenses or otherwise, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. Additional funding, whether obtained through public or private debt or equity financing, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to us, if at all.

IF WE ARE NOT ABLE TO DEVELOP AND MARKET OUR COMMUNITIES SUCCESSFULLY, OUR EARNINGS COULD BE DIMINISHED.
Before a community generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. It generally takes several years for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our ability to service our debt and to meet our working capital requirements.

PROBLEMS IN THE CONSTRUCTION OF OUR COMMUNITIES COULD RESULT IN SUBSTANTIAL INCREASES IN COSTS AND COULD DISRUPT OUR BUSINESS WHICH WOULD REDUCE OUR PROFITABILITY.
We must contend with the risks associated with construction activities, including the inability to obtain insurance or obtaining insurance at significantly increased rates, cost overruns, shortages of lumber or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages and natural disasters, any of which could delay construction and result in a substantial increase in costs which would reduce our profitability. Where we act as the general contractor, we are responsible for the performance of the entire contract, including work assigned to unaffiliated subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and these claims may give rise to liability. Where we hire general contractors, if there are unforeseen events like bankruptcy of, or an uninsured or under-insured loss claimed against our general contractors, we may become responsible for the losses or other obligations of the general contractors, which may materially and adversely affect our results of operations. Should losses in excess of insured limits occur, the losses could adversely affect our results of operations.

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RISK FACTORS
--------------------------------------------------------------------------------

BECAUSE MANY OF OUR CUSTOMERS FINANCE THEIR HOME PURCHASES, INCREASED INTEREST RATES COULD LEAD TO FEWER HOME SALES WHICH WOULD REDUCE OUR REVENUES.
Many purchasers of our homes obtain mortgage loans to finance a substantial portion of the purchase price of their homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our operating results and capital resources may also be negatively affected which may impair our ability to meet our working capital requirements.

BECAUSE OUR BUSINESS DEPENDS ON THE ACQUISITION OF NEW LAND, THE UNAVAILABILITY OF LAND COULD REDUCE OUR REVENUES OR NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.
Our operations and revenues are highly dependent on our ability to expand our portfolio of land parcels. We may compete for available land with entities that possess significantly greater financial, marketing and other resources. Competition generally may reduce the amount of land available as well as increase the bargaining power of property owners seeking to sell. An inability to effectively carry out any of our sales activities and development resulting from the unavailability of land may reduce our revenues or negatively affect our results of operations.

A DETERIORATION OF REGIONAL OR NATIONAL ECONOMIC CONDITIONS COULD REDUCE OUR REAL ESTATE SALES AND REVENUES.
Our real estate sales and revenues could decline due to a deterioration of regional or national economies. Our sales and revenues would be disproportionately affected by worsening economic conditions in the Midwestern and Northeastern United States because we generate a disproportionate amount of our sales from customers in those regions. In addition, a significant percentage of our residential units are second home purchases which are particularly sensitive to the state of the economy.

POOR RELATIONS WITH THE RESIDENTS OF OUR COMMUNITIES COULD NEGATIVELY IMPACT SALES, WHICH COULD CAUSE OUR REVENUES OR RESULTS OF OPERATIONS TO DECLINE.
As a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which could cause our revenues or results of operations to decline. In addition, we could be required to make material expenditures related to the settlement of these issues or disputes or modify our community development plans.

WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO IDENTIFY, COMPLETE OR INTEGRATE ACQUISITIONS WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND PROSPECTS.
A principal component of our strategy is to continue to grow profitably in a controlled manner in both existing and new markets by acquiring and developing land or by acquiring other property developers or homebuilders. However, we may not be successful in implementing our acquisition strategy and growth may not continue at historical levels or at all. The failure to identify, acquire and integrate other businesses or real estate development opportunities effectively could adversely affect our business, assets, financial condition, results of operations and prospects.

--------------------------------------------------------------------------------
 8

RISK FACTORS
--------------------------------------------------------------------------------

WE EXPERIENCE VARIABILITY IN OUR RESULTS OF OPERATIONS IN EACH QUARTER AND ACCORDINGLY, QUARTER-TO-QUARTER COMPARISONS SHOULD NOT BE RELIED UPON AS AN INDICATOR OF OUR FUTURE PERFORMANCE.
We have historically experienced, and in the future expect to continue to experience, variability in our revenue, profit and cash flow. Our historical financial performance is not necessarily a meaningful indicator of future results and we expect financial results to vary from project to project and from quarter to quarter. In particular, our revenue recognition policy for tower residences can cause significant fluctuation in our total revenue from quarter to quarter. We believe that quarter-to-quarter comparisons of our results should not be relied upon as an indicator of future performance. As a result of such fluctuations, our stock price may experience significant volatility. See "Management's discussion and analysis of financial condition and results of operations--Liquidity and Capital Resources" and "--Seasonality".

We commence construction of a portion of our single- and multi-family homes prior to obtaining non-cancellable sales contracts for those residences. As of June 30, 2001, we had 486 unsold homes in inventory, 70 of which had been completed. Seven of the completed homes have been unsold for more than twelve months. Depending on the level of demand for these residences, some or all of these residences may not be sold at the prices or in the quantities originally expected. As a result, our operating income could be adversely affected.

IF WE DO NOT RECEIVE CASH CORRESPONDING TO PREVIOUSLY RECOGNIZED REVENUES, OUR FUTURE CASH FLOWS COULD BE LOWER THAN EXPECTED.
In accordance with generally accepted accounting principles, we recognize revenues and profits from sales of tower residences during the course of construction. Revenue is recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a refund of a significant deposit except for nondelivery of the residence, a majority of residences are under firm contract and costs can be reasonably estimated. Due to various contingencies, like delayed construction and buyer defaults or cost overruns, we may receive less cash than the amount of revenue already recognized or the cash may be received at a later date than we expected which could affect our profitability and ability to pay our debts. As of June 30, 2001, we had 507 tower residences under construction, of which 426 tower residences met the criteria for partial revenue recognition.

BECAUSE OF OUR GEOGRAPHIC CONCENTRATION IN FLORIDA, AN ECONOMIC DOWNTURN IN FLORIDA COULD REDUCE OUR REVENUES OR OUR ABILITY TO GROW OUR BUSINESS.
We currently develop and sell our properties only in Florida. Consequently, any economic downturn in Florida could reduce our revenues or our ability to grow our business. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive second home or retirement destinations.

EXPANSION INTO NEW GEOGRAPHIC AREAS POSES RISKS.
We plan to expand our business to new geographic areas outside of Florida. We will incur additional risks to the extent we develop communities in climates or geographic areas in which we do not have experience or develop a different size or style of community, including:

+ acquiring the necessary construction materials and labor in sufficient amounts and on acceptable terms;

+  adapting our construction methods to different geographies and climates; and

+  reaching acceptable sales levels at such communities.

In addition, we may have difficulty attracting potential customers from areas and to a market in which we have not had significant experience.

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RISK FACTORS
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OUR REVENUES AND PROFITABILITY MAY BE ADVERSELY AFFECTED BY NATURAL DISASTERS. The Florida climate presents risks of natural disasters. To the extent that hurricanes, severe storms, floods or other natural disasters or similar events occur, our business may be adversely affected. To the extent our insurance is not adequate to cover business interruption or losses resulting from natural disasters, our revenues and profitability may be adversely affected.

LAWS AND REGULATIONS RELATED TO PROPERTY DEVELOPMENT MAY SUBJECT US TO ADDITIONAL COSTS AND DELAYS WHICH COULD REDUCE OUR REVENUES, PROFITS OR PROSPECTS.
We are subject to a variety of statutes, ordinances, rules and regulations governing certain developmental matters, and building and site design which may impose additional costs and delays on us which could reduce our revenues, profits or prospects. In particular, we may be required to obtain the approval of numerous governmental authorities regulating matters like permitted land uses, levels of density and the installation of utility services like gas, electric, water and waste disposal. In addition, fees, some of which may be substantial, may be imposed on us to defray the cost of providing certain governmental services and improvements. We also may be subject to additional costs or delays or may be precluded from building a project entirely because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums, restrictions on the availability of utility services or similar governmental regulations that could be imposed in the future. These ordinances, moratoriums and restrictions, if imposed, could cause our costs to increase and delay our planned or existing projects, which would in turn reduce our revenues, profits or ability to grow our business.

In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlement of this land on a timely basis may adversely affect our future results and prospects. This land may not become entitled on a timely basis.

COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS MAY SUBSTANTIALLY INCREASE OUR COSTS OF DOING BUSINESS WHICH COULD REDUCE OUR PROFITS.
We are subject to various laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. See "Business -- Regulatory and Environmental Matters." Our growth and development opportunities in Florida may be limited and more costly as a result of legislative, regulatory or municipal requirements. The inability to grow our business or pay these costs could reduce our profits. In addition, our operating costs may also be affected by our compliance with, or our being subject to, environmental laws, ordinances and regulations relating to hazardous or toxic substances of, under, or in such property. These costs could be significant and could result in decreased profits or the inability to develop our land as originally intended. See "Business -- Regulatory and Environmental Matters."

OUR SUBSTANTIAL INDEBTEDNESS AND HIGH LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.
We are, and may continue to be, significantly leveraged. As of June 30, 2001, our total debt was $698.5 million. In addition, in connection with the development of certain of our communities we pay a portion of the revenues, fees, and assessments levied by community development or improvement districts on the property benefited by the improvements within our communities. In addition, we guarantee district shortfalls under some of our bond debt service agreements when the revenues, fees, and assessments which are designed to cover principal and interest and other operating costs of the bonds are not paid. See "Business -- Community Development Districts."

Our high degree of leverage could have important consequences to you, including the following:

+ our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes may be impaired in the future;

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 10

RISK FACTORS
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+ a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

+ certain of our borrowings are and will continue to be at variable rates of interest (including borrowings under our senior secured credit facility and project loans), which will expose us to the risk of increased interest rates;

+ we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

+ our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

In addition, our various debt instruments contain financial and other restrictive covenants that will limit our ability to, among other things, borrow additional funds.

RISKS THAT RELATE TO YOUR OWNERSHIP OF OUR COMMON STOCK

FIVE STOCKHOLDERS AND THEIR AFFILIATES WILL CONTROL     % OF OUR COMMON STOCK
AFTER THIS OFFERING AND, AS A RESULT, WILL BE ABLE TO EXERCISE CONTROL OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.
On completion of this offering, five stockholders and their affiliates will
beneficially own, in the aggregate, approximately      % of our outstanding
common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. These transactions may include those that other stockholders deem to be in their best interests and in which those other stockholders might otherwise receive a premium for their shares over their current prices. For additional information regarding our stock ownership see "Principal stockholders."

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY WE ARE IN. The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of home building companies have been volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our common stock.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.
Upon the closing of the offering, Delaware corporate law and our restated certificate of incorporation and bylaws will contain provisions that could delay, defer or prevent a change in control of WCI or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions include:

+ creating a classified board of directors;

+ authorizing the board of directors to issue additional preferred stock;

+ prohibiting cumulative voting in the election of directors;

+ limiting the persons who may call special meetings of stockholders;

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RISK FACTORS
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+ prohibiting stockholder action by written consent; and

+ establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. See "Description of capital stock -- Preferred Stock and Series Common Stock" and "-- Anti-Takeover Measures."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION BY INVESTING IN OUR COMMON STOCK.
The initial public offering price will be substantially higher than the net tangible book value of each outstanding share of common stock immediately after the offering. Purchasers of common stock in this offering will suffer immediate and substantial dilution. Any common stock you purchase in this offering will
have a post-offering net tangible book value per share of $     less than the
initial public offering price, assuming an initial public offering price of
$     per share, which is the mid-point of the range shown on the cover page of this prospectus. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options to purchase shares of common stock are exercised, you will incur further dilution.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.
Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that these sales could occur, could cause our stock price to decline. After this offering, we will have
shares of authorized common stock, and        shares of common stock
outstanding, or        shares outstanding if the underwriters fully exercise
their over-allotment option. In addition, as of June 30, 2001, 1,740,232 shares of our common stock are issuable upon the exercise of outstanding stock options. As of June 30, 2001, this number includes options to purchase 584,224 shares that were currently exerciseable under our stock option plans.

Our officers, directors, stockholders and option holders have agreed that, subject to limited exceptions, they will not sell their shares for a period of 180 days. Thus, upon the expiration of the 180 day lock-up period, 25,369,376 shares of our common stock held by those stockholders will be available for immediate resale, subject to the restrictions imposed by the securities laws.

We have entered into a registration rights agreement with some of our stockholders. Under circumstances described in that agreement, these stockholders can demand that we register their shares for sale to the public market. In addition, we may be required to include a portion of their shares if we register additional shares for sale to the public market.

THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK SO THE SHARE PRICE FOR OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.
Prior to the offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop upon completion of the offering or, if it does develop, that it will be sustained. The initial public offering price of our common stock was determined by negotiation among us and the representatives of the underwriters and may not be representative of the price that will prevail in the open market after the offering. See "Underwriting" for a discussion of the factors that were considered in determining the initial public offering price.

The market price of our common stock after this offering may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, the announcement of new contracts by us or our competitors, general market conditions specific to the

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RISK FACTORS
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homebuilding industry, changes in general economic conditions, volatility in the financial markets, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections. These fluctuations may adversely affect the market price of our common stock.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND OUR INVESTMENT OF THOSE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.
Most of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the price of our common stock to decline.

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Special note regarding forward-looking statements

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "hope" and similar expressions in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our current expectations and beliefs concerning future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that could cause our actual results to differ materially from the forward-looking statements:

+  our ability to raise capital and grow our operations on a profitable basis;

+  our ability to compete in the Florida real estate market;

+ our ability to obtain necessary permits and approvals for the development of our land;

+  our ability to pay principal and interest on our substantial debt;

+  our ability to borrow in the future;

+  adverse legislation or regulation;

+  availability of labor or materials or significant increases in their costs;

+  increases in interest rates;

+  the level of consumer confidence;

+ the availability and cost of land in desirable areas and the ability to expand successfully into those areas;

+  natural disasters;

+  unanticipated litigation or legal proceedings;

+  conditions in the capital, credit and homebuilding markets;

+  our ability to sustain or increase historical revenues and profit margins;
   and

+  continuation of current trends and general economic conditions.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

Our risks are more specifically described in "Risk factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

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 14

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Use of proceeds

We expect to receive net proceeds of approximately $          million from the
sale of the     shares of common stock, or approximately $          million if
the underwriters exercise their over-allotment option in full, based upon the
initial public offering price of $     per share and after deducting the
estimated underwriting discounts and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering to repay the expected outstanding balance of the revolving portion of our senior secured credit facility and for general corporate purposes, including land acquisitions.

Dividend policy

We have never paid dividends on our common stock and we do not currently anticipate paying dividends on our common stock.

The terms of our indebtedness impose limitations on our ability to pay dividends or make other distributions on our capital stock. We may enter into additional agreements related to our indebtedness from time to time which may contain similar limitations.

Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

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Capitalization

The following table sets forth our capitalization as of June 30, 2001:

+  on an actual basis, and

+  on an adjusted basis, giving effect to our sale of the common stock in this
   offering at an assumed public offering price of $     per share, the
   mid-point of the range presented on the cover page of this prospectus, and the application of the net proceeds as described under "Use of proceeds."

This information should be read together with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

(IN THOUSANDS)                                                  ACTUAL      AS ADJUSTED
---------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $   33,844     $
                                                              ==========     ========
Debt obligations (including current portion):
  Revolving credit facility.................................  $       --     $     --
  Term loan facility........................................     250,000      250,000
  Project debt..............................................      93,260       93,260
  Senior subordinated notes due 2011........................     355,205      355,205
                                                              ----------     --------
          Total debt obligations............................     698,465      698,465
                                                              ----------     --------
Stockholders' equity:
  Common stock, $.01 par value, 50,000,000 shares authorized
     and 25,461,549 shares issued...........................         254
  Additional paid-in capital................................     139,396
  Retained earnings.........................................     208,194      208,194
  Treasury stock, at cost, 92,173 shares....................        (795)        (795)
  Accumulated other comprehensive loss......................      (2,117)      (2,117)
                                                              ----------     --------
          Total stockholders' equity........................     344,932
                                                              ----------     --------
Total capitalization........................................  $1,043,397     $
                                                              ==========     ========

The table above does not include:

+ 1,740,232 shares subject to options outstanding as of June 30, 2001 at a weighted average exercise price of $9.80 per share, and

+            shares, if any, to be issued in connection with the underwriters'
   exercise of the over-allotment option.

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 16

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Dilution

Dilution is the amount by which the offering price paid by the purchasers of the common stock offered hereby will exceed the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value as of June 30, 2001 was $306.0 million or $12.06 per
share. After giving effect to the receipt of approximately $     million of
estimated net proceeds from the sale of        shares of common stock in the
offering, our pro forma net tangible book value at June 30, 2001 would have been
approximately $     million or $     per share. Pro forma net tangible book
value represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at June 30, 2001. This represents an immediate increase in pro forma net tangible book
value of $     per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares of common stock in the offering. The following table illustrates the substantial and immediate per share dilution to new investors (assuming an offering price at the mid-point of the proposed range):

Initial public offering price per share.....................            $
  Pro forma net tangible book value before the offering.....  $12.06
  Increase per share attributable to new investors..........  $
                                                              ------
Pro forma net tangible book value after the offering........            $
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

The following table summarizes, on a pro forma basis as of June 30, 2001, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering, after adjustment for our
sale of           shares of common stock at the initial public offering price of
$     per share, the mid-point of the anticipated range, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                         TOTAL SHARES         TOTAL CONSIDERATION
                                         ------------         -------------------     AVERAGE PRICE
                                         NUMBER       %        AMOUNT          %        PER SHARE
---------------------------------------------------------------------------------------------------
Existing stockholders................   25,369,376      %   $139,650,000         %        $5.50
New investors........................                   %                        %        $
                                       -----------   ---    ------------      ---
          Total......................                100%                     100%
                                       -----------   ---    ------------      ---

The above tables assume no exercise of options outstanding as of June 30, 2001. As of June 30, 2001 there were 2,686,937 shares of common stock reserved for issuance pursuant to outstanding stock options and 1,740,232 shares of common stock issuable upon the exercise of the outstanding options with a weighted average exercise price of $9.80 per share. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Description of capital stock."

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The Company

The original predecessor to WCI Communities was established in 1946 as Coral Ridge Properties, Inc., which undertook as its first project the development of the Galt Ocean Mile, a 2,500-acre oceanfront community located in Fort Lauderdale. Today, the area is comprised of approximately 8,000 homes and approximately 7,000 apartments and condominiums. In the early 1960s, Coral Ridge began acquiring large sections of land in rural Broward County, which by 1963 had become the city of Coral Springs, now Florida's eleventh largest city with a population of approximately 116,000. In 1966, Coral Ridge was sold to the Westinghouse Electric Corporation. Under Westinghouse Electric's ownership, our predecessor began its west coast Florida operations in the early 1970s with the purchase of approximately 2,500 acres in North Naples, known today as the community of Pelican Bay. Westinghouse continued its west coast expansion by acquiring additional large tracts of land for the development of its Gateway, Pelican Landing and Pelican Marsh communities. In 1989, marking its entry into homebuilding, our predecessor began building the first of its highly-amenitized luxury high-rise residences. In 1995, we began building homes in some of our communities.

In 1985, members of our senior management, Messrs. Hoffman and Ackerman, began building a real estate business which, in 1994, began operating as Florida Design Communities. Florida Design Communities was a fully integrated developer of leisure-oriented master-planned communities that built most of the homes in its communities. During its history, Florida Design Communities' growth was characterized by the acquisition of underperforming assets which it developed into a number of successful master-planned communities. From 1987 to November 1998, Florida Design Communities constructed approximately 4,500 homes and, from 1985 to November 1998, developed five communities located throughout central and southern Florida. Florida Design Communities offered single- and multi-family homes marketed primarily to retirement and second home buyers. Florida Design Communities owned and operated several of the amenities at its communities and operated other companies that supported its core business, including residential brokerage entities, a mortgage company, a title insurance agency and a property management company.

In July 1995, certain stockholders of Florida Design Communities led a group of equity investors in acquiring Westinghouse Electric's real estate business unit in a transaction valued at approximately $600.0 million. This business unit was merged with and into WCI Communities Limited Partnership and was restructured as a limited partnership. From July 1995 until the November 1998 merger of WCI Communities Limited Partnership and Florida Design Communities, Mr. Hoffman served as Chief Executive Officer of WCI Communities Limited Partnership and Mr. Ackerman served as Chairman of the board of directors and Executive Vice President of WCI Communities Limited Partnership, and both have continued to serve in such capacities for WCI Communities since the merger and reorganization. In April 1998, we purchased from CBS Corporation (the successor to Westinghouse Electric Corporation) its remaining investment in WCI Communities Limited Partnership.

In November 1998, Watermark Communities completed a reorganization of WCI Communities Limited Partnership pursuant to which each of WCI Communities Limited Partnership and Florida Design Communities became wholly-owned subsidiaries of Watermark Communities, a new holding company, and each of the limited partners of WCI Communities Limited Partnership and stockholders of Florida Design Communities became stockholders in Watermark Communities. In June 1999, WCI Communities Limited Partnership merged with and into Florida Design Communities, and simultaneously with the merger, Florida Design Communities, the surviving corporation in the merger, changed its name to WCI Communities, Inc. As a result of the merger, WCI Communities became the sole wholly-owned subsidiary of Watermark Communities.

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THE COMPANY
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On August 31, 2001, Watermark was merged into WCI, with WCI as the surviving corporation. The directors and officers of WCI, which were identical to the directors and officers of Watermark, remained the same following the merger.

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Selected historical consolidated financial data

The following table sets forth our selected historical consolidated financial data for each of the five years in the period ended December 31, 2000. Balance sheet data as of December 31, 2000 and 1999 and statements of operations data for the years ended December 31, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The selected consolidated financial data as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 are derived from our unaudited consolidated financial statements which appear elsewhere in this prospectus and, in our management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The following information should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our audited historical Consolidated Financial Statements, including the introductory paragraphs and related notes thereto, appearing elsewhere in this prospectus.

                                       UNAUDITED
                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,                                                  YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS         -----------------------   --------------------------------------------------------------
DATA                               2001         2000            2000         1999      1998(1)         1997         1996
------------------------------------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Revenues:
  Homebuilding................  $  332,775   $  176,440   $  614,665   $  428,837   $  251,564   $  123,345   $  101,898
  Parcel and lot..............      28,505       56,858      130,918      131,673      140,007      123,470      123,101
  Amenity membership and
    operations................      31,818       38,456       70,974       76,307       33,124       31,864       20,230
  Real estate services and
    other.....................      38,681       30,751       65,595       44,599       23,668       24,993       30,140
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues........     431,779      302,505      882,152      681,416      448,363      303,672      275,369
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total cost of sales...........     301,366      204,192      606,934      483,928      314,428      212,346      210,122
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Contribution margin(2)........     130,413       98,313      275,218      197,488      133,935       91,326       65,247
Selling, general
  administrative and other,
  including real estate
  taxes.......................      51,547       35,797       89,798       72,061       41,798       31,773       34,473
Depreciation and
  amortization................       4,044        3,357        7,654        6,781        2,531        1,571        2,775
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                    74,822       59,159      177,766      118,646       89,606       57,982       27,999

Interest expense and
  dividends...................      25,322       20,070       43,363       42,621       35,542       36,059       47,300
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income
  taxes and extraordinary
  items.......................      49,500       39,089      134,403       76,025       54,064       21,923      (19,301)
Income tax (expense)
  benefit.....................     (19,852)     (15,717)     (52,462)       5,562      (12,881)          --           --
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before
  extraordinary items.........      29,648       23,372       81,941       81,587       41,183       21,923      (19,301)
Extraordinary items(3)........      (1,958)          --           --       (1,694)          --       (7,537)          --
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss).............  $   27,690   $   23,372   $   81,941   $   79,893   $   41,183   $   14,386   $  (19,301)
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income (loss) pro forma
  for C corporation
  status(4)...................  $       --   $       --   $       --   $       --   $   36,125   $    8,836   $  (11,855)
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========

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 20

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                       UNAUDITED
                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,                                                  YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS         -----------------------   --------------------------------------------------------------
DATA                               2001         2000            2000         1999      1998(1)         1997         1996
------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
Basic:
  Income (loss) before
    extraordinary item........  $     1.17   $      .92   $     3.23   $     3.21   $     2.36   $     1.25   $    (1.10)
  Extraordinary item..........  $     (.08)  $       --   $       --   $     (.07)  $       --   $     (.43)  $       --
  Net income (loss)...........  $     1.09   $      .92   $     3.23   $     3.14   $     2.36   $      .82   $    (1.10)
Diluted:
  Income (loss) before
    extraordinary item........  $     1.14   $      .92   $     3.23   $     3.21   $     2.36   $     1.25   $    (1.10)
  Extraordinary item..........  $     (.08)  $       --   $       --   $     (.07)  $       --   $     (.43)  $       --
  Net income (loss)...........  $     1.06   $      .92   $     3.23   $     3.14   $     2.36   $      .82   $    (1.10)
Weighted average number of
  shares:
  Basic.......................  25,369,376   25,372,127   25,368,129   25,437,601   18,193,946   17,500,000   17,500,000
  Diluted.....................  26,005,056   25,372,127   25,368,129   25,437,601   18,193,946   17,500,000   17,500,000
Net income (loss) pro forma
  for C corporation status(4):
  Basic.......................  $       --   $       --   $       --   $       --   $     1.99   $      .50   $     (.68)
  Diluted.....................  $       --   $       --   $       --   $       --   $     1.99   $      .50   $     (.68)
Weighted average number of
  shares:
  Basic.......................          --           --           --           --   18,193,946   17,500,000   17,500,000
  Diluted.....................          --           --           --           --   18,193,946   17,500,000   17,500,000

                                                  UNAUDITED
                                                    AS OF
                                                   JUNE 30,                                     YEAR ENDED DECEMBER 31,
                                                  ----------   --------------------------------------------------------
BALANCE SHEET DATA                                   2001            2000         1999    1998(1)       1997       1996
-----------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
(END OF PERIOD)
Real estate inventories.........................  $  788,393   $  649,007   $  594,459   $445,065   $338,821   $314,449
        Total assets............................   1,447,094    1,213,096    1,004,099    923,517    593,820    550,473
Debt(5).........................................     698,465      553,256      545,416    506,128    375,335    375,687
Stockholders' equity/Partners' capital..........     344,932      319,222      237,500    157,956     85,109     71,140

------------
(1) Financial data as of and for the year ended December 31, 1998 consist of the accounts of WCI Communities, inclusive of Florida Design Communities, Inc. since December 1, 1998 (the date following the acquisition) and WCI Communities Limited Partnership for the complete year and reflects the reorganization of WCI Communities which occurred on November 30, 1998.

(2) Contribution margin represents our total line of business gross margin less overhead expenses directly related to each line of business. All sales, marketing and indirect corporate overhead expenses are included in the caption "Selling, general, administrative and other, including real estate taxes."

(3) Extraordinary items are (a) the unamortized balance of debt issuance costs associated with the acquisition of WCI Communities Limited Partnership in July 1995 that was written off in 1997 when this debt was refinanced, (b) the unamortized balance of debt issuance cost associated with the early repayment of a high-rise construction loan in 1999 and (c) the unamortized balance of debt issuance costs associated with the early repayment of debt in conjunction with the $350.0 million offering of our outstanding 10 5/8% senior subordinated notes due 2011 in February and June 2001.

(4) Prior to November 30, 1998, WCI Communities Limited Partnership reported its taxable income to its partners. As a result, prior to November 30, except for earnings recorded by Bay Colony-Gateway, a C corporation, WCI Communities Limited Partnership's consolidated taxable earnings were taxed directly to WCI Communities Limited Partnership's then-existing partners. Net income (loss) pro forma for C corporation status assumes that WCI Communities filed a consolidated return as a C corporation and was taxed as a C corporation at the statutory tax rates that would have applied for all periods.

(5) Debt excludes accounts payable and accrued expenses, customer deposits and other liabilities (other than land repurchase liabilities), deferred income tax liabilities and community development district obligations.

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Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our audited historical financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. Results of operations sets forth separate management's discussions and analyses for WCI and its predecessors. Liquidity and capital resources sets forth a management discussion and analysis for WCI only.

OVERVIEW

We are engaged in the development of master-planned communities, the construction and sale of residences, lots and parcels, and the construction, operation and sale of amenities and real estate services. Our business operations include: homebuilding (single- and multi-family homes as well as luxury tower residences), amenities operations (the operation of golf, marina and resort amenity services and the sale of equity and non-equity memberships), real estate services (real estate brokerage, title insurance, mortgage banking, property management and other development services) and parcel and lot sales.

Until 1989, we focused on developing master-planned communities from large tracts of land. This developed land was sold to third party developers who marketed residential products to homebuyers. We entered the homebuilding business in 1989 and began selling and building our first luxury, high-rise residences. We further diversified our business operations by entering into the single- and multi-family homebuilding business. We now sell selected parcels to third party developers primarily for commercial development, rental apartments and retail and other uses which do not directly compete with our existing homebuilding products.

In November 1998, we enhanced our homebuilding operations by acquiring Florida Design Communities, a fully integrated developer of master-planned communities that had been building most of the homes in its communities since 1987. The 1998 results discussed below include eleven months of operations ending November 30, 1998 for WCI Communities Limited Partnership and the month of December for the combined WCI Communities, Inc., which includes Florida Design Communities and WCI Communities Limited Partnership. Florida Design Communities typically had its highest sales level during the month of December so results should not be viewed as indicative of an average year of operations.

SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

We recognize revenues for single- and multi-family homebuilding and land sales at the time of closing under the completed contract method. We recognize the related profit in full when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. The earnings process is normally considered complete when title has passed to the buyer, we are not obligated to perform significant additional activities after sale and delivery and there are no contingencies allowing the customer to require a refund. When a sale does not meet the requirements for income recognition, profit is deferred until the requirements are met and the related sold inventory is classified as completed inventory.

Revenue for tower residences under construction is recognized on the percentage-of-completion method. Revenue recognized is calculated based upon the percentage of total costs incurred in relation to total estimated costs. Revenue is recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a refund except for non-delivery of the

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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residence, the majority of residences are under firm contracts, collection of the sales price is assured and costs can be reasonably estimated. Any sales made after the building is finished are accounted for using the completed contract method described above.

Revenues from amenity operations include the sale of memberships, billed dues relating to memberships and fees for services provided. Dues are billed on an annual basis in advance and are recorded as deferred revenue and then recognized as revenue over the term of the membership year. Revenues for services are recorded when the service is provided. Revenues from sales of equity memberships are recorded when the collectibility of the sales price is reasonably certain, costs can be reasonably estimated and the earnings process is complete. Costs for amenities are recorded as incurred. A loss, if any, from the sale of equity club memberships would be reallocated to the benefited real estate inventory.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (FASB 133), "Accounting for Derivative Instruments and Hedging Activities," as amended by FASB 137, which becomes effective, and is required to be adopted in years beginning after, June 15, 2000. FASB 133 requires all derivatives to be recorded on the balance sheet at fair value. It establishes the accounting procedures for hedges that will affect the timing of recognition and the manner in which hedging gains and losses are recognized in our financial statements. Derivatives that are not hedges must be adjusted to fair value through income. If derivatives are hedges, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recognized in other comprehensive income until the hedged item is recognized in earnings. The adoption of FASB 133 on January 1, 2001 did not have a material impact on our earnings, cash flows or financial position.

In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. WCI completed its review and believes its current revenue recognition policies are, in all material respects, in compliance with SAB 101.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44), which is effective July 1, 2000, and contains rules designed to clarify the application of APB 25, "Accounting for Stock Issued to Employees." The implementation of FIN 44 did not have a material impact on our results of operations or financial position.

In June 2001, the Financial Accounting Standards Board approved Statement of Financial Accounting Standards 141 (FASB 141), Business Combinations, and Statement of Financial Accounting Standards 142 (FASB 142), Goodwill and Other Intangible Assets. FASB 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FASB 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. FASB 142 will be effective for our fiscal year 2002 and is immediately effective for goodwill and intangible assets acquired after June 30, 2001. We are in the process of evaluating the effect FASB 142 will have on our financial statements.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

OVERVIEW

Total revenues for the six months ended June 30, 2001, increased 42.7% to $431.8 million, from $302.5 million for the comparable period in 2000, primarily due to an increase in homebuilding revenues. Total contribution margin for the six months ended June 30, 2001, increased 32.7% to $130.4 million, from $98.3 million for the comparable period in 2000, primarily due to an increase in homebuilding contribution margin. Income before income taxes and extraordinary item for the six months ended June 30, 2001, increased 26.6% to $49.5 million, from $39.1 million for the comparable period in 2000. Income tax expense increased 26.8% to $19.9 million, from $15.7 million for the comparable period in 2000. The effective income tax rate was 40.1% and 40.2% for the six months ended June 30, 2001 and 2000, respectively. Net income for the six months ended June 30, 2001 increased 18.4% to $27.7 million, from $23.4 million for the comparable period in 2000. For the six months ended June 30, 2001, we recognized a $2.0 million (net of tax) extraordinary item related to the write-off of unamortized debt issue costs associated with the early repayment of debt in conjunction with the offering of $250 million and $100 million in senior subordinated notes. The increase in net income was primarily the result of increased homebuilding sales and related contribution margin.

REVENUES AND SALES
Homebuilding. Total homebuilding revenues increased 88.7% to $332.8 million for the six months ended June 30, 2001 compared to $176.4 million for the same period in 2000. Single- and multi-family homebuilding revenues increased 56.8% to $164.8 million for the six months ended June 30, 2001 compared with $105.1 million for the same period in 2000. The increase in single- and multi-family homebuilding revenues was primarily attributable to a 119 unit or 24.4% increase in the number of homes closed and a 26.0% increase in the average selling price of homes closed to $271,000 in 2001 from $215,000 in 2000.

                                       SIX MONTHS ENDED JUNE 30, 2001     SIX MONTHS ENDED JUNE 30, 2000
                                                              AVERAGE                            AVERAGE
SINGLE- AND MULTI-FAMILY HOMEBUILDING  NUMBER     VALUE*      PRICE*      NUMBER     VALUE*      PRICE*
---------------------------------------------------------------------------------------------------------
Number of communities with active
  homebuilding at period end.......        17          --        --           16          --        --
Net new contracts..................       995    $323,003      $325        1,028    $269,641      $262
Closed sales.......................       607     164,782       271          488     105,122       215
Ending backlog.....................     1,141     393,586       345        1,153     306,379       266

------------
*  Dollar amounts in thousands.

The increase in closings was a direct result of the larger backlog at the beginning of the period as compared to the beginning of the same period in 2000 and increased home sales in newly introduced subdivisions in the Harbour Isles, Pelican Sound and Waterlefe communities. The increase in the average selling price was primarily attributable to increasing prices in some of our existing communities that were possible due to strong market demand and an increase in the number of higher-priced units sold.

The value of net new contracts for single- and multi-family homebuilding increased 19.8% to $323.0 million for the six months ended June 30, 2001 compared to $269.6 million for the same period in 2000. The increase in the value of net new contracts was primarily the result of an increase in the average price of homes contracted to $325,000 from $262,000. The increase in the average price was the result of both price increases and sales mix factors such as location, size and product demand.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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Mid-rise and high-rise homebuilding revenues increased 135.6% to $168.0 million in the six months ended June 30, 2001 compared to $71.3 million for the same period in 2000.

                                               FOR THE SIX MONTHS       FOR THE SIX MONTHS
                                                      ENDED                    ENDED
                                                  JUNE 30, 2001            JUNE 30, 2000
MID-RISE AND HIGH-RISE HOMEBUILDING            NUMBER      VALUE*       NUMBER      VALUE*
-------------------------------------------------------------------------------------------
Number of towers under construction..........     7             --         4             --
Net new contracts............................   185       $180,318        80       $ 59,704
Reported revenues............................    --        167,993        --         71,318
Ending backlog...............................    --        303,043        --        110,570

------------
* Dollar amounts in thousands.

The increase in mid-rise and high-rise homebuilding revenues was attributable primarily to an increase in the number of tower residences that qualified for recognition of revenue and an increase in the value of sold units in those towers. We delivered tower units or met the requirements for percentage-of-completion revenue recognition in eleven towers for the six months ended June 30, 2001 compared to nine towers in the same period in 2000.

The value of net new contracts for mid-rise and high-rise homebuilding increased 202.0% to $180.3 million for the six months ended June 30, 2001, compared to $59.7 million for the same period in 2000. The increase in net new contracts was primarily the result of an increase in the number of tower units that converted from reservation to contract during the period and the increase in the average price of tower units under construction. Four towers converted from reservation to contract in the six months ended June 30, 2001 compared to one in the same period in 2000. Backlog at June 30, 2001 was $303.0 million or 174.0% higher than the $110.6 million at June 30, 2000. The increase in backlog was due primarily to the 118.9% increase in the average price of tower units under contract from $594,000 in 2000 to $1.3 million in 2001.

Parcel and lot. Total parcel and lot revenues decreased 49.9% to $28.5 million for the six months ended June 30, 2001 compared to $56.9 million for the same period in 2000. Sales of lots decreased 50.2% to $10.1 million for the six months ended June 30, 2001 compared to $20.3 million for the same period in 2000. The decrease was primarily due to the sell-out of lots in our subdivisions located in Bay Colony, Pelican Landing and Heron Bay communities and final phase sell-out in the Harbour Isles community. Sales of residential parcels decreased 73.8% to $2.7 million for the six months ended June 30, 2001 compared to $10.3 million for the same period in 2000 and sales of commercial parcels decreased 40.1% to $15.7 million compared to $26.2 million for the same period in 2000. Sales of residential parcels continued to decrease due to management's decision to hold most developed and undeveloped land inventory for homebuilding purposes and the sell-out of the few residential parcels that were not designated for homebuilding, while commercial parcel sales decreased as a result of fewer available parcels for sale.

Amenity membership and operations. Total amenity membership and operating revenues decreased 17.4% to $31.8 million for the six months ended June 30, 2001 compared to $38.5 million for the same period in 2000. Equity membership revenues decreased 39.3% to $8.2 million for the six months ended June 30, 2001 compared to $13.5 million for the same period in 2000, while membership dues and amenity services revenue decreased 5.6% to $23.6 million for the six months ended June 30, 2001 compared to $25.0 million for the same period in 2000. The decrease in equity membership revenues was primarily the result of the final sell-out of Bay Colony Golf Club memberships and price increases in certain equity club membership programs in 2001. The price increases were introduced due to the high demand. The decrease in operating revenues was attributable primarily to the turnover of Bay

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Colony Golf Club to its members at the beginning of 2001 and the sale of the Burnt Store marina and restaurant operations in December 2000.

Real estate services and other. Real estate services and other revenues increased 25.6% to $38.7 million for the six months ended June 30, 2001 compared to $30.8 million for the same period in 2000. The increase in revenues was primarily attributable to a $10.0 million increase in real estate brokerage revenues that was generated by the increased volume of transactions closed by the real estate brokerage operation. The increase in real estate brokerage revenues was primarily the result of establishing four new Prudential Florida WCI Realty offices during the period subsequent to June 30, 2000.

COSTS, EXPENSE AND CONTRIBUTION MARGIN
Homebuilding. Homebuilding cost of sales increased 70.6% to $229.3 million for the six months ended June 30, 2001 compared to $134.4 million for the same period in 2000. Cost of sales as a percentage of revenue was 68.9% for the six months ended June 30, 2001 compared to 76.1% for the same period in 2000. The decrease in cost of sales percentage was primarily due to the increase in the average sales price of single- and multi-family homes and tower residence units and to our ongoing efforts to reduce construction and land development costs and improve operating efficiencies.

Overall, homebuilding contribution margin as a percentage of revenue increased to 31.1% for the six months ended June 30, 2001 compared to 23.9% for the same period in 2000. Contribution margin percentage from single- and multi-family homebuilding increased to 18.2% in 2001 from 13.5% in 2000 due to a higher average sales price and reduced costs of construction and land development as a percentage of related revenue. Contribution margin percentage from mid-rise and high-rise homebuilding increased to 43.7% compared to 39.1% for the same period in 2000 reflecting the greater proportion of higher margin, ultra-luxury towers under construction.

Parcel and lot. The cost of parcel and lot sales increased to 61.1% of related revenue for the six months ended June 30, 2001 compared to 35.5% for the same period in 2000. Total costs of sales decreased to $17.4 million for the six months ended June 30, 2001 compared to $20.2 million for the same period in 2000 due to a decrease in total revenue for the six months ended June 30, 2001. The increase in cost of sales percentage and the associated decrease in contribution margin percentage were due primarily to the change in mix of parcel sales.

Amenity membership and operations. The amenity cost of sales decreased to $24.7 million for the six months ended June 30, 2001 compared to $29.3 million for the same period in 2000 due primarily to the turnover of Bay Colony Golf Club to its members in January 2001 and the sale of the Burnt Store marina and restaurant operations in December 2000. The associated contribution margin decreased to 22.3% for the six months ended June 30, 2001 compared to 23.8% for the same period in 2000, primarily due to a decrease in membership sales.

Real estate services and other. The real estate services and other costs increased 46.6% to $29.9 million for the six months ended June 30, 2001 compared to $20.4 million for the same period in 2000 due to the costs associated with the increased volume of real estate brokerage transactions. Cost as a percentage of related revenues increased to 77.2% in 2001 compared to 66.2% in 2000 due primarily to the 53.5% increase in cost of brokerage services.

Selling, general and administrative expenses, including real estate taxes, as a percentage of revenues were 11.9% for the six months ended June 30, 2001 compared to 11.8% for the same period in 2000. The increase to $51.5 million for 2001 compared to $35.8 million for 2000 was primarily due to increased wages, benefits costs and administrative expenses associated with the increase in personnel to support our growth and increased sales and marketing expenditures related to newly introduced communities, subdivisions and towers under development.

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Interest expense, net of capitalization, increased 25.9% to $25.3 million for the six months ended June 30, 2001 compared to $20.1 million for the same period in 2000. Interest incurred increased $640,000 or 2.1% over the same period due to an increase in average debt outstanding offset by a decrease in the effective borrowing rate. As a percentage of total revenue, interest incurred declined to 7.1% for 2001 compared to 10.0% of total revenue for 2000. Amortization of previously capitalized interest increased by $4.3 million to 2.0% of total revenue for 2001 compared to 1.4% of total revenue for 2000 due to the change in the mix of real estate sold between the two periods. Interest capitalized decreased 4.8% to $16.0 million for 2001 compared to $16.8 million in 2000 due to a change in the mix of properties undergoing active development.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

REVENUES AND SALES
Homebuilding. Total homebuilding revenues increased 43.4% to $614.7 million for 2000 compared with $428.8 million for 1999. Single- and multi-family homebuilding revenues increased 41.3% to $381.2 million in 2000 compared with $269.7 million for 1999. The increase in single- and multi-family homebuilding revenue is primarily attributable to a 282 unit or 21.2% increase in the number of homes closed and the continuation of the trend towards delivering a greater proportion of larger, higher priced homes as seen in the 28.4% increase in the average sales price between the periods.

                                       YEAR ENDED DECEMBER 31, 2000    YEAR ENDED DECEMBER 31, 1999
                                                           AVERAGE                         AVERAGE
SINGLE- AND MULTI-FAMILY HOMEBUILDING  NUMBER    VALUE*     PRICE*     NUMBER    VALUE*     PRICE*
---------------------------------------------------------------------------------------------------
Number of communities with active
  homebuilding at period end.......       15          --       --         17          --       --
Net new contracts..................    1,754    $474,713     $271      1,346    $283,775     $211
Closed sales.......................    1,614     381,208      236      1,332     269,720      202
Ending backlog.....................      753     235,365      313        613     141,860      231

------------
*  Dollar amounts in thousands.

The increase in the number of homes closed was due primarily to increased home sales in newly introduced subdivisions in our Heron Bay, West Jensen, Parkland Isles, Gulf Harbour and Waterlefe communities and in our existing master-planned communities of Pelican Sound and Tiburon.

The value of net new contracts for single- and multi-family homes increased by $190.9 million or 67.3% from 1999 to 2000. Backlog at December 31, 2000 was $235.4 million or 65.9% higher than at December 31, 1999. These increases were due primarily to strong sales at existing master-planned communities including Pelican Sound, Heron Bay and Parkland Isles, and initial sales at our Waterlefe community where we are the only homebuilder.

Mid-rise and high-rise homebuilding revenues increased 46.8% to $233.5 million in 2000 compared to $159.1 million in 1999.

                                                   YEAR ENDED               YEAR ENDED
                                                DECEMBER 31, 2000        DECEMBER 31, 1999
MID-RISE AND HIGH-RISE HOMEBUILDING            NUMBER      VALUE*       NUMBER      VALUE*
-------------------------------------------------------------------------------------------
Number of towers under construction..........     9             --        11             --
Net new contracts............................   307       $401,991       308       $212,562
Reported revenues............................    --        233,457        --        159,117
Ending backlog...............................    --        290,718        --        122,184

------------
*  Dollar amounts in thousands.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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The increase in mid-rise and high-rise homebuilding revenue was attributable to an increase in the number of towers in which we recognized revenue and an increase in the average price of these tower residences. We delivered tower units or met the requirements for percentage-of-completion revenue recognition in 14 towers in 2000 and 11 towers in 1999. We began construction of five new residential towers -- Trieste, Montego, Seasons, Pointe and Siena -- which met the requirement for recognizing percentage-of-completion revenue in 2000 and contributed $87.1 million in additional revenue.

The value of net new contracts for mid-rise and high-rise homebuilding increased by $189.4 million or 89.1% from 1999 to 2000. Backlog at December 31, 2000 was $290.7 million or 137.9% higher than at December 31, 1999. Both increases were primarily due to the 88.4% increase in the average price of tower units sold from $690,000 in 1999 to $1.3 million in 2000. We began taking contracts for three towers -- Montenero, Caribe and Harbor Towers II -- during 1999 and began taking contracts for five towers -- Trieste, Montego, Seasons, Pointe and Siena -- during 2000. The 249 residential units in towers introduced in 1999 had a projected sellout value of $183.3 million compared to the projected sellout value of $514.0 million for the 303 units in towers introduced in 2000.

Parcel and lot. Total parcel and lot sales revenues decreased 0.6% to $130.9 million for 2000 compared to $131.7 million for 1999. Sales of lots for 2000 increased 48.8% to $50.9 million compared to $34.2 million for 1999; residential parcel sales for 2000 increased 88.0% to $28.2 million compared to $15.0 million for 1999 while sales of commercial parcels decreased by 37.2% to $51.8 million compared to $82.5 million for 1999. The increase in lot sales is attributable to the implementation of our program for sale of waterfront, custom home lots in our Harbour Isles community, while residential parcel sales increased as a result of the sale of land in The Colony at Pelican Landing community. Sales of commercial parcels decreased due to the sell-out of Pelican Marsh in 1999 and as a result of the reduction in sales of the MacArthur parcels which is attributable to the sell-down of this inventory of parcels.

Amenity membership and operations. Total amenity membership and operating revenues for 2000 decreased 6.9% to $71.0 million compared to $76.3 million for 1999. Equity membership revenue decreased 10.0% to $26.1 million for 2000 compared to $29.0 million for 1999 while membership dues and amenity services revenue decreased 5.1% to $44.9 million from $47.3 million. The decrease in membership revenue is attributable primarily to decreased sales at our Pelican Marsh and Gulf Harbour clubs, which were converted to equity clubs in 1999, while the decrease in operating revenues is the result of the turnover of the Deering Bay and Pelican's Nest clubs to their members.

Real estate services and other. Total real estate services and other revenues increased 47.1% to $65.6 million for 2000 compared to revenues of $44.6 million in 1999. This increase in revenues is primarily attributable to a $26.4 million increase in real estate brokerage revenue, an increase in mortgage banking revenue of $1.9 million and a $4.5 million increase in other income from the sale of Burnt Store Marina, which was offset by the reduction of the brokerage commission received in 1999 of $13.2 million from the sale of the MacArthur properties.

COSTS, EXPENSES AND CONTRIBUTION MARGIN
Homebuilding. Homebuilding cost of sales increased 37.1% to $445.4 million for 2000 compared to $324.8 million for 1999. Cost of sales as a percentage of revenue was 72.5% in 2000 compared to 75.7% in 1999. This decrease in cost of sales percentage was primarily due to improved homebuilding margins relating to the increase in the average sales price of single- and multi-family as well as tower residence units.

Overall, homebuilding contribution margin as a percentage of revenue increased 3.2% to 27.5% in 2000 from 24.3% in 1999. Contribution margin percentage from single- and multi-family

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homebuilding increased to 18.0% in 2000 from 17.6% in 1999, due to a higher average sales price and, consequently, improved contribution margins particularly at our Pelican Sound, Harbor Isles and Tiburon communities. For our mid-rise and high-rise homebuilding products, contribution margin percentage increased to 43.1% in 2000 compared to 35.6% for 1999, as a result of a higher average selling price.

Parcel and lot. The cost of parcel and lot sales decreased to 45.4% of related revenue for 2000 compared to 57.6% for 1999. Total costs of sales decreased to $59.4 million for 2000 compared to $75.9 million for 1999 due to a decrease in total revenue for 2000. The decrease in cost of sales percentage and the associated increase in contribution margin percentage are due primarily to the change in mix of land sales. Contribution margin percentage from sales of our lots and residential parcels increased as a larger portion of these sales occurred in our high-end communities of Harbour Isles and The Colony at Pelican Landing. Contribution margin for commercial parcels improved primarily due to increased margins on the sale of the MacArthur parcels in 2000. In 1999, commercial parcel contribution margins were lower because a greater proportion of the cost of the MacArthur land portfolio purchased in March 1999 was allocated to immediately saleable parcels which closed during that year.

Amenity membership and operations. The 12.3% decrease in the cost of amenity sales to $55.8 million for 2000 compared to $63.6 million for 1999 was primarily due to a decrease in membership sales and operating revenues. Contribution margin increased to 21.4% for 2000 from 16.6% in 1999, primarily due to an increase in membership sales at our Bay Colony and Deering Bay clubs, which generate a higher margin than amenity service revenue and an increase in membership dues revenue of $4.9 million.

Real estate services and other. The 135.5% increase in real estate services and other costs to $46.4 million for 2000 compared to $19.7 million for 1999 was due to the costs associated with the increased volume of real estate brokerage transactions. Cost as a percentage of related revenues increased to 70.7% in 2000 compared to 44.2% in 1999 due primarily to the net brokerage revenue earned from the sale of the MacArthur properties in 1999 and increased overhead costs incurred in 2000 to operate our new or expanded realty brokerage, title insurance and mortgage banking offices.

Selling, general and administrative expenses, including real estate taxes, as a percentage of revenues were 10.2% for 2000 compared to 10.6% for 1999. The increase to $89.8 million for 2000 compared to $72.1 million for 1999 was primarily due to increased professional fees for legal and accounting services, increased sales and marketing expenditures relating to newly introduced communities under development and an increase in management incentive compensation.

Interest expense, net of capitalization, increased 1.9% to $43.4 million in 2000 from $42.6 million in 1999. Interest incurred increased 2.6% over the same period due to a marginal increase in our level of debt as well as a small increase in our effective borrowing rate. As a percentage of total revenue, interest incurred declined to 7.0% for 2000 compared to 8.9% of total revenue for 1999. Amortization of previously capitalized interest decreased to 1.6% for 2000 compared to 2.3% of total revenue for 1999 due to the change in the mix of real estate sold between the two years. Interest capitalized decreased 1.6% to $37.6 million for 2000 compared to $38.2 million in 1999 due to a change in the mix of properties undergoing active development.

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM
Income from operations before income taxes and extraordinary items increased 76.8% to $134.4 million for 2000 compared to $76.0 million in 1999 due primarily to increased revenues and improved contribution margins. Total revenues increased 29.5% to $882.2 million in 2000 compared to $681.4

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million in 1999. At the same time, our costs and expenses as a percentage of revenue decreased 4.0% to 84.8% for 2000 from 88.8% for 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES AND SALES
Homebuilding. Total homebuilding revenues increased 70.4% to $428.8 million for 1999 compared with $251.6 million for 1998. Single- and multi-family homebuilding revenues increased 285.8% to $269.7 million for 1999 compared with $69.9 million for 1998. The increase in revenue is primarily attributable to a 959-residence or 257.1% increase in the number of homes closed.

                                       YEAR ENDED DECEMBER 31, 1999   YEAR ENDED DECEMBER 31, 1998
                                                           AVERAGE                        AVERAGE
SINGLE- AND MULTI-FAMILY HOMEBUILDING  NUMBER    VALUE*     PRICE*    NUMBER    VALUE*     PRICE*
--------------------------------------------------------------------------------------------------
Number of communities with active
  homebuilding at period end.......       17          --       --       11           --       --
Net new contracts..................    1,346    $283,775     $211      533     $117,912     $221
Closed sales.......................    1,332     269,720      202      373       69,858      187
Ending backlog.....................      613     141,860      231      599      127,805      213

------------
*  Dollar amounts in thousands.

The increase in the number of homes closed was due primarily to an increase in the number of communities delivering homes and an increase in the number of production homes built and closed during the year, which was due to some of the new communities which started in 1998 having a full year of production in 1999. The increase in the number of selling communities was the result of the further expansion of homebuilding activities at existing master-planned communities, particularly Parkland Isles and Pelican Sound, where revenues increased $97.4 million for 1999.

The value of net new contracts for single- and multi-family homebuilding increased by $165.9 million or 140.7% from 1998 to 1999. The backlog of single- and multi-family homes at December 31, 1999 had increased $14.1 million or 11.0% from December 31, 1998. This increase was due primarily to the further expansion of homebuilding activities at existing master-planned communities, the new contracts at Pelican Sound and Parkland Isles in which we are the only homebuilder, and the addition of Florida Design Communities' five communities.

Mid-rise and high-rise homebuilding revenues decreased 12.4% to $159.1 million in 1999 compared to $181.7 million in 1998. This revenue is recognized on the percentage-of-completion method of accounting while towers are under construction.

                                                       YEAR ENDED            YEAR ENDED
                                                   DECEMBER 31, 1999     DECEMBER 31, 1998
MID-RISE AND HIGH-RISE HOMEBUILDING                NUMBER      VALUE*    NUMBER      VALUE*
-------------------------------------------------------------------------------------------
Number of towers under construction..............    11            --       7            --
Net new contracts................................   308      $212,562     225      $154,686
Reported revenues................................    --       159,117      --       181,706
Ending backlog...................................    --       122,184      --        68,739

---------------
*  Dollar amounts in thousands.

The decrease in mid-rise and high-rise homebuilding revenue was attributable to the change in mix of tower residences being constructed and sold. Two towers that were completed and sold out in 1998 contributed $26.7 million of revenue in 1998. Six other towers were under construction in both years

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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and contributed $142.9 million in 1998 compared to $99.7 million in 1999. Five new towers -- Montenero, Caribe, Verona, Sorrento and Harbor Towers II -- began construction and three of these met the requirement for recognizing percentage-of-completion revenue in 1999, and contributed $51.3 million in revenue. In addition, the sales of all remaining condominium unit inventory acquired at Deering Bay generated $7.6 million in revenue in 1999 compared to $12.2 million in 1998.

The value of net new contracts for towers increased by 37.4% from 1998 to 1999. We began taking contracts in three towers -- Salerno, Bequia and Verona -- during 1998 and began taking contracts in three other towers -- Montenero, Caribe and Harbor Towers II -- during 1999. The three towers introduced in 1998 had a total sellout value of $116.8 million compared to the sellout value of $183.3 million for the three towers introduced in 1999. Tower backlog is calculated by deducting the value of percentage-of-completion revenue recorded to date from the gross contracts received in each building. The value of this backlog at December 31, 1999 was 77.8% higher than at December 31, 1998. Backlog increased because of the increased number of contracts and the increased residence prices of the three new towers introduced in 1999.

Parcel and lot. Total parcel and lot sales revenues decreased 5.9% to $131.7 million for 1999 compared to $140.0 million for 1998. Sales of single-family lots to third party builders increased 15.9% to $34.2 million for 1999 compared to from $29.5 million for 1998, while sales of developed residential parcels decreased 71.8% to $15.0 million from $53.1 million. The decrease in developed parcel sales was the result of management's decision to primarily develop lots for our own homebuilding operations.

Amenity membership and operations. Total amenity membership and operating revenues for 1999 increased 130.5% to $76.3 million compared to $33.1 million for 1998. Equity membership sales increased 383.3% to $29.0 million for 1999 compared to from $6.0 million for 1998, while membership dues and amenity services sales increased 74.5% to $47.3 million from $27.1 million. This increase in equity membership revenue is attributable to increased sales at our equity clubs, the conversion of our Pelican Marsh Club to an equity club, which resulted in the recognition of $14.1 million of revenue and the addition of the Florida Design Communities amenities. The increase in membership dues and amenity service revenue is the result of $21.1 million from the Florida Design Communities amenities and increased membership levels at other amenities in 1999 compared to 1998.

Real estate services and other. Total real estate services and other revenues increased 88.2% to $44.6 million for 1999 compared to revenues of $23.7 million in 1998. This increase was due in part to a 10% brokerage commission received from the sale of $132.5 million of MacArthur properties to third party developers coincident with the acquisition of the MacArthur properties. In addition, an increase in real estate brokerage revenue and the addition of Florida Design Communities' real estate service businesses also contributed to the increase in revenue.

COSTS, EXPENSES AND CONTRIBUTION MARGINS
Homebuilding. Homebuilding cost of sales increased 79.0% to $324.8 million for 1999 compared to $181.5 million for 1998. Cost of sales as a percentage of revenue increased to 75.7% in 1999 compared to 72.1% in 1998. This increase in cost of sales as a percentage of revenue was primarily due to the increase in the proportion of single- and multi-family home revenue to 62.9% of total homebuilding revenue in 1999 from 27.8% in 1998.

In total, homebuilding contribution as a percentage of revenue decreased 3.6% from 27.9% in 1998 to 24.3% in 1999. Contribution margin from single- and multi-family homebuilding increased to 17.6% in 1999 from 11.5% in 1998 as a result of higher average sales prices, particularly at Parkland Isles, Pelican Sound and Tiburon Naples. For our mid-rise and high-rise homebuilding products,

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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contribution margins as a percentage of revenue also increased to 35.6% in 1999 from 34.2% in 1998 as a result of higher average residence prices.

Parcel and lot. The cost of parcel and lot sales decreased to 57.6% of related revenue for 1999 compared to 62.9% for 1998. This decrease in cost of sales percentage is due primarily to the change in mix of land sales. Margins improved in sales of our single-family lots and residential parcels, as a larger portion of these sales occurred in our high-end communities of Bay Colony and Pelican Marsh. Total costs decreased to $75.9 million for 1999 compared to $88.0 million for 1998 due to a reduction in total revenue for 1999.

Amenity membership and operations. The 101.9% increase in the amenity cost of sales to $63.6 million for 1999 compared to $31.5 million for 1998 was primarily due to the increased number of clubs, marinas and golf courses we operated in 1999 and the addition of $15.2 million of costs related to Florida Design Communities' amenities for a full year of operations. Contribution margin increased to 16.7% for 1999 from 4.8% in 1998, due to an increase in membership sales of $23.0 million, which generates a higher margin than other amenity operations.

Real estate services and other. The increase of 47.0% in real estate services and other costs to $19.7 million for 1999 compared to $13.4 million for 1998 is due to the addition of Florida Design Communities' real estate services and the costs associated with the increased volume of real estate brokerage revenue. Contribution margins from real estate services and other operations increased from 43.4% to 55.9% from 1998 to 1999 due in part to a 10% brokerage commission received from the sale of $132.5 million of the MacArthur properties to third party developers coincident with the acquisition of the MacArthur properties.

Selling, general and administrative expenses, including real estate taxes, as a percentage of revenues were 10.6% in 1999 as compared to 8.3% in 1998. The increase to $72.1 million for 1999 compared to $37.4 million for 1998 and the 2.3% increase as a percentage of revenues were attributable to increased sales and marketing related to newly introduced communities under development, the increase in communities delivering homes, the addition of new amenity operations and the addition of Florida Design Communities' five communities.

Interest expense, net of capitalization, increased 23.1% to $42.6 million in 1999 from $34.6 million in 1998. Interest incurred increased 34.5% for 1999 compared to 1998 due to the increased need for capital to meet production requirements in order to construct and deliver the growing backlog. As a percentage of total revenue, interest incurred declined to 8.9% for 1999 compared to 10.0% of total revenue for 1998. Amortization of previously capitalized interest decreased as a percentage of total revenue to 2.3% for 1999 compared to 3.5% for 1998 due to the change in the mix of real estate sold between the two years to include a greater proportion of homebuilding. Interest capitalized increased 29.1% to $38.2 million for 1999 compared to $29.6 million for 1998 due to the increase in properties under development requiring interest capitalization, including the land acquired in the MacArthur purchase.

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM
Income from operations before income taxes and extraordinary item increased 40.5% to $76.0 million for 1999 compared to $54.1 million in 1998 primarily due to increased revenues. Total revenues increased 52.0% to $681.4 million for 1999 compared to $448.4 million for 1998. The effect of increased revenues was partially offset by an increase in costs and expenses as a percentage of revenue from 87.9% for 1998 to 88.8% for 1999.

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INCOME TAX BENEFIT (EXPENSE)
During 1999, we recognized a tax benefit primarily due to the reversal of a previously established valuation reserve of $35.2 million. This reserve was established for built-in tax losses and net operating loss carryforwards originally purchased from Westinghouse Electric in 1995. The basis for the release of the deferred tax allowance results from improved profitability during 1999 and increasing taxable income, resulting in cumulative taxable income over the prior two years and the current year and projected future taxable income.

EXTRAORDINARY ITEM
In March 1999, $1.7 million of prepayment penalties were paid and included as an extraordinary item associated with the early retirement of the Marbella construction loan.

LIQUIDITY AND CAPITAL RESOURCES

We assess our liquidity in terms of our ability to generate cash to fund our operating and investing activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds, credit agreements with financial institutions and public debt. As of June 30, 2001, we had cash and cash equivalents of $33.8 million.

Cash flows from operations used $182.3 million for the six months ended June 30, 2001 as compared to cash provided by operations of $6.2 million for the same period in the prior year. Cash flow from operations before net inventory additions and contracts receivable has improved to $66.7 million for the six months ended June 30, 2001 compared to $2.1 million for the comparable period in 2000. Net inventory additions of $139.4 million for the six months ended June 30, 2001 reflect a $103.2 million increase from $36.2 million added in the first six months of 2000 that is primarily related to increased single- and multi-family home inventories that are under contract for delivery during the second half of 2001 and tower inventories that have not yet qualified for revenue recognition. Likewise, the increase in contracts receivable of $109.6 million for the first six months of 2001 compared to a decrease of $40.3 million during the first half of 2000 reflects the substantial increase in the value of tower units under contract that are now being constructed and that have met the requirements for percentage-of-completion revenue recognition. We expect real estate inventories will continue to increase as we are currently negotiating and searching for additional opportunities to obtain control of land for future communities.

Investing activities for the six months ended June 30, 2001 included $12.7 million of net additions to property and equipment compared to $4.5 million in the same period in the prior year. For the six months ended June 30, 2001, cash was provided from net mortgage notes receivable collections of $2.8 million compared to cash uses of $650,000 in the same period in 2000. We anticipate cash flows used in investing activities will increase with development of current and future amenity operations.

Financing activities provided cash of $170.3 million for the six months ended June 30, 2001 compared to a cash use of $22.0 million in the same period in 2000. The cash inflow was primarily the result of the issuance of $350 million in senior subordinated notes, proceeds from $37.5 million in borrowings on mortgages and notes payable and net borrowings of $17.4 million on community development district obligations. A portion of the net cash proceeds from the senior subordinated notes were used to repay the outstanding balance of the revolving line of credit, mortgages and notes payable and land repurchase obligations.

The senior secured credit facility allows us to borrow and repay up to the maximum amount under the $200 million revolving loan subject to maintaining an adequate collateral borrowing base. As of June 30, 2001, we had $193.7 million available for borrowing under the senior secured credit facility and $6.3 million committed pursuant to letters of credit.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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We intend to use construction loans and customer deposits to construct high-rise towers. After the construction loans are repaid from the proceeds of closings with buyers, remaining proceeds will be available for general use. As of June 30, 2001, we had construction loans in place for seven towers with $63.6 million outstanding and $173.4 million of remaining undrawn commitments.

During the course of future operations, we plan to acquire developed and undeveloped land, which will be used in the homebuilding, tower and amenities lines of business. As of June 30, 2001, we had contracts or options aggregating $121.1 million to acquire approximately 2,027 acres of land that are expected to yield approximately 3,755 residential units. Payments of approximately $43.0 million are expected to be made during 2001 with the balance paid in future years. We will incur land development costs for improving overall community infrastructure such as water, sewer, streets and landscaping and for developing the amenity packages such as golf courses. A significant portion of these costs are incurred in the initial phases of a project. We have recently commenced development of two new projects, Sun City Center Ft. Myers and Tarpon Bay, with anticipated initial home closings in late 2001 or 2002, and expect to commence development of two other communities this year, Evergrene and Tuscany Reserve, where we anticipate closings to start in 2003.

We incur costs to improve lots and to construct residences for the traditional homebuilding business several months in advance of delivering the home to the buyers and closing the sale. We have historically experienced, and in the future expect to continue to experience, variability in results on a quarterly basis. A substantial percentage of homes are targeted towards retirement and second home buyers who frequently prefer to take ownership of their homes during the fall. Therefore, although new home contracts are obtained throughout the year, a significant portion of single- and multi-family home closings will occur during the fourth calendar quarter. As of June 30, 2001, we had 1,141 units in backlog, a substantial portion of which are under construction for delivery during the balance of 2001. Accordingly, we expect to incur significant costs in the next few months and receive cash proceeds from the closing of these units later in the year.

We had seven towers under construction as of June 30, 2001. In addition, we released 11 towers for reservation during the first half of 2001, several of which are expected to commence construction prior to the end of the year. The costs to develop the towers are funded principally by construction loans and customer deposits. In addition, two towers are scheduled to close in the balance of 2001 or early 2002 which will generate significant cash flow after repayment of the related construction loans.

Our real estate development is dependent upon the availability of funds to finance current and future development. We believe we have adequate resources and sufficient credit line facilities to satisfy our current commitments to acquire land, to develop land improvements, to complete construction activities and to meet our short-term operating requirements. We plan to continue to grow and expect to fund this growth through the generation of cash flow from operations, from the availability of funds under our credit facility, from new construction loans and from future offerings. If we do not have sufficient capital resources to fund our development and expansion, projects may be delayed, resulting in possible adverse effects on our results of operations. No assurance can be given as to the terms, availability or cost of any future financing we may need. If we are at any time unable to service our debt, refinancing or obtaining additional financing may be required and may not be available or available on terms acceptable to us.

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SEASONALITY

We have historically experienced, and in the future expect to continue to experience variability in our results on a quarterly basis. A substantial percentage of our homes are targeted towards retirement and second home buyers who frequently prefer to take ownership of their homes during the fall. Therefore, although new home contracts are obtained throughout the year, a significant portion of our single- and multi-family home closings occur during the fourth calendar quarter. Our revenue therefore may fluctuate significantly on a quarterly basis and we must maintain sufficient liquidity to meet short-term operating requirements. The following chart describes quarterly fluctuations of our revenue, contribution margin, net income and single- and multi-family homebuilding closings for the first two quarters of 2001 and the years 2000 and 1999:

                                                                      2001
                                                              --------------------
                                                                1ST         2ND
                                                              QUARTER     QUARTER
----------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
Revenue.....................................................  $196,959    $234,820
Contribution margin.........................................    58,691      71,722
Net income..................................................     9,064      18,626
Single- and multi-family homebuilding closings..............       238         369

                                                                         2000
                       --------------------------------------------------------------------------------------------------------
                         1ST      PERCENTAGE     2ND      PERCENTAGE     3RD      PERCENTAGE     4TH      PERCENTAGE
                       QUARTER     OF TOTAL    QUARTER     OF TOTAL    QUARTER     OF TOTAL    QUARTER     OF TOTAL     TOTAL
-------------------------------------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Revenue..............  $140,062      15.9%     $162,442      18.4%     $184,271      20.9%     $395,377      44.8%     $882,152
Contribution
 margin..............    44,235      16.1        54,078      19.6        48,903      17.8       128,002      46.5       275,218
Net income...........     9,696      11.8        13,676      16.7        11,118      13.6        47,451      57.9        81,941
Single- and multi-
 family homebuilding
 closings............       216      13.3           272      16.9           331      20.5           795      49.3         1,614

                                                                         1999
                       --------------------------------------------------------------------------------------------------------
                         1ST      PERCENTAGE     2ND      PERCENTAGE     3RD      PERCENTAGE     4TH      PERCENTAGE
                       QUARTER     OF TOTAL    QUARTER     OF TOTAL    QUARTER     OF TOTAL    QUARTER     OF TOTAL     TOTAL
-------------------------------------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Revenue..............  $118,330      17.4%     $168,310      24.7%     $100,418      14.7%     $294,358      43.2%     $681,416
Contribution
 margin..............    45,327      23.0        47,400      24.0        26,475      13.4        78,286      39.6       197,488
Net income (loss)....    18,470      23.1        34,572      43.3          (368)     (0.5)       27,219      34.1        79,893
Single- and multi-
 family homebuilding
 closings............       208      15.6           272      20.4           204      15.3           648      48.7         1,332

INFLATION

Our costs of operations may be impacted by inflation as the strength of the current economic environment places upward pressure on the cost of labor and materials. In addition, certain raw materials used by us in our homebuilding operations are susceptible to commodity price increases. Unless these cost increases are passed on to customers through increased home and service prices, our operating margins may be reduced. In addition, in times of inflation, the reduced availability of attractive mortgage financing for purchasers of our homes may have an adverse effect on sales.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to interest rate risk on the variable rate portion of our debt. We hedge a portion of our exposure to changes in interest rates by entering into interest rate swap agreements to lock in a fixed interest rate.

The following table sets forth, as of June 30, 2001, WCI debt obligations, principal cash flows by scheduled maturity, weighted average interest rates and estimated fair market value. In addition, the table sets forth the notional amounts and weighted average interest rates of WCI interest rate swaps.

                                   YEAR ENDED DECEMBER 31,
                       -------------------------------------------------------------               FMV AT
                        2001       2002      2003       2004      2005    THEREAFTER    TOTAL     6/30/01
----------------------------------------------------------------------------------------------------------
                                                         (IN THOUSANDS)
DEBT:
  Fixed rate.........  $ 1,000   $  2,250   $    --   $     --      $--    $350,000    $353,250   $368,125
  Average interest
    rate.............    10.58%     10.61%       --         --       --       10.63%      10.62%
  Variable rate......  $22,576   $ 38,228   $23,873   $255,333       --          --    $340,010   $340,010
  Average interest
    rate.............     6.45%      6.47%     6.55%      6.66%      --          --        6.51%
INTEREST RATE SWAPS:
  Variable to
    fixed............       --   $160,000   $40,000   $ 50,000       --          --    $250,000   $ (3,447)
  Average pay rate...       --       5.77%     5.70%      5.68%      --          --        5.77%
  Average receive
    rate.............        *          *         *          *        *           *           *

------------
*  90-Day Libor

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Business

GENERAL

We are a fully integrated homebuilding and real estate services company with over 50 years of experience in the design, construction and operation of leisure-oriented, amenity-rich master-planned communities. We offer a full complement of products and services to enhance our customers' lifestyles and increase our recurring revenues. Like traditional homebuilding companies, we design, sell and build single- and multi-family homes serving move-up, pre-retirement and retirement home buyers. Unlike our traditional homebuilding competitors, we also design, sell and build luxury residential towers targeting affluent, leisure-oriented home purchasers. We have developed master-planned communities where today there are over 150,000 residents who enjoy lifestyle amenities like award-winning golf courses, country clubs, deep-water marinas, tennis and recreational facilities, luxury hotels, upscale shopping and a variety of restaurants. Our master-planned communities offer a wide range of residential products from moderately priced homes to higher priced semi-custom, single- and multi-family homes and luxury residential towers.

Our master-planned communities are in Florida, a highly sought-after retirement and leisure-oriented home destination, and one of the nation's fastest growing economies. Our communities are located in prime locations on Florida's gulf coast near Naples, Ft. Myers, Sarasota and Tampa, and on the east coast near Ft. Lauderdale, Miami and Palm Beach. We believe we are well-positioned to take advantage of favorable demographic trends, including the aging of the "baby boom" generation, as well as the overall strength of the Florida economy and real estate market. Furthermore, the United States Census Bureau predicts that Florida will experience one of the largest total increases in population in the United States over the next ten years.

As of June 30, 2001, we had 35 master-planned communities under development. We expect these master-planned communities to contain 612 holes of golf, over 1,000 marina slips and various country clubs, tennis and recreational facilities and other amenities. In total, we control over 16,000 acres of land, where we plan to develop up to 29,300 future residences. In July 2001, we entered into an agreement to purchase, the Parklands, an approximately 1,440-acre parcel of land located in Lee and Collier Counties. We plan to develop approximately 2,145 residential units, 54 holes of golf and two additional clubhouse facilities within the two communities designed for this parcel.

Our revenues, EBIT, net income and EBIT margin were $431.8 million, $74.8 million, $27.7 million and 17.3%, respectively, for the six months ended June 30, 2001 as compared to $302.5 million, $59.2 million, $23.4 million and 19.6%, respectively, for the six months ended June 30, 2000. For the year ended December 31, 2000, our revenues, EBIT, net income and EBIT margin were $882.2 million, $177.8 million, $81.9 million and 20.2%, respectively. Over the five year period ended December 31, 2000, our revenues and EBIT increased at compounded annual growth rates of 33.8% and 58.7%, respectively.

As of June 30, 2001, we had homebuilding contract backlog of $696.6 million, a 67.1% increase from $416.9 million as of June 30, 2000.

Our business lines include homebuilding, amenities operations, real estate services and parcel and lot sales, each of which contributes to our profitability.

OUR OPERATIONS

We typically begin a master-planned community by purchasing undeveloped or partially developed real estate. We then construct infrastructure improvements and build amenities in accordance with our

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BUSINESS
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development permits. Following completion of these improvements and the building of the amenities, we build a full range of homes for sale to primary, second and retirement home buyers. In certain situations, we elect to sell parcels and lots to third party builders or end users.

As part of our marketing strategy, we target primary, second and retirement home buyers for most of our communities. To reach these customers we use national marketing campaigns and local, point of purchase advertising and sales programs. Our national marketing efforts employ a proprietary database marketing system that maintains contact with the thousands of new prospects generated annually by our focused national advertising. This program has been enhanced by the integration of ongoing e-commerce initiatives that have increased the flow of qualified customers to our communities. We manage our marketing efforts through our in-house creative and production teams. We believe that these efforts contribute to a higher-than-average conversion rate of prospective customers to homebuyers.

We profit from the efficiencies created by our integrated delivery of all aspects of community development, including community design, land development, homebuilding, parcel and lot sales, amenities operations and real estate services businesses. See "-- Our Homebuilding Activities," "-- Amenities Development and Operation," "-- Parcel and Lot Sales" and "-- Other Real Estate Services Businesses" for an explanation of these operations and services. We believe that this integrated approach reduces risk as it provides us with greater control over our costs and provides us with recurring amenities and services revenues.

BUSINESS STRATEGY

Among the fifteen largest public homebuilding companies as measured by market capitalization, we currently generate the highest margins, with a 20.2% EBIT margin for the year ended December 31, 2000 and a 17.3% EBIT margin for the six months ended June 30, 2001, as compared with an industry average EBIT margin of 11.0% for the year ended December 31, 2000.

We seek to maintain our high margins by focusing on the following key elements of our business strategy:

+ CONTINUE TO IMPLEMENT A VERTICALLY INTEGRATED BUSINESS MODEL. By serving as the master developer of our communities, and by retaining control of operations like amenities and real estate services, we believe we can ensure a high level of quality and generate greater returns than our competitors. We acquire and develop the land in our communities, construct the residences, design, build and operate the amenities in many of our communities and otherwise control all aspects of the planning, design, development, construction and operation of our communities. Unlike most homebuilders, we design and operate our amenities on a profitable basis, which provides us with recurring revenue streams, which may continue after all of the homes in the community have been sold. In addition, we expect to expand our real estate brokerage, title insurance, mortgage banking and property management operations to enhance our position as an integrated single-source provider of residential products and services.

+ CAPITALIZE ON FAVORABLE DEMOGRAPHIC TRENDS AND THE OVERALL STRENGTH OF THE FLORIDA ECONOMY. We expect to benefit from favorable demographic and economic trends resulting in a rapid expansion of our affluent target customer base. Those trends include:

    + the aging of the "baby boom" generation and the growing generational wealth transfer, which we believe has, and will continue to, significantly increase demand for high quality master-planned pre-retirement communities;

    + the increasing affluence of pre-retirement and retirement-aged purchasers of our products and services;

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BUSINESS
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    + the continued high population growth in Florida resulting in part from increasing numbers of people choosing Florida for retirement or second home purchases; and

    + the strength of the Florida economy, which is expanding at a higher and more consistent rate than the nation as a whole.

+ CONTINUE TO OPPORTUNISTICALLY ACQUIRE AND PROFITABLY DEVELOP AN ATTRACTIVE FLORIDA LAND INVENTORY. We believe that our expertise in development and our in-depth market knowledge enables us to successfully identify attractive land acquisition opportunities, efficiently manage the land's development, and maximize the land's value. Through this process, we believe we create significant value, and provide the foundation for future margin strength. We typically target land purchases that are located in existing resort, urban or highly sought after markets for affluent home buyers. As of June 30, 2001, we control over 16,000 acres of land in highly sought-after Florida coastal markets.

+ EXPAND STRATEGIC PARTNERSHIPS AND FURTHER DEVELOP PRODUCT BRANDING. We will continue to selectively enter into business relationships with highly regarded partners, as we have done in the past with the Ritz-Carlton and Hyatt hotels and professional golfers such as Greg Norman. We believe that partnering with premium brands such as these adds value to our affiliated residences and amenities. We expect to generate incremental profits from these relationships from marketing fees, construction fees, development fees and golf course management fees. In addition, we seek to grow the name brand recognition of WCI Communities products and services.

+ EXPORT OUR SUCCESSFUL BUSINESS MODEL TO OTHER MARKETS. We expect to selectively take advantage of attractive opportunities to grow outside of Florida and believe that several of our businesses would be well suited to be exported to new markets. We believe that we can benefit from our expertise in developing master-planned resort oriented communities and luxury residential towers by expanding to resort and urban locations. Our relationships with national brands such as the Ritz-Carlton should help facilitate our expansion into markets outside of Florida.

OUR HOMEBUILDING ACTIVITIES

We believe the breadth of our homebuilding activities and the scope of our target market distinguish us from our competitors and position us to take advantage of favorable regional and national demographic and income trends. Like traditional homebuilding companies, we design, sell and build single- and multi-family homes serving primary, second and retirement home buyers. Homes range from approximately 1,100 square feet to 6,800 square feet and are priced from $100,000 to $3.8 million, with an average sales price for the six months ended June 30, 2001 of $325,000. We build most of these homes within our master-planned communities, where we create attractive amenities through affiliations with hotel operators and golf course designers like the Ritz-Carlton and Greg Norman. We believe that this approach increases the value of our homes and communities and helps us attract affluent purchasers.

Unlike our traditional homebuilding competitors, we also design, sell and build luxury residential towers targeted to affluent, leisure-oriented home purchasers. Residences in our towers range from approximately 900 square feet to 12,000 square feet and are priced from $100,000 to over $10 million, with an average sales price for the six months ended June 30, 2001 of $975,000 million. Since 1988, we have built or have under construction 1,726 tower residences, of which 1,614 residences have been sold. Our towers have ranged in size from six to 22 stories and have included 26 to 133 residences. Our sales contracts for these towers require substantial non-refundable cash deposits, generally ranging from 20% to 30% of the purchase price, and we typically do not

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start construction of towers until there are sufficient pre-sales to cover the majority of the costs to construct the towers.

For the year ended December 31, 2000, homebuilding revenues were $614.7 million, which accounted for 69.7% of total revenues and for the six months ended June 30, 2001, homebuilding revenues were $332.8 million, which accounted for 77.1% of total revenues.

SINGLE- AND MULTI-FAMILY HOMES
Design. We employ an award-winning in-house design group comprised of experienced architects and computer-assisted design technicians. Our product design experience along with our land planning expertise has enhanced our ability to charge view premiums for homes located on waterfront, conservation and golf course sites within our communities. Our design expertise has also provided us with the flexibility to respond to changing consumer demands as determined through our customer surveys and focus groups. The information gathered through these surveys and focus groups will continue to serve as the model for the development of our new products.

Sales. We maintain large sales centers with community scale models and lifestyle and home demonstration displays. The sales centers are staffed with licensed professionals who are employees of WCI. We also maintain professionally decorated model homes, which demonstrate the benefits and features of our products and the community lifestyles.

Sales associates initiate the contracting process with home buyers and collect deposits from customers. Customers are then directed to our affiliated mortgage banking company to complete financing arrangements, if required. Largely due to the affluence of many of our luxury and second home purchasers, we believe that we complete more cash transactions with customers than is typical in the industry.

We maintain and carefully manage an inventory both of homes that are available immediately or within a few months and of homes built to order. For homes that are built to order or selected from inventory at an early stage of construction, we offer customers a wide selection of standard options and upgrades to finish their homes. We also allow customization of the structural design in many of our product lines through our in-house design group. In addition, some of our larger communities offer design studios staffed with professional designers where the many options and upgrades available to purchasers of our products are displayed and demonstrated prior to incorporation into a home. Finally, home closings are typically conducted through our title agency companies.

Construction. We typically act as the general contractor in the construction of single- and multi-family residences. Our employees provide purchasing and quality assurance for, and construction management of, the homes we build, while the material and labor components of our houses are provided by subcontractors. Our construction techniques are consistent with local market practices and generally consist of concrete block exterior walls covered with a painted stucco finish and engineered truss roofs covered with shingles or tile. We comply in all material respects with local and state building codes, including Florida's stringent hurricane and energy efficiency regulations. Depending upon the size and complexity of a home's design, our construction time ranges from about 70 to 135 calendar days for our single-family homes and up to 180 calendar days for our multi-family homes.

Accounting. We recognize revenue under the completed contract method. The related profit is recognized when collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The earnings process is normally considered complete when title has passed to the buyer, we are not obligated to perform significant additional activities after sale and delivery and there are no contingencies allowing the customer to require a refund. When a sale does not meet the requirements for income recognition, profit is deferred until the requirements are met and the related sold inventory is classified as completed inventory.

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MID-RISE AND HIGH-RISE TOWER RESIDENCES
General. We expect our tower development business to continue to be a significant component of our future growth. For over 50 years, we have entitled and developed premium tower sites for residential development. Before 1987, we elected to sell entitled, and in many cases developed, sites to third party developers who constructed tower residences on the sites acquired from us. In 1987, we, in a joint venture, constructed a high-rise tower adjacent to the beach in our Bay Colony community. Known as the Contessa, the high-rise was completed and sold out in 1990. The Carlysle, our second high-rise, also located adjacent to the beach in Bay Colony, was completed and sold out in 1992. Through June 30, 2001, we have successfully designed, marketed, constructed and sold 19 towers totaling 1,188 residences, which have generated revenues of approximately $844.7 million and have sold at an average price of $711,000 per residence. We had seven residential towers under construction at June 30, 2001.

Design. We commence the design and planning of towers by conducting extensive research relating to the market, customer base, product requirements, pricing and absorption. Our research effort is directed by dedicated project managers specializing in the development of towers. Based on the results of this research, we organize an experienced team of architects, engineers and specialty consultants under the leadership of the project manager to create the design of the mid-rise or high-rise tower. We also contract for the services of an experienced third party general contractor during the early stages of design to assist in design, engineering and the estimation of construction costs.

Sales. Once the design for a mid-rise or high-rise tower has been completed and its construction costs have been estimated, marketing of the residences commences. Brochures, scaled architectural models, walk-in kitchen and bathroom models and other marketing materials are used to assist sales associates in explaining and demonstrating the residences to be built. Often, computer videos are developed which integrate three dimensional computer assisted design drawings of the interior and exterior elevations of the towers with video of the site and its surroundings, which may include beaches, golf courses and bodies of water. These videos provide a "virtual tour" that is extremely useful for pre-selling our residences.

Unless we elect to register a tower with the U.S. Department of Housing and Urban Development, Federal and Florida law generally require that condominiums be completed and closed to a consumer within 24 months following a consumer's execution of a purchase contract. In these cases, because construction of towers typically takes 15 to 22 months, it is necessary to engage in extensive pre-selling activities prior to commencement of construction. Pre-selling ensures that the completion of the construction of a tower coincides with the substantial sell out of the tower and the compliance with statutory requirements relating to the timing of condominium delivery to the consumer. To facilitate our pre-sales process, we engage in a "reservation" selling process by which buyers select specific residences, sign a reservation agreement and pay a refundable deposit. Once a sufficient number of residences are "reserved" indicating substantial consumer acceptance, reservations are converted to contracts and the customer's deposit becomes nonrefundable after a 15-day rescission period under Florida law.

Generally, construction is not commenced until a majority of units are under firm contracts. For towers that take more than 18 months to build, we will generally collect from each purchaser a deposit equaling 30% of a residence purchase price to cover a portion of estimated construction costs. For towers that take less than 18 months to build, generally a 20% deposit is collected. Our experience has been that over 98% of the contracts for which nonrefundable deposits have been collected by us close upon the completion of the tower. Once construction is completed, closings of sold residences usually occur within one month, at which time we are paid the balance of the purchase price for the residences sold.

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Construction. As the developer of the towers that we build, we manage the entire process from planning and closing of completed residences to turnover of the condominium association to residents, and hire experienced and bonded third party general contractors specializing in the construction of towers to construct these buildings. Typically, we negotiate a guaranteed maximum price with these contractors for the construction and delivery of completed towers. By hiring experienced general contractors to construct our towers, we mitigate many of the risks associated with the construction of these structures.

Financing. We generally obtain separate construction financing for our tower projects. A lender typically provides a construction loan when the value of sales contracts on a project is sufficient to cover a substantial portion of the cost of the project's construction. Buyers typically provide deposits equal to 20% to 30% of the purchase price of their residence. Under Florida law, a portion of the deposit representing 10% of the purchase price must be deposited into an escrow account, unless we have provided a letter of credit or a surety bond. Any amount of the down payment in excess of this 10% may be used to fund construction. We then generally seek a construction loan commitment to cover remaining construction costs, based on the number of residences sold at the time of the commitment. To the extent that we sell additional residences during the course of construction, subsequent deposits may also be utilized to fund construction, resulting in a lower amount outstanding under the construction loan than originally committed. We have developed a financing concept with banks to bundle multiple high-rise projects in a single construction loan facility.

Accounting. Revenue for tower residences is recognized on the percentage-of-completion method. Revenue is recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a refund of a significant deposit except for nondelivery of the residence, a majority of residences have been contracted and costs can be reasonably estimated. Any amounts due from sales recognized are recorded as contracts receivable. After the initial closing of the residences, revenue and related costs for the remaining residences are recorded at closing.

A portion of each sales commission is paid after the tower is under construction at the time a customer enters into a sales contract, with the balance paid at closing. Sales commissions are expensed as a component of the cost of mid-rise and high-rise revenue. Marketing expenditures related to tower developments are expensed as incurred.

AMENITIES DEVELOPMENT AND OPERATION

General. The provision of amenities, like championship golf courses with clubhouses, fitness, tennis and recreational facilities, guest lodging, marinas and a variety of restaurants, is central to our mission to deliver high quality residential lifestyles. To ensure that the amenities in our communities are designed, constructed and operated at a level of quality consistent with the residences that we build, we have established an amenities development and operations group. Although many of the amenities facilities that we currently own or manage were constructed by various unaffiliated community developers from which we purchased ownership, we have developed the amenities of several communities, including those at Walden Lake Polo and Country Club, Gulf Harbour Yacht and Country Club, The Estates at Bay Colony Golf Club, Pelican Marsh Golf and Country Club, Gateway Golf and Country Club, Tiburon Naples Golf Club, Pelican Sound Golf and River Club, The Colony Golf and Bay Club, Waterlefe Golf and River Club, Tarpon Cove Yacht and Racquet Club, Jupiter Yacht Club, the Raptor Bay Golf Club and Pelican Nest Golf Club at Pelican Landing and have worked with noted amenities designers, particularly golf course architects, to enhance the marketability of our amenities and, thereby, our communities.

Ownership. Amenities at our communities are owned by either community residents or non-residents in equity membership programs, or by unaffiliated third parties, or retained by us. In newly developed

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or acquired communities, ownership of the amenities is structured to cater to the preferences and expectations of community residents.

Due to the high costs of entry at equity clubs, we have found that in communities offering homes at lower price points, residents often prefer non-equity membership programs, which require lower initiation fees, but higher annual dues. Since residents' preferences change over time, we may choose to sell the ownership and operation of the amenities to a resident group on an equity basis.

An alternative to non-equity programs, bundled home and amenities membership structures allow home buyers in moderately priced communities to receive club memberships bundled with their home purchase. In these cases, the amenities are owned and operated by the community homeowners association.

In communities offering higher-priced homes, all or a select group of residents own the golf and other amenities assets on a full equity basis. The conveyance of amenities assets to residents is accomplished through an equity subscription and sales process at an established price. These equity ownership offerings are usually completed in two to six years, depending upon the pace of residential build-out in the community.

Operation. In communities with bundled or equity ownerships, we typically enter into an operating agreement with the association or club entity which holds title to the facilities. The operating agreements generally provide that we will continue to control, manage and operate the amenities' facilities until substantially all of the homes in the community, in the case of bundled ownership, or all of the resident equity ownership interests, in the case of equity ownership, have been sold. During this period, we generally receive the net profits, and incur any losses, of the amenities business.

Accounting. Revenues from amenities operations include membership dues and charges for services provided. Dues from members are recorded as deferred revenues when collected and are recognized as revenues over the membership term. Revenues for services are recorded when the service is provided. Costs of amenities operations are recorded as incurred.

Revenues from sales of equity memberships are recorded when the collectibility of the sales price is reasonably certain, costs can be reasonably estimated and the earnings process is complete. Revenues for the sale of non-equity membership initiation fees are included in revenue over the estimated period of member benefits. The amount of non-equity membership initiation fees collected in excess of the cumulative amount recorded as revenue is reflected as deferred revenue.

OTHER REAL ESTATE SERVICES BUSINESSES

RESALE BROKERAGE
Prudential Florida WCI Realty. On June 10, 1999, Watermark Realty, Inc., a wholly owned subsidiary of WCI, entered into a six-year franchise agreement with Prudential Real Estates Affiliates, Inc. This agreement, as subsequently amended, allows us to provide exclusive residential brokerage services as Prudential Florida WCI Realty in six geographic areas across eight counties in Florida. The exclusive franchise areas are in Broward, Charlotte, Hillsborough, Manatee, Lee, Collier, Dade and Palm Beach Counties. To maintain this exclusive arrangement we must substantially grow our market share in each of these exclusive areas during the six-year franchise period. As consideration under the agreement, we pay Prudential a royalty based on gross commission revenue on a monthly basis. At June 30, 2001, we had 21 offices, 107 employees and over 925 sales agents.

WCI Realty, Inc. WCI Realty, Inc. provides new home and certain resale brokerage services. At June 30, 2001, WCI Realty, Inc. had 24 offices and 132 employees.

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TITLE INSURANCE
First Fidelity Title, Inc. First Fidelity Title Company, Inc. provides title insurance and closing services to our customers. First Fidelity underwrites its policies on behalf of large national title insurers and derives its revenues from three sources: fees paid to it for title insurance provided to our customers, third party residential closings and commercial closings. First Fidelity has a significant third party customer base. At June 30, 2001, First Fidelity had 7 offices and 47 employees.

MORTGAGE BANKING
Financial Resources Group, Inc. Financial Resources Group, Inc. provides residential mortgage banking services to our buyers, as well as third party purchasers. The majority of Financial Resources' revenue is generated from fees earned on loans generated as a correspondent mortgage lender with various financial institutions located throughout the country. At June 30, 2001, Financial Resources had 41 employees in 6 offices located in Naples, Coral Springs, Coral Gables, Palm Beach Gardens, Bonita Springs and Sun City Center.

PROPERTY MANAGEMENT
WCI Communities Management, Inc. We provide management services to our master-planned community developments and oversee the business affairs of over 60 condominium and homeowners' associations and 14 community master associations encompassing over 10,000 residences throughout Florida. The management companies derive their revenue from two primary sources: monthly flat fees received for managing homeowner, master and condominium associations and a management fee equal to 4% of the expenses paid to third party services providers at the Kings Point community in Sun City Center. The services provided by the management companies include accounting, security, common area maintenance and insurance policy administration. The companies operate ten regional and community offices located in Collier, Lee, Broward, Palm Beach, Dade and Hillsborough counties, with headquarters located in Bonita Springs, Florida. At June 30, 2001, our property management operations had 224 employees.

DEVELOPMENT SERVICES
Our development services business derives fee-based income from the supervision of major commercial projects. For a nominal increase in overhead, this business allows us to apply the expertise we have gained directing large-scale real estate projects.

We provide various services for the property owner during both the design and construction phases of a project. We manage, coordinate and supervise each step in the development process. During the design phase we consult on all project aspects from obtaining zoning approvals, to selection of the design team, to managing the design process. We then develop project budgets and schedules and assist in selecting the general contractor. During construction, we act as the owner's representative to oversee the general contractor.

To date we have provided this service for the Ritz-Carlton Hotels unit of the Host Marriott Corporation and Hyatt Hotels Corporation. It is our intent to expand this business to serve other customers that have a need for high-quality project management, but do not wish to create their own in-house support organization. As we acquire additional properties, we anticipate creating new opportunities for this division to support construction of hotels and other resort-related projects included at new locations.

PARCEL AND LOT SALES

We leverage our expertise and experience in master-planning by strategically selling lots and parcels at premium prices within our communities for construction of products we do not wish to build. This enables us to create a more well-rounded community by selling parcels and lots to developers who will

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construct commercial, industrial and rental properties, which we ordinarily do not develop. We sometimes sell selected lots directly to buyers for the design and construction of large custom homes.

MARKETING

Targeting move-up, retirement and affluent second home buyers, we have been developing and executing award-winning, multi-media marketing plans for our homes and communities for more than 50 years. We employ an experienced staff of copywriters, creative art directors and graphic designers who are responsible for the design and development of most of our marketing materials and advertising messages, including newspaper and magazine print, direct mail and billboards.

We believe our proprietary marketing systems and the depth of experience of our marketing group create an increased number of selling opportunities for us and has generally enhanced our marketing presence and brand recognition. Our marketing program reaches prospective purchasers, locally, regionally, nationally and internationally through advertisements placed in demographic specific periodicals and other media. Our Internet website displays a comprehensive review of each of our communities including locations, promotions, amenities, calendars of activities, lifestyle testimonials, product floorplans, elevations and views of most of the homes we build. The advertisements and website include response mechanisms, like a coupon, automatic e-mail or toll-free number, by which a prospective purchaser may request additional information about our housing products. When a prospective purchaser responds to one of our advertisements or at our website, purchaser-specific information is entered into our database creating a personalized customer record, which is used to record every interaction we have with this purchaser.

As a prospective purchaser's interest in our products and communities evolves, we individualize our marketing program by tailoring direct mail, regular e-mail and telephone follow-up that will apprise the prospective purchaser of relevant activities, developments and products being offered. Through the process, we are able to collect a wide range of demographic and psychographic data about prospective purchasers, including home product preferences, hobby and recreational interests and the motivation for, and urgency of, the decision to purchase a home, which provides us with valuable information that we utilize to improve our target marketing success rate. Our targeted marketing allows us to develop a relationship with prospective purchasers, tending to predispose them toward visits to our communities during their home shopping or vacation trips to Florida. Some prospective purchasers may receive over 15 direct mail or telephone contacts a year from us. As of June 30, 2001, our database contained records of approximately 162,000 prospective purchasers qualified by age and income that had expressed an interest in purchasing a home in Florida.

We believe that our relationship and database marketing results in the efficient use of expenditures. The relative success and productivity of each of our marketing programs is measured to determine which programs yield the most qualified leads, prospects and customers per dollar spent. The results of these measurements are the primary determining factors for where future marketing expenditures will be directed. In addition, our database is a source of ongoing customer research, which influences our homebuilding design and the type and price range of the amenities to be integrated within our master-planned communities.

OUR COMMUNITIES

We have communities under development in eleven Florida counties including Collier County and Lee County on the west coast between Naples and Ft. Myers; Hillsborough County near Tampa; Sarasota County and Manatee County on the west coast near Sarasota; Dade County, Broward County, Palm Beach County, Martin County and St. Lucie County on the east coast encompassing much of Miami, Ft. Lauderdale, Boca Raton and West Palm Beach; and Flagler County on the east coast between

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St. Augustine and Daytona Beach. The following map of Florida highlights the eleven counties where we own or have the right to purchase property.

                                     [MAP]

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The following table sets forth information about our communities, including remaining acres, remaining entitled units and remaining number of tower sites.

OUR COMMUNITIES
AS OF JUNE 30, 2001(1)

                                                                                                        NUMBER
                                                                                         APPROXIMATE      OF
                                                             APPROXIMATE   APPROXIMATE    REMAINING    REMAINING
                                                NUMBER OF       TOTAL       REMAINING     ENTITLED       TOWER
                   REGION                      COMMUNITIES      ACRES         ACRES       UNITS(6)       SITES
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Southwest Florida(2).........................      20          14,500         6,500        10,700         37
Southeast Florida(3).........................       6          19,900         2,900         6,200          3
Central Florida(4)...........................       5           8,650         3,600         7,200          1
Palm Beach Florida(5)........................      11          14,950         3,400         5,200         15
                                                   --          ------        ------        ------         --
Total........................................      42          58,000        16,400        29,300         56
                                                   ==          ======        ======        ======         ==

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(1) In addition, in July 2001, we entered into an agreement to purchase the Parklands, which includes approximately 1,440 acres and is planned for two additional communities comprising approximately 3,300 entitled units.

(2) Southwest Region includes Collier and Lee Counties.

(3) Southeast Region includes Broward and Miami-Dade Counties.

(4) Central Region includes Manatee, Hillsborough and Sarasota Counties.

(5) Palm Beach Region includes Flagler, Palm Beach, Martin and St. Lucie
    Counties.

(6) Entitlement is the approval to develop the property for the specific planned use under state and local planning laws. The number of entitled residences shown in the table above represents the maximum number of units expected to be allowed under such approvals. We usually build fewer than the maximum number of entitled units. Units are comprised of single-and multi-family homes as well as mid-rise and high-rise residences.

Unless otherwise specified, the following descriptions of our communities set forth information as of June 30, 2001. Estimated selling prices of our homes set forth below are subject to change.

COLLIER COUNTY
Pelican Bay. Pelican Bay exemplifies our vision, talent and experience as a developer of master-planned communities. It was awarded the Urban Land Institute's Award of Distinction in 1995. Located on approximately 1,856 acres fronting the Gulf of Mexico, Pelican Bay was designed and permitted to preserve a 570-acre mangrove estuary between the community and the beachfront in the early 1970s. Miles of boardwalks were constructed over the mangroves to access the beach by using a construction technique in which no machinery disturbed the mangrove floor. The community homeowner's association provides tram service over the boardwalks and has educated buyers and residents about the ecological value of the estuary.

The master plan for Pelican Bay encompasses over 6,000 residences priced from $120,000 to $4.0 million in a mix of single- and multi-family homes and tower residences. Our final tower, the Montenero, was completed and closings began in August, 2001, and offered 133 two- and three-bedroom and penthouse residences ranging from 2,675 to 7,000 square feet priced from $500,000 to $4.0 million. Amenities include a 27-hole private golf club, a 100,000 square foot, 1,500-seat cultural and arts center, 33 acres of parks, a small hotel and two luxury resorts, the Ritz-Carlton Naples and the Registry Resort Hotel.

Pelican Bay has approximately 800,000 square feet of office and commercial space located at the north and south ends of the community. The south commercial area is anchored by a 240,000 square foot

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specialty shopping center, which includes Saks Fifth Avenue, Jacobsons, 50 retail boutiques and three restaurants. The south commercial area also includes a Barnes & Noble bookstore, banks and several multi-story office buildings. The north commercial area includes a 140,000 square foot neighborhood center with a grocery, small retail shops and restaurants, a 65,000 square foot office building and the Pelican Bay Financial Center that we built in 1995.

We have also created a master community association for Pelican Bay, to which all homeowners belong and which manages the boardwalks and associated tram service, beachside restaurants and pavilions, neighborhood parks and tennis facilities. The community also contains public facilities, including a fire station, police station, library and church.

Bay Colony. Approximately 245 acres, Bay Colony, a luxury gated residential enclave, anchors Pelican Bay's northwest corner. The residential mix includes single- and multi-family estates, villas and tower residences priced from $490,000 to $9.5 million, most of which we designed and built. We are currently constructing our final tower in Bay Colony, Trieste, which is scheduled for occupancy in 2002. This tower offers 106 three- and four-bedroom and penthouse residences ranging from 3,415 to 7,500 square feet priced from $1.2 million to $7.1 million. Bay Colony includes a private beach club with formal and casual dining, a swimming pool and a tennis club. Bay Colony residents also belong to the Pelican Bay community association and have the opportunity to join the Bay Colony Golf Club and the Pelican Isle Yacht Club.

Pelican Marsh. Pelican Marsh, excluding The Estates at Bay Colony Golf Club, is located on 1,326 acres immediately northeast of Pelican Bay and includes a residential mix of coach homes, carriage homes, mid-rise residences, detached villas and custom single- and multi-family homes ranging in price from $125,000 to $2.2 million. Amenities include an 18-hole championship golf course designed by Robert von Hagge, which was the home to the 2000 and 2001 Naples Senior Professional Golf Association tournament, with an accompanying 35,384 square foot clubhouse and pro shop, a community center offering fitness classes and lifestyle seminars, a sports complex offering basketball and tennis, a playground and beach access via a private water shuttle. Pelican Marsh is home to Cocohatchee Strand, a nature preserve for which we have received several awards for environmental preservation.

The Estates at Bay Colony Golf Club. Approximately 284 acres, The Estates at Bay Colony Golf Club is a private community located within Pelican Marsh with custom estate homes priced from $2.3 million to $5.3 million. The Estates at Bay Colony Golf Club features a limited-membership golf club with an 18-hole championship golf course designed by Robert von Hagge, which was home to the 1997, 1998 and 1999 Naples Senior Professional Golf Association tournament. The golf club features a 21,400 square foot clubhouse with formal and casual dining and a fully-equipped pro shop. Residents are also members of the Bay Colony Community Association and have the opportunity to join the Pelican Isle Yacht Club. The club was turned over to the members in January 2001.

Tiburon Naples. Tiburon Naples, located on approximately 943 acres adjacent to Pelican Marsh, is being constructed by us to offer estate homes, mid-rise residences, coach homes and villas ranging in price from $345,000 to over $3.7 million. When complete, this community will feature a 36-hole championship resort golf course designed by Greg Norman. The golf course and clubhouse are owned by a joint venture with Host Marriott Corporation and operated by us for a fee. An accompanying 295-room luxury golf resort, which is scheduled to open in late 2001, will be operated by Ritz-Carlton Hotel Company, L.L.C. The golf course opened in November 1998 with 27 holes of golf, with an additional nine holes scheduled to open in the first quarter of 2002. This course will be the home of the Franklin Templeton Shark Shootout golf tournament in 2001. Residences became available in late 1999. The Tiburon Naples golf club features a 46,000 square foot clubhouse with formal and casual dining and a fully equipped pro shop and fitness area.

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The Seasons at Naples Cay. We purchased approximately seven acres of land located in Naples Cay, a gated residential community on the northwestern edge of Naples. We are currently building The Seasons, a 43-unit luxury residential tower on the site. Within walking distance of the beach, The Seasons offers both beachfront and bay views. The tower residences are priced from $1.5 million to $10.9 million. We expect this tower to have its own amenity package that will include a swimming pool, tennis courts and indoor recreation facilities.

Tarpon Cove. Tarpon Cove, an approximately 97-acre award-winning gated community built exclusively by us, offered condominiums, coach homes and duplexes priced from $125,000 to $280,000. Residents of Tarpon Cove are members of the Tarpon Cove Yacht & Racquet Club. Amenities include a swimming pool, a tennis center with lighted courts and pro shop, beach access via a private water shuttle, a fitness center and casual dining.

Cove Towers at Tarpon Cove. Cove Towers, an 18-acre community, will offer a total of five towers consisting of 50 to 58 residences each. Aruba, completed in 1999, offered residences ranging from 1,621 square feet to 3,222 square feet, priced from $270,000 to $750,000. Bequia, completed in 2000, offered similar residences priced from the low $300,000's to the mid $800,000's. The third tower, Caribe, completed in March 2001, features 56 two- and three-bedroom and penthouse residences ranging from 1,854 to 4,270 square feet priced from $340,000 to over $1.1 million. Montego, scheduled for completion in April 2002 features 58 three- and four-bedroom residences and penthouses ranging from 2,380 to 4,811 square feet priced from $470,000 to $1.7 million. The remaining tower, Nevis, was offered for pre-sale in January 2001 and will feature residences ranging from 2,555 to 5,185 square feet priced from $645,000 to $1.7 million. Planned amenities include a pool, fitness center, spa facility and two poolside guest suites at the Calypso Club. Residents will have access to and membership opportunities at the Tarpon Cove Yacht and Racquet Club.

Cape Marco. In 2000, we purchased two luxury beachfront high-rise sites totaling approximately 22 acres in Cape Marco on Marco Island. We have finalized the design of our first tower, Belize, which offers 148 residences ranging from 2,600 to 11,400 square feet and priced from $900,000 to over $9.3 million. We released this tower for presale in February 2001.

Tarpon Bay. Tarpon Bay is planned as an approximately 91-acre gated community. We plan to build approximately 350 residences, including duplex, coach and condominiums priced from $146,000 to $260,000. Residents of Tarpon Bay may purchase membership privileges in the Tarpon Cove Yacht & Racquet Club. Planned amenities include a clubhouse, fitness center, canoe rental, tennis and a non-swimming beach.

Tuscany Reserve. Tuscany Reserve is planned as an approximately 463 acre luxury community where we plan to build multi-family villa and estate homes priced from $1.5 million to $2.7 million. Planned amenities include a championship golf course, a club house, sports club, spa, pool and tennis.

Marco Shores. We currently have under contract the remaining 237 acres in the existing community of Marco Shores, which is located on southwest Florida's intracoastal waterway adjacent to Marco Island. We plan to build five luxury high-rise towers, approximately 160 single- and multi-family units and redesign the existing 18-hole championship golf course.

Parklands. We currently have under contract The Parklands, an approximately 1,440-acre parcel with approximately 640 acres in Collier County, approximately 160 acres in the City of Bonita Springs and approximately 640 acres in Lee County. We anticipate designing and developing this parcel as two distinct communities. One will be a bundled community offering 36 holes of championship golf and the other will be an upscale community with another 18 holes of championship golf. We anticipate building a total of approximately 2,145 units within these communities. The bundled community plans

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to offer a 25,000 square foot clubhouse, as well as a sports/activity center while plans for the upscale community anticipate featuring a 30,000 square foot clubhouse and spas/fitness center.

LEE COUNTY
Pelican Landing. Pelican Landing, located on approximately 1,838 acres, offers garden condominiums, coach homes, villas, single- and multi-family and estate homes priced from $91,000 to $1.7 million. Most of the parcels in Pelican Landing have been sold to third party builders; however, we are currently selling and constructing 23 homes ranging in price from $555,000 to $990,000. Amenities include 36 holes of championship golf spread over two courses designed by Tom Fazio with accompanying clubhouses, a tennis center with six lighted courts and clubhouse, a boardwalk, a canoe park, boat slips, formal and casual dining and a private 34-acre beach park accessed by a private water shuttle. In addition, the community will feature a 450-room luxury Hyatt resort, 339 up-scale timeshare residences, with planned amenities including 27 holes of golf designed by Raymond Floyd and a comprehensive recreational complex.

The Colony at Pelican Landing. The Colony at Pelican Landing is comprised of approximately 799 acres located within Pelican Landing. The community offers a mix of residential homes including custom estate homesites, villas and twelve luxury towers that presently offers residences priced from $320,000 to $4.1 million. Our first tower in the Colony, Sorrento, was completed in June 2001 and offered 72 two- and three-bedroom residences ranging from 1,930 to 2,932 square feet priced from the mid $300,000's to the mid $900,000's. Our second tower, Palermo, is scheduled for completion in December 2002 and offers 71 three- and four-bedroom residences and penthouses ranging from 2,910 to 5,983 square feet priced from $685,000 to $2.6 million. Our third tower, La Scala, was released for pre-sale in February 2001 and will feature residences ranging from approximately 3,510 to 6,735 square feet priced from approximately $1.0 million to $4.2 million. Residents of Sorrento have, and residents of Palermo and La Scala will have, access to the recreational facilities of the Pelican Landing Community Association and membership opportunities at The Colony Golf and Bay Club. Amenities at the Colony include a 20,868 square foot Bay Club restaurant, which is under construction, an 18-hole championship golf course designed by Jerry Pate, a 43,088 square foot country club with dining, which is under construction, tennis and fitness facilities and a spa.

Pelican Sound. Pelican Sound, located on approximately 549 acres, offers 1,299 single- and multi-family residences priced from $149,000 to $485,000. Amenities include 27 holes of championship golf, with an adjoining 18,000 square foot clubhouse, casual dining facility, six lighted tennis courts, a swimming pool and a river club featuring a health and fitness center, boat ramps, restaurant and a private riverboat to transport residents to beach and river destinations.

Gulf Harbour. Gulf Harbour is an approximately 548-acre gated retirement and second home community located on southwest Florida's intracoastal waterway in Ft. Myers. Gulf Harbour includes single-family, estate, penthouse, carriage and villa homes ranging in price from $63,000 to $2.5 million. Although selected land parcels within Gulf Harbour have been sold to third party homebuilders, we maintain a significant homebuilding presence in the community and are building and selling homes ranging in price from $193,000 to $2.3 million. Gulf Harbour features an 18-hole championship golf course with a 38,000 square foot clubhouse and pro shop, a 192-protected slip floating deep-water marina capable of accommodating vessels up to 90 feet, an eight-court tennis complex, an 8,000 square foot spa and fitness center and retail tennis shop, a heated community swimming pool and over 7,000 feet of intracoastal waterway frontage. Other on-site amenities include a restaurant and a private island with a beach, both of which are made available to residents through membership packages.

Sun City Center Ft. Myers. Sun City Center Ft. Myers will be one of the largest age-restricted community of its kind in Southwest Florida. In accordance with Federal law, substantially all of the

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purchasers in the community must be over 55 years of age, and no one under the age of 18 is permitted to permanently reside there. Modeled after our Sun City Center in Tampa, the community encompasses approximately 1,375 acres in Ft. Myers, of which 92 acres are still under option, and will offer a variety of home styles ranging in price from $140,000 to $386,000. Planned amenities include a 27-hole golf course with a 15,000 square foot clubhouse and a comprehensive 40,000 square foot recreational complex including indoor and outdoor swimming, tennis, fitness center, library, restaurant and multi-purpose rooms.

Gateway. Gateway, located on approximately 2,458 acres, offers single-family homesites, custom homes and attached and detached villas ranging in price from $100,000 to $495,000. Several single-and multi-family home neighborhoods are being developed by independent developers. We are the exclusive builder in three neighborhoods with price ranges from $150,000 to $361,000. Amenities include an 18-hole championship golf course designed by Tom Fazio offering full equity memberships as well as daily fee play, a 13,500 square foot clubhouse with a 230-seat dining room, pro shop, fitness center, tennis center with eight lighted courts and a pro shop, a 35-acre polo and equestrian center offering boarding stables and a lighted polo and dressage arena. A 15-acre park provides residents with a place to swim, fish, picnic and play sports, and 15 miles of riding and fitness trails wind through the community. Commercial properties include a 15-acre office park for general business and professional use and sites offering up to ten acres zoned for other commercial uses.

Wildcat Run. Wildcat Run is an approximately 584-acre gated community featuring single- and multi-family homes and custom homes priced from $195,000 to $765,000. Amenities include an 18-hole championship golf course designed by Arnold Palmer with an accompanying 26,000 square foot clubhouse and pro shop, a tennis center with five courts, a pro shop and a swimming pool.

Burnt Store Marina. Burnt Store Marina is an approximately 777-acre master-planned retirement and second home community designed to attract middle-and upper middle-income buyers. We offer homes ranging in price from $159,000 to $658,000. We have built two towers, each offering 60 residences ranging from 890 square feet to 2,436 square feet and priced from $100,000 to over $400,000. A third tower, Vista Del Sol, was released for pre-sale in May 2001. An additional five towers are planned. Burnt Store Marina features a deep-water marina, providing direct access to the Gulf of Mexico and containing 425 wet slips with capacity for vessels of up to 70 feet and 188 dry slips. The marina also features a heated pool, yacht care services and shower and laundry facilities. A yacht club located just east of the marina offers regattas, club races, special events and cruises. The athletic club and fitness facility includes a heated pool, lighted tennis courts and an aerobics studio. Burnt Store Marina also contains a 27-hole executive golf course and a pro shop. A restaurant overlooking the marina contains a banquet room for meetings of up to 300 people. The marina operations and the restaurant were sold in December 2000.

BROWARD COUNTY
Heron Bay. Situated on approximately 1,490 acres, Heron Bay is a gated golf community located in the cities of Coral Springs and Parkland. Heron Bay features eleven neighborhoods offering single- and multi-family and estate residences priced from $161,000 to $1.2 million, several of which are being developed by independent builders. We are the exclusive builder in six neighborhoods offering single-and multi-family homes ranging from $161,000 to $634,000. Amenities at Heron Bay include a daily fee championship golf course, an 18,500 square foot clubhouse owned and operated by the Tournament Player's Club, and the home of the PGA Tour's annual Honda Classic golf tournament. In addition, the community includes a 10,000 square foot Heron Bay Commons clubhouse which features a fitness center, indoor racquetball courts and meeting facilities. The clubhouse is part of a complex available for use by Heron Bay residents, which includes tennis courts, basketball and volleyball courts and a children's playground. Heron Bay is also home to the new 224-room Radisson Plaza Hotel,

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which includes a restaurant, outdoor dining terrace, health club, outdoor swimming pool and retail shops. With the acquisition of the Beaty property beginning in 2001, the Heron Bay community will grow by approximately 280 acres. The property is presently located within unincorporated Broward County. Prior to development, we will seek an annexation agreement with the City of Parkland and will address zoning to permit a mix of high-end townhouse and single-family homes. An additional recreation complex that is expected to be more fitness oriented with exercise equipment and weight center, aerobics room, treatment rooms, a lap pool and outdoor game courts is being planned for Heron Bay.

Parkland. We own approximately 2,255 acres in the city of Parkland, which is located just south of Boca Raton. Parkland Isles, a 294-acre community within Parkland, is being developed and built exclusively by us. Divided into four distinct neighborhoods separated by waterways, Parkland Isles offers homesites with more than 15 floorplans and dozens of elevations ranging in price from $180,000 to $436,000. Amenities available to Parkland Isles residents include The Club, a complex that includes a swimming pool, whirlpool spa, children's play area, tennis and basketball courts, a putting practice green and a three-building clubhouse featuring a teen center, fitness club and a business center with catering kitchen. Our remaining land holdings within the city of Parkland are planned for development as a high-end golf course community along with a portion of the Beaty property that we began acquiring in 2001.

Coral Springs. Planned and developed in the early 1960s by us, Coral Springs has evolved into the eleventh largest city in Florida with approximately 116,000 residents. The city offers a planned mix of rental and condominium apartments, townhomes, courtyard and estate homes. In 2000, we substantially completed the sale of our remaining residential properties in Coral Springs. We offered a variety of home designs in several neighborhoods throughout Coral Springs. Coral Springs is conveniently located near major attractions like a regional shopping mall, a performing arts center and an aquatic complex and fitness center. Coral Springs features some of the highest rated schools in the state, which makes the area especially attractive to families.

MANATEE COUNTY
Waterlefe. Waterlefe is an approximately 602-acre community bordering the Manatee River, which is minutes away from the cities of Sarasota and Bradenton. Waterlefe currently features single-family homes, villas and condominiums priced from $180,000 to $574,000. Existing and planned amenities include an 18-hole golf course and fitness center, a 6,162 square foot clubhouse with dining facilities and a 73-slip marina and 12,102 square foot River Club.

HILLSBOROUGH COUNTY
Sun City Center. Sun City Center, a master-planned age-restricted retirement community, is situated on approximately 4,875 acres located on the west coast of Florida between the cities of Tampa and Sarasota. Housing is tailored for middle-income retirees with housing prices ranging from $100,000 to $370,000. In accordance with Federal law, substantially all of the purchasers must be over 55 years of age, and no one under the age of 18 is permitted to permanently reside in a residence. Amenities include 126 holes of golf over six courses, 17 tennis courts, five heated swimming pools, two of which are Olympic-sized, three health and fitness clubs, lawn bowling greens, shuffleboard courts, volleyball courts, two restaurants and more than 150,000 square feet of indoor recreational facilities. The 13,000 square foot golf and racquet club features four dining rooms with a combined seating capacity of 200. We also own a corporate office building that houses the Sun City Center local staff and the 100-room Sun City Center hotel that includes a 350-seat restaurant. We recently completed a 27,000 square foot recreation facility expansion and have plans for an additional 36 holes of golf, of which, 18 holes are currently under development.

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Walden Lake. Walden Lake is an approximately 2,088-acre gated community located approximately 30 miles east of Tampa. Walden Lake's primary target customers are middle- and upper-income families who live and work in the surrounding cities of Tampa, Plant City, Lakeland and, to a lesser extent, Orlando. Walden Lake also actively sells its homes to retirees. Housing prices range from $108,000 to $1.3 million. Amenities include two 18-hole championship golf courses, a 26,000 square foot clubhouse, a swimming pool, six lighted tennis courts, a fitness center, a 62-acre lake for boating freshwater fishing, six miles of biking and fitness trails, equestrian facilities and a polo field, on-site elementary school and two daycare facilities.

SARASOTA COUNTY
The Tower Residences at The Ritz-Carlton, Sarasota. In July 2000, we purchased a two-acre parcel of land adjacent to the new Ritz-Carlton which is currently under construction in downtown Sarasota. We released for presale an 80-unit luxury residential tower in February 2001. We have entered into an agreement with the Ritz-Carlton Hotel Company, L.L.C. to act as the exclusive manager for this tower. Residences range from 2,801 to 5,274 square feet and be priced from $850,000 to over $4.5 million. Construction of the tower began in July 2001.

Venetian Golf & River Club. We have a contract to purchase approximately 1,087 acres adjacent to the Myakka River in Venice, and expect to close on this property during the fourth quarter of 2001 and begin development immediately thereafter. We plan to offer a total of approximately 1,600 residences in a gated community with a product mix featuring carriage homes, patio homes, executive and estate homes priced from $140,000 to $340,000. Planned amenities may include a clubhouse with a dining facility, an 18-hole golf course with clubhouse, a fitness center, outdoor pool and walking trails.

DADE COUNTY
Keys Gate. Approximately 1,150 acres, Keys Gate is a community located south of Miami. The community features single- and multi-family homes ranging in price from $72,000 to $360,000. Keys Gate is targeted at middle-income customers who primarily live and work in the Miami area. Amenities include eight lighted tennis courts, a health and fitness center, an entertainment amphitheater, racquetball courts, an 11,600 square foot recreation center featuring hobby and game rooms and a library and an 18-hole golf course with an adjoining full-service 24,000 square foot clubhouse featuring restaurants, a banquet hall and a pro shop. In June 1998, we sold the majority of our holdings within the community to another developer. We currently own approximately 130 lots within the community and an 11-acre commercial parcel.

Deering Bay. Deering Bay, an approximately 222-acre gated community overlooking Biscayne Bay, offers tower residences, villas and homesites. We are developing three towers for this community, each offering 45 to 48 residences, priced from $95,000 to over $2.5 million. We have completed one of the towers, Verona, are constructing the second, Siena, and have released the third tower, Milano, for pre-sales. Amenities include an 18-hole championship golf course designed by Arnold Palmer, a 30,000 square foot clubhouse with three restaurants, two marinas with 93 slips able to accommodate yachts of up to 110 feet, seven lighted tennis courts, a fully-equipped health club and a swimming pool. A third marina with an additional 27 slips will be completed in the third quarter of 2001.

Williams Island. In January 2001, we acquired a 4-acre high-rise site within the gated community of Williams Island, located in Aventura, Florida just north of Miami. The tower is designed to offer 167 residences ranging from 1,910 to 8,660 square feet and priced from $615,000 to $3.5 million.

PALM BEACH COUNTY
Harbour Isles. Located on approximately 112 acres, Harbour Isles is a 105-lot waterfront community in North Palm Beach featuring custom homes ranging in price from $1.1 million to $1.4 million, plus

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homesite. We offer six home designs that allow the purchaser to customize, within established design guidelines, floorplans and elevations to a homeowner's specific needs.

Jupiter Yacht Club. Jupiter Yacht Club is an approximately 40-acre waterfront community located in Jupiter, Florida along the intracoastal waterway. We plan to develop five mid-size towers, that will offer residences ranging from 2,100 to 4,100 square feet and priced from $400,000 to $1.2 million. The first of the five towers, The Pointe, is currently under construction. Just a short distance from the Atlantic Ocean, the community features an 89-slip deep-water marina, which accommodates yachts up to 65 feet in length, and includes commercially-zoned land capable of accommodating 66,000 square feet of retail and office space, as well as a 100-room hotel.

One Watermark Place. We purchased approximately three acres of land located in West Palm Beach in April 2001. We released this tower for pre-sale in January 2001. The tower will be located directly on the intracoastal waterway providing views of the Atlantic Ocean. Tower residences will range from 4,000 to 9,800 square feet and be priced from $1.2 million to $8.4 million. Planned amenities include a swimming pool, marina and indoor recreation facility. Construction of the tower began in July 2001.

Evergrene. Evergrene is planned as an approximately 364-acre community nestled within a vast array of wooded uplands and vegetation in Palm Beach Gardens, Florida. We plan to build approximately 1,000 single- and multi-family residences ranging from 1,144 to 3,671 square feet and priced from $136,000 to $569,000. Proposed amenities are expected to include a 38-acre lake, with a 14,000 square foot clubhouse, pools, playground, and three miles of walking trail through preserved areas. We expect to begin development in the fourth quarter of 2001.

Palm Beach Resort Community. Palm Beach Resort is planned as an approximately 1,183-acre resort and residential community located near Jupiter, Florida. We expect to build approximately 800 single-and multi-family homes ranging from 1,632 to over 5,000 square feet with estimated sales prices of $398,000 to over $2.3 million. A 36-hole golf course, a clubhouse, and a corporate center are planned within the community. On the north portion of this parcel we plan to develop a 300-room resort hotel, 90 timeshare residences and golf condominiums. We expect to begin developing the project during the fourth quarter of 2002.

Old Palm Golf Club. Old Palm Golf Club is planned as an approximately 652-acre community development in Palm Beach Gardens, Florida. We expect to offer 226 single-family estate homes, villas and golf cottages priced from $1.0 million to over $4.0 million. Planned amenities include a 18-hole golf course, a state-of-the-art three-hole practice facility and an approximately 34,000 square foot clubhouse. We expect to commence development of this community in the first quarter of 2002.

Jupiter Waterfront. Jupiter Waterfront is an eight-acre parcel located on the intracoastal waterway near Jupiter, Florida. The current development plan provides 8 single-family estate homes with approximately 6,000 square feet of living area priced over $3.0 million each. Development of this neighborhood is expected to start during the first quarter of 2002.

Juno Beach Waterfront. Juno Beach Waterfront is an approximately 64-acre parcel planned for a marina and residential community. This community is expected to include approximately 250 mid-rise tower residences with approximately 2,600 square feet of living space priced at $350,000 to $700,000. The community is also planned to include a hotel, conference center, boat slips and a ship store. We expect to commence development of this community during the fourth quarter of 2003.

MARTIN COUNTY
West Jensen Country Club. We purchased two parcels within the 654-acre community of West Jensen Country Club, located in northern Martin County. The first parcel is comprised of twin villas, ranging from 1,352 to 1,472 square feet and priced from $129,000 to $159,000, all enjoying golf course

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views. On the second parcel, we are marketing a neighborhood of 54 single-family homes from 1,358 to 2,147 square feet priced from $150,000 to $232,000, all with preserve or water views. Amenities include an 18-hole daily fee golf course, an 8,000 square feet clubhouse with dining and banquet facilities, a community pool and tennis courts.

ST. LUCIE COUNTY
St. James Country Club. We purchased a single-family neighborhood of 50 homesites within St. James Country Club, a 449-acre golf course community located in central St. Lucie County. Home designs offer from 1,475 to over 2,277 square feet with prices ranging from $122,000 to $239,000. Amenities within St. James include an 18-hole daily fee golf course and a planned seven-acre recreational complex that will include a 2,500 square foot clubhouse, two lighted tennis courts and a community pool. We plan to sell all of our remaining homesites within the St. James Country Club to another builder.

FLAGLER COUNTY
Hammock Dunes. We currently have under contract approximately 39 oceanfront acres within the Hammock Dunes development in Palm Coast, Florida, located between St. Augustine and Daytona Beach. We plan to build eight luxury high-rise towers containing approximately 300 residences. Our first tower, Portofino, was released for pre-sale in April 2001 and will feature residences ranging from 2,090 to 4,780 square feet and priced from $555,000 to $1.7 million.

OTHER INVESTMENTS

Pelican Isle Yacht Club Limited Partnership. We have invested in two partnerships with investments in Pelican Isle, a community being developed in North Naples, Florida, which includes 137 residences and the Pelican Isle Yacht Club. Pelican Isle is being developed by the Eco Group, a Tampa-based developer of residential communities. We have a 49% interest in a partnership that owns and operates the Pelican Isle Yacht Club. The second partnership that developed and sold luxury high-rise residences sold out all of these units and was dissolved. Residents of Bay Colony, Pelican Landing, Pelican Marsh and Wildcat Run are all eligible for membership in the Pelican Isle Yacht Club.

Walden Woods Business Center Ltd. We are 50% partners with TECO Properties Corporation in Walden Woods Business Center Ltd., a limited partnership, which was formed to develop a 550-acre mixed-use industrial park in Plant City, Florida. We also provide marketing, accounting and other services to the partnership.

Tiburon Golf Ventures Limited Partnership. Tiburon Golf Ventures Limited Partnership was formed with an affiliate of Host Marriott Corporation in 1998 to complete construction of, and then operate a 36-hole, Greg Norman-designed golf course in its Tiburon Naples community. The primary market for this high-end daily fee course is the guests of the adjacent Ritz-Carlton Golf Lodge currently under construction, guests of the existing Ritz-Carlton Beach Hotel and the future residents of the surrounding Tiburon Naples community. In addition, the partnership has sold 178 of 350 non-equity golf memberships, which are currently being sold for $125,000 each. The first 27 holes of the course opened for play in November 1998 and the clubhouse opened in December 2000. The partnership acquired adjacent land in 2000 to construct an additional nine holes of golf expected to be completed in 2002 and for future residential property development. We hold a 51% interest in the venture and collect management fees for operating the golf course. To date, all acquisition and development costs have been funded by the partners in proportion to their partnership interests.

Norman Estates at Tiburon Limited Partnership. Norman Estates at Tiburon Limited Partnership was formed in 1998 for the purpose of constructing and developing a Norman Estates community which will consist of 27 villas priced from $1.2 million to $1.4 million. As of June 30, 2001, we had closed

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on six residences at an average sales price of $1.4 million and there were 21 residences in backlog for $29.4 million. We hold a 49.5% limited partnership interest in the venture as well as have 50% ownership in the general partner which holds 1% of the venture. We also collect developer and construction fees for operating the project. The venture currently has a $2.5 million credit facility with a bank (of which $0 million is outstanding as of June 30, 2001), to fund development and construction costs, which is non-recourse to the partners.

Pelican Landing Golf Resort Ventures Limited Partnership. Pelican Landing Golf Resort Ventures Limited Partnership was formed with Hyatt Equities, LLC in 1998 to develop and operate a 27-hole golf course adjacent to the resort hotel being constructed by Hyatt in Pelican Landing. The course, which is currently under construction, and clubhouse will be built on 476 acres purchased from us and on additional land acquired by the partnership in 2000. The golf course and clubhouse are scheduled to open concurrently with the hotel in 2001. To date, all acquisition and development costs have been funded by the partners in proportion to their partnership interests. We retain a 51% interest in the venture and will also earn development fees for directing course construction as well as management fees for operating the facility. Although subject to change, it is anticipated that Hyatt will retain operation of the food and beverage portion of the venture.

Pelican Landing Timeshare Ventures Limited Partnership. We own a 51% limited partnership interest in Pelican Landing Timeshare Ventures Limited Partnership, which was formed with HTS-Coconut Point, Inc., an affiliate of the Hyatt Hotels Corporation during 1998 to develop up to 339 upscale timeshare residences on 32 acres within the resort golf course being constructed by Pelican Landing Golf Resort Ventures Limited Partnership. In addition, we will earn development fees for managing the construction of the project. HTS-Coconut Point will be the general partner and will also earn fees for sales, marketing, purchasing and property management. This project is currently in the planning stages.

Bighorn. We have a 50% limited partnership interest in Bighorn Development, L.P., which owns two-thirds of Bighorn Development L.L.C., the owner and developer of Bighorn, an exclusive community located in the heart of Palm Desert, California. Bighorn features an 18-hole championship golf course and a 40,000 square foot clubhouse. Bighorn Development L.L.C. acquired the operating assets of Bighorn Development L.P. and developed a neighboring property with an 18-hole golf course.

PROPERTY

We own and use a 26,670 square foot office building in Sun City Center, Florida which is subject to a lien under our senior secured credit facility. We lease 97,180 square feet of office space in Bonita Springs, which serves as our corporate headquarters, and approximately 241,000 square feet of office space in other locations throughout Florida, which serve our divisional homebuilding operations and as branch office space for our related real estate services businesses.

EMPLOYEES

At June 30, 2001, we had approximately 2,600 employees. We have no unionized employees and believe that our relationship with our employees is good.

COMMUNITY DEVELOPMENT DISTRICTS

In connection with the development of certain of our communities, community development or improvement districts may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements, near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district. If the owner of the parcel does not pay this obligation, a lien will be placed on the property to secure the unpaid obligation. The bonds, including interest and redemption premiums, if any, and the associated

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lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. The amount of bond obligations issued by districts with respect to our communities totaled $204.2 million at June 30, 2001.

The districts raise the money to make the principal and interest payments on the bonds by imposing assessments and user fees on the properties benefited by the improvements from the bond offerings. We pay a portion of the revenues, fees, and assessments levied by the districts on the properties we own in our communities that are benefited by the improvements. In addition, we guarantee district shortfalls under some of the bond debt service agreements that we are a party to when the revenues, fees, and assessments which are designed to cover principal and interest and other operating costs of the bonds, are not paid. We can make no assurances that debt service shortfalls guaranteed by us will not occur.

We record a liability for the estimated assessments and user fees levied by the districts on the properties that we own that are fixed and determinable. We reduce this liability by the corresponding assessment assumed by property purchasers at the time of closing and transfer of the property and by cash held by the districts available to offset the particular bond obligation. We have accrued $44.3 million as of June 30, 2001 as the estimated amount of the assessments and user fees that we may be required to pay. The amount we may have to pay in may be more or less than the amount we have accrued.

SEASONALITY

We have historically experienced, and in the future expect to continue to experience, variability in revenue, profit and cash flow. Factors expected to contribute to this variability include:

+  the timing of the introduction and start of construction of new towers;

+  the timing of tower residence sales;

+  the timing of closings of homes, lots and parcels;

+ our ability to continue to acquire land and options on that land on acceptable terms;

+ the timing of receipt of regulatory approvals for development and construction;

+ the condition of the real estate market and general economic conditions in Florida;

+ the prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes; and

+  the cost and availability of materials and labor.

Our historical financial performance is not necessarily a meaningful indicator of future results and, in particular, we expect financial results to vary from project to project and from quarter to quarter. Our revenue may therefore fluctuate significantly on a quarterly basis, and we believe that quarter-to-quarter comparisons of our results should not be relied upon as an indication of future performance.

COMPETITION

The homebuilding industry and real estate development is highly competitive. In each of our business components, we compete against numerous developers and others in the real estate business in and near the areas where our communities are located. Some of our principal competitors include Toll Brothers, Inc., Lennar Corporation, Pulte Corporation, Centex Corporation and Bonita Bay Properties. We, therefore, may be competing for investment opportunities, financing, available land, raw materials and skilled labor with entities that possess greater financial, marketing and other resources.

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Competition generally may increase the bargaining power of property owners seeking to sell, and industry competition may be increased by future consolidation in the real estate development industry.

REGULATORY AND ENVIRONMENTAL MATTERS

We are subject to various laws and regulations relating to the operation of our properties, which are administered by numerous Federal, state and local governmental agencies. In particular, development of property in Florida is subject to comprehensive Federal and Florida environmental legislation, including wildlife, endangered species and wetlands regulation, as well as other state administrative regulations. This regulatory framework, in general, encompasses areas like water quantity and quality, air quality, traffic considerations, availability of municipal services, use of natural resources, impact of growth, energy conservation and utility services, conformity with local and regional plans, and public building approvals, together with a number of other safety and health regulations. Additionally, each municipality has its own planning and zoning requirements. Permits and approvals mandated by regulation for development of any magnitude are often numerous, significantly time-consuming and onerous to obtain, and not guaranteed. The permit processes are administered by numerous Federal, state, regional and local boards and agencies with independent jurisdictions. Permits, when received, are subject to appeal or collateral attack and are of limited duration. Such permits, once expired, may or may not be renewed and development for which the permit is required may not be completed if such renewal is not granted. These requirements have a direct bearing on our ability to further develop communities in Florida. Although we believe that our operations are in full compliance in all material respects with applicable Federal, state and local requirements, our growth and development opportunities in Florida may be limited and more costly as a result of legislative, regulatory or municipal requirements.

Our operating costs may also be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, which require a current or previous owner or operator of real property to bear the costs of removal or remediation of hazardous or toxic substances on, under or in property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate property properly, may adversely affect the owner's ability to borrow by using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of any substance at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. Environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners as operators of real properties for personal injury associated with exposure to released materials containing asbestos or other hazardous materials.

Environmental site assessments conducted at our properties have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any material environmental liability or concerns. Although we conduct environmental site assessments with respect to our own properties, there can be no assurance that the environmental assessments that we have undertaken have revealed all potential environmental liabilities, or that an environmental condition does not otherwise exist as to any one or more of our properties that could have a material adverse effect on our business, results of operations and financial condition.

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LEGAL PROCEEDINGS

From time to time, we have been involved in various litigation matters involving ordinary and routine claims incidental to our business. In addition, in May 2000, Richard Ahlborg, Carol Ahlborg, and other individuals who purchased lots in Pelican Landing filed a lawsuit against us in the United States District Court for the Middle District of Florida, Ft. Myers Division. The lawsuit seeks class action status and was instituted against us and a subsidiary, WCI Realty, Inc. It arose out of a preferred builder program under which plaintiffs purchased vacant lots and then contracted with a builder of their choice to construct a residence on their lots. In consideration of the extensive costs incurred by us and WCI Realty associated with the marketing, sales and advertising of the community for the benefit of the builders who participated in the program, these builders were required to pay a marketing fee to WCI Realty based on a percentage of the construction cost of the home. The plaintiffs asserted that we had an obligation to disclose to them that the preferred builder would pay a marketing fee to us. The plaintiffs have demanded unspecified money damages and have alleged, among other things, violation of the federal Racketeering, Influenced and Corrupt Organizations Act and the Real Estate Settlement Procedures Act. Since the Court has not yet ruled on whether to certify this lawsuit as a class, this litigation is still in its early stages. Accordingly, we are not able to estimate the range of possible loss. Therefore, we are not yet able to determine whether the resolution of this matter will have a material adverse effect on our financial condition or results of operations. We have objected to the certification of this lawsuit as a class action. We believe we have meritorious defenses and intend to vigorously defend this action.

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Demographic trends

The information contained in this section is based on numerous assumptions, including assumptions regarding the continued population growth rate in Florida and the continued economic health of Florida. These assumptions are subject to many factors, which are subject to change and are outside of our control. Results may differ substantially from those anticipated, and in the event results differ materially from those anticipated, our business and results of operations could be materially and adversely affected. Sources of this information are detailed below.

We believe that long-term demographic trends will drive and support our continued growth. These trends include the aging of the "baby boom" generation, the increase in the number of affluent households, and the strength of Florida's population, employment and income growth.

AGING BABY BOOMERS

Our strategy of developing and managing highly-amenitized master-planned communities caters directly to a large proportion of the approximately 2.2 million people expected to migrate to Florida over the next ten years.(1) We expect this group to include many members of the "baby boom" generation (those born between 1946 and 1964), the first of whom turn 55 years old in 2001. Approximately 41 million Americans are expected to reach the age of 50 in the United States from 2000 to 2010.(2) By the year 2010, the population of the state of Florida is projected to include approximately 7.2 million people over the age of 50, representing approximately 40% of the state's population.(3) We view the large numbers of the "baby boom" generation entering retirement age as an expansion of our target market. We actively market to these potential customers whom we believe will continue to seek our highly-amenitized master-planned communities as ideal locations for a primary, second or retirement home.

AMERICANS TURNING 50(4)

                          [AMERICANS TURNING 50 GRAPH]

1995                                     2.8

2000                                     3.6

2005                                     4.1

2010                                     4.3

SOURCE: Department of Health and Human Services, National Center for Health Statistics, 1996

PERCENTAGE OF FLORIDA AND UNITED STATES
POPULATION OVER 50 (ESTIMATED/PROJECTED)

       [PERCENTAGE OF FLORIDA AND UNITED STATES POPULATION OVER 50 GRAPH]

                                NATIONAL    FLORIDA
                                --------    -------
1990                              25.5       32.6

2000                              27.6       34.2

2005                              29.8       36.8

2010                              32.4       39.7

2015                              34.5       42.3

SOURCES: United States Census Bureau (for United States numbers), 2000; University of Florida, Bureau of Economic and Business Research (Florida Statistical Abstract 2000)

---------------

(1) Data Resource Inc., 2001

(2) Department of Health and Human Services, National Center for Health Statistics, 1996

(3) United States Census Bureau (for United States numbers), 2000; University of Florida, Bureau of Economic and Business Research (Florida Statistical Abstract 2000)

(4) Actual birth rates in years 1945, 1950, 1955 and 1960, as reported by the National Center for Health Statistics, 1996, were used as the basis for determining the number of Americans turning 50 for the years 1995, 2000, 2005 and 2010, respectively. The chart does not reflect deaths or migration in or out of the United States.

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Our primary target market is older Americans. Older Americans tend to have a significantly higher homeownership rate than younger Americans, which benefits our business. For 2000, approximately 80% of individuals heading households who are aged 55 or older owned homes, while approximately 60% of individuals heading households who are under age 55 owned homes, according to the Joint Center for Housing Studies of Harvard University 2001.

INCREASING AFFLUENCE WITHIN THE UNITED STATES

A large portion of our target market is comprised of individuals with high household income or net worth who desire a home with highly-amenitized, upscale lifestyle offerings. This market encompasses retirees, secondary home purchasers and primary move-up buyers. Affluent households (defined as households earning more than $100,000 per year or having net worth over $500,000) grew to more than 19 million in 2000 from approximately 11 million in 1995, representing a compound annual growth rate of approximately 12%. The total number of affluent households is expected to rise to more than 33 million by the year 2005, representing a compound annual growth rate of approximately 12% from now to 2005. Additionally, the number of households with $5 million or more in net worth is expected to increase by approximately one million households during this period, representing a compound annual growth rate of more than 20% from between 2000 and 2005.

NUMBER OF AFFLUENT UNITED STATES
HOUSEHOLDS (ESTIMATED/PROJECTED)
(Affluent means income of over $100,000 and/or net worth of over $500,000, not including primary residence)

              [NUMBER OF AFFLUENT UNITED STATES HOUSEHOLDS GRAPH]

SOURCE:  Spectrem Group, 2001

1995E                                  11.2

1996E                                  11.8

1997E                                  13.4

1998E                                  16.7

1999E                                  18.4

2000E                                  19.4

2001P                                  21.6

2002P                                  24.1

2003P                                  26.9

2004P                                  30.0

2005P                                  33.5

NUMBER OF PENTAMILLIONAIRES
(ESTIMATED/PROJECTED)
(Pentamillionaire means net worth of over $5 million)

                      [NUMBER OF PENTAMILLIONAIRES GRAPH]

SOURCE:  Spectrem Group, 2001

1995E                                  0.21

1996E                                  0.25

1997E                                  0.23

1998E                                  0.41

1999E                                  0.59

2000E                                  0.53

2001P                                  0.64

2002P                                  0.77

2003P                                  0.93

2004P                                  1.12

2005P                                  1.35

The coming transfer of wealth to the "baby boom" generation from the generations preceding it is also a key driver for growth in our markets. The annual amount of money to be passed on to the "baby boom" generation is expected to peak at approximately $340 billion around the year 2015, underscoring the "wealth effect" that the country is projected to experience during this period.

          ESTIMATED GENERATIONAL WEALTH TRANSFER (ESTIMATED/PROJECTED)

                 [ESTIMATED GENERATIONAL WEALTH TRANSFER GRAPH]

 SOURCE:  Cornell University Department of Consumer Economics and Housing, 1994

1990E                                                          39.4

1995P                                                          84.3

2000P                                                         143.8

2005P                                                         216.9

2010P                                                         286.2

2015P                                                         335.9

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FLORIDA OVERVIEW

Florida is the nation's fourth most populated state and is one of the most popular destinations for retirees, leisure, homebuyers, businesses and working-age people. With its natural amenities, tropical climate, approximately 1,200 mile coastline, variety of year-round recreational activities, range of housing styles and prices, transportation network, diverse and expanding economy with a variety of major employment centers and no state income tax, Florida offers a high quality of life and a low cost of living. Demand for housing in Florida is strong, reflecting the state's population growth, strong job growth, favorable overall economic environment and strong demographics.

POPULATION TRENDS
Population growth in the Florida marketplace is driven primarily by domestic and international family migration, vacation home purchasers and retirees and a vibrant tourist industry. The strength of these drivers in Florida has led to strong long-term demographic trends, from which we believe we are well positioned to benefit.

As the following chart illustrates, Florida has been outpacing the average population growth rate of the rest of the country. This disparity in growth rates is expected to continue with Florida's population expected to increase 13.4% between 2000 and 2010, according to University of Florida's Bureau of Economic and Business Research 2001, compared to the United States Census Bureau's 2000 projection of 6.6% for the United States as a whole.

COMPARATIVE TEN YEAR UNITED STATES AND FLORIDA POPULATION GROWTH RATES

                 [COMPARATIVE TEN YEAR UNITED STATES/FL GRAPH]

                           US        % CHG     % CHG      FLORIDA
                       -----------   -----   ----------   -------
1990                   248,709,873           12,937,926
2000                   281,421,906   13.2    15,982,378     23.5
2010                   299,862,000    6.6    18,121,300     13.4
2020                   324,927,000    8.4    20,725,000     14.4
2030                   351,070,000    8.0    23,198,000     11.9

                                   PERCENTAGE CHANGE: FL VS. US
                       -----------------------------------------------------
                       1990A-2000A   2000A-2010E   2010E-2020E   2020E-2030E
                       -----------   -----------   -----------   -----------
FLORIDA                   23.5          13.4          14.4          11.9
US                        13.2           6.6           8.4           8.0

SOURCE: United States Census Bureau (for United States numbers), 2000; University of Florida, Bureau of Economic and Business Research (2000 Florida Statistical Abstract)

                   TOP TEN STATES BY NET MIGRATION, 1990-1999

                    [TOP TEN STATES BY NET MIGRATION GRAPH]

Florida                                         1,109
Georgia                                           665
Arizona                                           577
Texas                                             570
North Carolina                                    554
Nevada                                            433
Colorado                                          403
Washington                                        382
Tennessee                                         357
Oregon                                            271

SOURCE:  The Public Policy Institute of New York State, Inc., 2001

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MACROECONOMIC CONDITIONS
Florida's economic health and growth rate are important to our success. According to the Bureau of Economic Analysis of the US Department of Commerce, from 1989 to 1999, Florida's gross state product grew at a compound annual rate of approximately 6.1%, while the national gross domestic product grew at a compound annual rate of 5.6% over the same period.(1)

The following chart illustrates the job growth by number of new jobs in the ten states with the highest job growth for the period from January 1991 to June 2001.

TOP TEN STATES BY TEN YEAR JOB GROWTH--JANUARY 1991-JUNE 2001

                             [Top Ten States Chart]

                                                               Job Growth (millions)
California                                                                                    2.44

Texas                                                                                         1.99

Florida                                                                                       1.33

Georgia                                                                                       0.95

Michigan                                                                                      0.83

Arizona                                                                                       0.63

Ohio                                                                                          0.58

Colorado                                                                                      0.58

Illinois                                                                                      0.55

Washington                                                                                    0.54

SOURCE:  Bureau of Labor Statistics, United States Department of Labor, 2001

---------------

(1 )Bureau of Economic Analysis, US Department of Commerce, 2000

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HOUSING ACTIVITY
Total housing starts in Florida grew from approximately 133,000 in 1990 to approximately 152,000 in 2000 and is projected to grow from approximately 143,000 in 2001 to approximately 161,000 in 2010. According to Data Resource Inc., Florida is also expected to continue to have a strong and stable housing market during the present and near-term weaker overall economy.

FLORIDA TOTAL HOUSING STARTS

                      [FLORIDA TOTAL HOUSING STARTS CHART]

SOURCE:  Data Resource Inc., April 2001

Florida's housing market, measured by permits, has historically been less volatile than other states with comparably sized housing markets.

FLORIDA AND SELECTED STATES SINGLE-FAMILY BUILDING PERMITS 1985-2000

  [Florida and Selected States Single-Family Building Permits 1985-2000 CHART]

SOURCE:  Real Estate Center at Texas A&M University, 2001

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Management

EXECUTIVE OFFICERS AND DIRECTORS

The directors and executive officers of WCI Communities and their respective ages and positions are as follows:

NAME                    AGE                            POSITION
-----------------------------------------------------------------------------------------
Alfred Hoffman, Jr....  67   Chief Executive Officer and Director
Don E. Ackerman.......  67   Chairman of the Board of Directors and Executive Vice
                             President
Jerry L. Starkey......  42   President, Chief Operating Officer and Director
James P. Dietz........  37   Senior Vice President and Chief Financial Officer
Steven C. Adelman.....  49   Senior Vice President and Treasurer
R. Michael Curtin.....  54   Senior Vice President, Marketing
Milton G. Flinn.......  46   Senior Vice President, Real Estate Services Division
David L. Fry..........  41   Senior Vice President, Amenities Division
Michael R.              47   Senior Vice President, Homebuilding Division
  Greenberg...........
Vivien N. Hastings....  49   Senior Vice President and General Counsel
S. Charles Mattoff....  57   Senior Vice President, Human Resources
George R. Page........  58   Senior Vice President, Tower Division
F. Philip Handy.......  57   Director
Lawrence L. Landry....  58   Director
Thomas F.               58   Director
  McWilliams..........
Joshua J. Mintz.......  46   Director
Jay Sugarman..........  39   Director
Stewart Turley........  67   Director

Alfred Hoffman, Jr. is the Chief Executive Officer and a Director of WCI. From July 24, 1995 until the date of the merger of WCI Communities Limited Partnership and Florida Design Communities, Mr. Hoffman served as Chief Executive Officer of WCI Communities Limited Partnership, and from July 1998 until the date of the merger, he also served as a Director of WCI Communities Limited Partnership. From 1985 until the date of the merger, Mr. Hoffman also served as Chief Executive Officer and Chairman of the Board of Directors of Florida Design Communities. He also served as President of Florida Design Communities from 1985 to 1989 and 1993 to 1994. Mr. Hoffman is Chief Executive Officer and Chairman of the Board of Directors of First Fidelity Title, Inc., Financial Resources Group, Inc., Florida Lifestyle Management Company, Courtyards at Sun City Center, Inc. and Sun City Center Office Plaza, Inc. He also is Chief Executive Officer and a Director of Sun City Center Land Company and is a Director of Aston Care Systems, Inc. Prior to establishing Florida Design Communities, Mr. Hoffman founded Tekton Corporation, a homebuilder which he sold to Union Camp Corporation in 1970, and from 1970 to 1975, he served as head of Union Camp Corporation's real estate homebuilding subsidiary. From 1975 to 1985, Mr. Hoffman was a private developer in the Tampa Bay area.

Don E. Ackerman is the Chairman of the Board of Directors and Executive Vice President of WCI. From July 24, 1995 until the date of the merger, Mr. Ackerman served as Chairman of the Board of Directors and Executive Vice President of WCI Communities Limited Partnership. From 1985 until the date of the merger, Mr. Ackerman also served as a Director of Florida Design Communities. He is also a Director of First Fidelity Title, Inc., Financial Resources Group, Inc., Florida Lifestyle Management Company, Courtyards at Sun City Center, Inc., Sun City Center Office Plaza, Inc., Sun City Center

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Land Company and Aston Care Systems, Inc. From 1967 until 1991, Mr. Ackerman was a partner at J.H. Whitney & Co., a venture capital firm. Mr. Ackerman is President of Chandelle Ventures, Inc., his private investment company, and serves as Chairman of the Board of Walden University, Inc. Mr. Ackerman is a Director of Schlumberger Limited.

Jerry L. Starkey is the President and Chief Operating Officer and a Director of WCI. From 1998 until the date of the merger, Mr. Starkey was the President and Chief Operating Officer of WCI Communities Limited Partnership. From 1994 until the date of the merger, he also served as President and Secretary of Florida Design Communities. Since joining Florida Design Communities in 1988, Mr. Starkey has also held the office of Chief Operating Officer. Mr. Starkey is President of First Fidelity Title, Inc., Financial Resources Group, Inc., Courtyards at Sun City Center, Inc., Sun City Center Land Company and Sun City Center Office Plaza, Inc. Prior to joining the predecessor to Florida Design Communities, Mr. Starkey was Executive Vice President of George Thomas Homes, a production homebuilder with operations in Texas and Florida. Mr. Starkey is a member of the State Bar of Texas. In addition, Mr. Starkey was President and Secretary of Aston Care Systems, Inc. from 1996 to 1998.

James P. Dietz is a Senior Vice President and Chief Financial Officer of WCI. From October 1996 until the date of the merger, Mr. Dietz was the Chief Financial Officer and Treasurer of Florida Design Communities. Since joining Florida Design Communities in 1995, Mr. Dietz has also held the position of Corporate Controller. In addition, from 1996 until 1998, Mr. Dietz served as Chief Financial Officer of Aston Care Systems, Inc. Prior to joining Florida Design Communities, Mr. Dietz was Manager of Business Development at GTE Leasing Corporation, an affiliate of GTE. From 1986 until 1993, Mr. Dietz held various professional positions, including audit manager, at Arthur Andersen & Co.

Steven C. Adelman is the Senior Vice President and Treasurer of WCI. From 1996 until the date of the merger, Mr. Adelman served as Senior Vice President and Treasurer of WCI Communities Limited Partnership. Prior to joining WCI Communities Limited Partnership, Mr. Adelman was Vice President of Finance and Accounting at Inco Homes Corporation. From 1981 until 1993, Mr. Adelman held various management positions, including partner, at Kenneth Leventhal and Company, a public accounting firm specializing in the real estate industry.

R. Michael Curtin is the Senior Vice President, Marketing and Sales of WCI. From 1997 until the date of the merger, Mr. Curtin was the Senior Vice President, Marketing and Sales of Florida Design Communities. Since joining Florida Design Communities in 1995, Mr. Curtin has also held the office of Vice President, Marketing. Prior to joining Florida Design Communities, Mr. Curtin was employed by The Hunt Group as the Marketing and Sales Director for Rosedale Golf and Country Club.

Milton G. Flinn is the Senior Vice President, Real Estate Services Division of WCI. From 1993 until the date of the merger, Mr. Flinn was Chief Administrative Officer of Florida Design Communities. Since joining Florida Design Communities in 1983, Mr. Flinn has also held the office of Vice President of Human Resources. Prior to joining Florida Design Communities, Mr. Flinn was Personnel Administrator Tropicana Products.

David L. Fry is the Senior Vice President, Amenities Division of WCI. From 1995 until the date of the merger, Mr. Fry was Vice President, Amenities of WCI Communities Limited Partnership. From 1989 until 1995, Mr. Fry was Golf Operations Director of the South Seas Resort Company. Prior to joining the South Seas Resort Company, Mr. Fry was Assistant Superintendent of the Bonita Bay Club, Bonita Springs Florida.

Michael R. Greenberg has been Senior Vice President, Homebuilding Division of WCI since the fall of 1999. Since joining WCI in 1998, Mr. Greenberg has also held the office of Division President of the Naples/Bonita Springs Homebuilding Division. Prior to joining WCI, Mr. Greenberg was Executive

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Vice President for Avatar Properties in Coral Gables, Florida. From 1991 to 1997, Mr. Greenberg held various positions with Toll Brothers, Inc., including Vice President.

Vivien N. Hastings is the Senior Vice President and General Counsel of WCI. From 1995 until the date of the merger, Ms. Hastings was Senior Vice President and General Counsel of WCI Communities Limited Partnership. Prior to serving as General Counsel, Ms. Hastings held various positions in WCI Communities Limited Partnership's legal department. Prior to joining WCI Communities Limited Partnership, from 1982 to 1989, Ms. Hastings was Vice President and Co-General Counsel of Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co. From 1977 until 1982 Ms. Hastings was an associate with the Chicago law firm of Winston & Strawn.

S. Charles Mattoff is the Senior Vice President, Human Resources of WCI. From 1995 until the date of the merger, Mr. Mattoff held the positions of Vice President and Senior Vice President in charge of human resources for WCI Communities Limited Partnership. Prior to joining WCI, Mr. Mattoff was Vice President of Human Resources for the Aerospace Division of Vickers, Inc. from 1974 to 1994.

George R. Page is the Senior Vice President, Tower Division of WCI. From 1996 until the date of the merger, Mr. Page was General Manager of Bay Colony and Pelican Bay. Since joining WCI Communities Limited Partnership in 1990, Mr. Page also held the positions of Project Manager and Vice President of Development for Bay Colony. Prior to joining WCI Communities Limited Partnership, Mr. Page was Vice President of Development and Treasurer of Relleum, Inc. in Naples, Florida. From 1968 until 1987, Mr. Page held various management positions in marketing and sales with DVI Marketing Services, Inc., EWA Corporation, Scott USA and The Lange Company.

F. Philip Handy has been a Director of WCI since February 1999. Mr. Handy is the Chairman and President of Winter Park Capital Company, a private investment firm that he founded. From June 1996 until December 1999, Mr. Handy was managing partner of Equity Group Investments, a private investment firm. From 1980 to 1997, Mr. Handy was Chairman and President of Winter Park Capital. Mr. Handy also serves on the board of Anixter International and currently serves as Chairman of the Florida Board of Education.

Lawrence L. Landry has been a Director of WCI since May 1999. From July 24, 1995 until August 1998, Mr. Landry served as a Director of WCI Communities Limited Partnership. From January 1996 until March 1999, Mr. Landry served as a Director of Florida Design Communities. Mr. Landry is the President and Chief Executive Officer of Westport Advisors, Ltd., which is the general partner of Westport Senior Living Investment Fund L.P. From February 1989 until June 1998, Mr. Landry was the chief finance and investment officer of the John D. and Catherine
T. MacArthur Foundation. The MacArthur Foundation has been a stockholder of WCI since 1995. In addition, Mr. Landry is a member of the Board of Trustees of Clark University and also serves on the Board of Directors of Greystone.

Thomas F. McWilliams has been a Director of WCI since March 1999. Mr. McWilliams has been employed by Citicorp Venture Capital, Ltd. since 1983 and has been a member of its investment committee since 1984. Mr. McWilliams serves on the boards of Chase Industries, MMI Products, Polar Corporation, HydroChem Industrial Services, Ergo Science Corporation, Pen-Tab Industries, Airxcel Inc., Pursell Industries, Strategic Industries and Royster-Clark Group Inc.

Joshua J. Mintz has been a Director of WCI since October 2000. Mr. Mintz is the Vice President and General Counsel of the John D. and Catherine T. MacArthur Foundation. Prior to joining the foundation in 1994, Mr. Mintz was a partner with the law firm Sidley & Austin for five years, specializing in commercial litigation and business reorganization.

Jay Sugarman has been a Director of WCI since 1995. Mr. Sugarman is Chairman of the Board and Chief Executive Officer of iStar Financial, Inc., a publicly traded finance company focused on the real

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estate industry. From 1996 to 1997, he was Senior Managing Director of Starwood Capital Group, LLC and from 1993 to 1996, was President of Starwood Mezzanine Investors, L.P.

Stewart Turley has been a Director of WCI since February 1999. Mr. Turley was Chairman of the Board and Chief Executive Officer of Eckerd Corporation and also held the positions of manager of Eckerd's non-drug operations, Vice President, Senior Vice President, President and Chief Executive Officer before retiring in 1997. Mr. Turley also serves on the boards of Sprint Corporation, Springs Industries, Inc., and MarineMax, Inc.

BOARD OF DIRECTORS

Our amended and restated certificate of incorporation provides for an eleven person board of directors. Currently, our board has nine members. When we complete this offering, our board will be classified into three classes, each class serving for a three-year term, with one class being elected each year by WCI's stockholders. For more information on our board, see the section captioned "Description of capital stock -- Anti-Takeover Measures -- Election and removal of directors." Currently, the directors of the key subsidiary of WCI Communities, Bay Colony-Gateway, are the same as that of WCI Communities.

We have an Investors Agreement that will terminate when we complete this offering. The Investors Agreement contains certain supermajority voting provisions with respect to WCI and its subsidiaries, regarding the sale of assets and property in excess of $25.0 million, the issuance of stock or incurrence of indebtedness in excess of $25.0 million and the termination of employment or amendment to the respective employment and consulting agreements of Al Hoffman, Jr. and Don E. Ackerman.

COMMITTEES OF THE BOARD OF DIRECTORS

There are two committees of the board of directors: the Audit Committee and the Compensation Committee. The board of directors may also establish from time to time any other committees that it deems necessary or advisable.

The Audit Committee is responsible for making recommendations to the board of directors regarding the selection of independent accountants to audit our annual financial statements, conferring with the independent accountants and reviewing the scope and the fees of the annual audit, reviewing our audited financial statements, accounting and financial procedures, monitoring our ethics and conflict of interest procedures and approving the nature and scope of nonaudit services performed by the independent accountants. Upon completion of the initial public offering, the Audit Committee is expected to consist of Mr. Handy, Mr. Landry and Mr. Turley, with Mr. Handy serving as the chairman.

The Compensation Committee is responsible for reviewing and making recommendations to the board of directors on all matters concerning compensation of management. The Compensation Committee is comprised of Mr. Turley, Mr. Sugarman, Mr. McWilliams, Mr. Handy and Mr. Landry with Mr. Turley serving as the chairman.

DIRECTOR COMPENSATION

Each director who is not our employee will receive a fee of $5,000 for each full-day board meeting attended, $2,500 for each half-day board meeting attended and $500 for each telephone meeting attended. In addition, committee chairmen receive an annual fee of $3,000 and committee members receive an annual fee of $2,000. Directors who are also our employees will receive no remuneration for serving as directors. Directors' fees may be applied toward the exercise of vested stock options under the Non-Employee Directors' Stock Incentive Plan.

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NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

WCI has a 1998 WCI Communities, Inc. Non-Employee Directors' Stock Incentive Plan (formerly the 1998 Watermark Communities, Inc. Non-Employee Directors Stock Incentive Plan), pursuant to which non-qualified stock options to purchase up to 150,000 shares of the common stock of WCI Communities may be granted to non-employee directors of WCI Communities or any of its subsidiaries. The Compensation Committee administers the plan, and will from time to time grant options under the plan in a form and having terms, conditions and limitations as the committee may determine in accordance with the plan. The terms, conditions and limitations must be set forth in a stock option agreement. No option may be granted under the plan after December 4, 2008, but the terms of options granted on or before that date may extend beyond December 4, 2008. Participants may defer all or a portion of their directors' meeting fees to apply to the exercise price of vested shares under the plan. In the event of any change in the outstanding common stock of WCI by reason of stock split, spin-off, stock dividend, reorganization, merger, consolidation or similar event, the number of shares subject to the plan and available for or covered by options and related option prices will be adjusted. Except as otherwise provided in a stock option agreement, in the event of a change of control, as defined in the plan, the committee may, in its discretion, take any actions it deems necessary or desirable, including without limitation, acceleration of exercisability of an option, cash out of an option or substitution of benefits to substantially preserve the value, rights and benefits of an affected option. The committee has the authority to amend the terms and conditions applicable to outstanding options granted under the plan, provided that no action may modify any outstanding option in a manner adverse to a participant without the participant's consent, other than as provided for in the plan. Our board of directors may amend, suspend or terminate the plan, except that no action, other than as provided for in the plan, may be taken which would, without stockholder approval, increase the aggregate number of shares available for options under the plan, decrease the option price of outstanding options, change the requirements relating to the committee or extend the term of the plan.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned and/or paid for services rendered to us for the year ended December 31, 2000, with respect to our Chief Executive Officer and our four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                      ------------------------------------   -------------------------
                                                                 OTHER       SECURITIES
                                                                 ANNUAL      UNDERLYING                   ALL OTHER
NAME AND PRINCIPAL POSITION            SALARY      BONUS      COMPENSATION   OPTIONS(1)   LTIP PAYOUTS   COMPENSATION
---------------------------------------------------------------------------------------------------------------------
Alfred Hoffman, Jr./Chief
  Executive Officer.................  $750,000   $1,275,000        --              --          --          $    --
Jerry L. Starkey/
  President/COO.....................   450,000      982,400        --          50,000          --           96,448(2)
George R. Page/Senior
  Vice President....................   300,000      338,400        --          32,000          --           48,050(3)
Michael R. Greenberg/
  Senior Vice President.............   275,000      330,000        --          32,000          --               --
James P. Dietz/Senior
  Vice President/CFO................   275,000      264,000        --          32,000          --           20,000(2)

---------------

(1) Represents options for common stock that, prior to August 31, 2001, were of our former parent company, Watermark. WCI has assumed the option plans of Watermark following Watermark's merger into WCI. This offering will not result in accelerated vesting of the remaining unvested portion of these option grants. These options will continue to vest and be exercisable according to their terms.

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(2) Reflects payment during 2000 related to terminated Florida Design Communities Deferred Compensation Bonus Plan. Under the plan, payment was made after the fifth anniversary of the date of grant, subject to a five-year vesting schedule.

(3)  One-time payout related to the elimination of age weighted 401(k) bonus.

GRANTS OF STOCK OPTIONS(1)
The following table sets forth all grants of options to acquire WCI shares of common stock to our executive officers named in the summary compensation table in the fiscal year ended December 31, 2000.

                                                            INDIVIDUAL GRANTS
                                         -------------------------------------------------------
                                                       PERCENT OF
                                                         TOTAL
                                         NUMBER OF      OPTIONS
                                         SECURITIES    GRANTED TO
                                         UNDERLYING    EMPLOYEES     EXERCISE OR
                                          OPTIONS      IN FISCAL     BASE PRICE      EXPIRATION        GRANT DATE
        NAME/PRINCIPAL POSITION           GRANTED         YEAR         ($/SH)           DATE        PRESENT VALUE(2)
--------------------------------------------------------------------------------------------------------------------
Alfred Hoffman, Jr./Chief
  Executive Officer....................        --           --             --                 --            --
Jerry L. Starkey/
  President COO........................    50,000         11.6         $8.625        May 1, 2010         $2.78
George R. Page/Senior
  Vice President.......................    32,000          7.4          8.625        May 1, 2010          2.78
Michael R. Greenberg/
  Senior Vice President................    32,000          7.4          8.625        May 1, 2010          2.78
James P. Dietz/Senior
  Vice President/CFO...................    32,000          7.4          8.625        May 1, 2010          2.78

---------------

(1) Represents options for common stock that, prior to August 31, 2001, were of our former parent company, Watermark. WCI has assumed the option plans of Watermark following Watermark's merger into WCI.

(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined by using the Black-Scholes option model with the following assumptions: expected option life of six years, dividend yield of $0 and expected volatility of zero percent. The risk free interest rate at the grant date was 6.7%.

MANAGEMENT INCENTIVE COMPENSATION PLAN
WCI has a WCI Communities Inc. Management Incentive Compensation Plan (formerly the Watermark Communities, Inc. Management Incentive Compensation Plan) which provides selected employees with the opportunity to receive a cash bonus based on the employee's and WCI's annual performance. The Management Incentive Compensation Plan covers individuals employed at WCI for the entire calendar year in positions designated by senior management as those that impact corporate earnings. Individual awards under the Management Incentive Compensation Plan are expressed as a percentage of salary ranging from 20% to 100% depending on job classification and are determined based on the degree to which certain performance and financial targets are achieved by the employee and WCI. These targets are proposed by the Chief Executive Officer or President/Chief Operating Officer, subject to approval by the Compensation Committee, at the beginning of each year. Awards may be more or less than targeted amounts depending upon actual results compared with the goals established.

STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES
WCI has a 1998 Stock Purchase and Option Plan for Key Employees (formerly the Watermark Communities 1998 Stock Purchase and Option Plan for Key Employees), pursuant to which incentive stock options (as defined under Section 422 of the Code), non-qualified stock options, restricted stock or other stock-based awards to purchase up to 10% of the issued and outstanding shares of our common stock may be granted to employees or other persons having a relationship with us or one of our subsidiaries. The Compensation Committee shall administer the plan, and may from time to time

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grant awards in a form and having terms, conditions and limitations as the committee may determine in accordance with the plan. The terms, conditions and limitations are set forth in grant agreements. No award may be granted under the plan more than ten years after stockholder approval of the Plan, but the terms of awards granted on or before that date may extend beyond that date. In the event of any change in the outstanding common stock of WCI by reason of stock split, spin-off, stock dividend, reorganization, merger, consolidation or similar event, the committee must adjust appropriately the number of shares subject to the plan and make any other revisions as it deems equitably required. The committee has the authority to amend the terms and conditions applicable to outstanding awards granted under the plan, but not to modify any outstanding award in a manner adverse to a participant without that participant's consent (other than as provided for in the plan). Our board of directors may amend, suspend or terminate the plan, except that no action (other than as provided for in the plan) may be taken which would, without stockholder approval, increase the aggregate number of shares available for awards under the plan, decrease the price of outstanding awards, change the requirements relating to the committee or extend the term of the plan.

EMPLOYMENT AGREEMENTS
Mr. Hoffman has an employment agreement with WCI, pursuant to which he is employed as its Chief Executive Officer for four years ending on December 31, 2002. The agreement automatically renews for successive one-year terms unless either Mr. Hoffman or WCI notifies the other party to the contrary. Mr. Hoffman's annual salary for 2001 is $900,000 and he will receive advances against his future bonus that are paid simultaneously with his salary that will result in aggregate annual compensation of $1,285,000. Mr. Hoffman is entitled to be paid a bonus of 120% to 170% of his annual salary, depending on the level of achievement of certain objectives by WCI and its affiliates. Mr. Hoffman may terminate his employment and become a consultant to WCI, after providing notice of his intention to do so. During the four-year term of Mr. Hoffman's agreement, the board of directors of WCI has the right to approve or disapprove of Mr. Hoffman's election to act as a consultant. If Mr. Hoffman becomes a consultant, he will be paid consulting compensation equal to 50% of his then aggregate annual compensation. Any consulting period will end on June 30, 2005.

If Mr. Hoffman's employment is terminated by WCI without cause, Mr. Hoffman will continue to be paid at an annual rate equal to his aggregate annual compensation for the balance of the then current employment term; plus the next renewal term, if any, unless notice of termination is given and neither party had given notice of non-renewal prior to the notice of termination. If the board of directors materially diminishes Mr. Hoffman's powers or duties, Mr. Hoffman may terminate the agreement, in which circumstance WCI must continue to pay him his aggregate annual compensation for the greater of (1) the balance of the then current employment term, plus the next renewal term, if any, unless notice of termination is given and neither party had given notice of non-renewal prior to the notice of termination or (2) 30 months. During the term of the agreement and for the three years thereafter, Mr. Hoffman may not compete with WCI and may not solicit any employee of WCI to accept employment with him or any other person.

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Related party transactions

We expect to enter into a lease with an entity controlled by Don E. Ackerman for approximately 100,000 square feet of space in an office building to be constructed adjacent to our existing office in Bonita Springs, Florida. The initial term of the lease is expected to be 15 years with one 5-year option period. The rental rate is estimated to be approximately $17.50 per square foot and is subject to confirmation by a qualified independent appraiser that the lease rate is at fair market value and is further subject to Board approval of the specific terms of the lease.

In February 2001, we paid $718,750 to Citicorp Venture Capital, Ltd., a beneficial owner of our common stock through its ownership interest in Communities Investor Limited Partnership, for services rendered in connection with the offering of our 10 5/8% senior subordinated notes due 2011. In addition, an affiliate of Citicorp Venture Capital purchased $25.0 million of our 10 5/8% senior subordinated notes due 2011 in connection with the offering of those notes and another affiliate of Citicorp Venture Capital is a participant under our senior secured credit facility having provided $35.0 million of term loans under that facility.

In June 2000, Jerry L. Starkey received an advance of his vested and unvested deferred compensation in an amount equal to $349,000 in connection with the purchase of a home. In exchange for the advance, he executed a promissory note in favor of Watermark, our former parent, in an amount equal to the advance, which bears interest at 10%. The promissory note was subsequently amended to be payable to WCI. Principal in the amount of $190,365 was paid on March 15, 2001 and the amount of $158,635 is due on March 15, 2002. Prior to March 15, 2003 interest accrues and becomes due and payable in the event of the voluntary termination of employment of Mr. Starkey. In the event Mr. Starkey remains employed by WCI on March 15, 2003, WCI will forgive the payment of all accrued interest.

In April 2000, Thomas F. McWilliams contracted for the purchase of a residence for $460,000, the list price. WCI and Mr. McWilliams simultaneously entered into a lease agreement wherein Mr. McWilliams will lease the residence to WCI for a period of one year from the date of closing in consideration of a decorator allowance in the amount of $37,940 to be credited against the purchase price at closing.

In August 2000, the remaining balance of the $82.5 million Ohio Savings Bank loan and the $50.5 million Starwood Financial loan were combined under a restated loan agreement with iStar Financial representing a total balance of $72.5 million. The loan was fully repaid in February 2001.

In December 1999, we entered into a month-to-month lease agreement with N501EK, L.L.C. for the non-exclusive use of a 1978 Cessna 501 aircraft. During the term of the lease, we pay a lease payment of $25,600, per month, and $700 per flight hour. Mr. Ackerman and Mr. Hoffman own 75% of N501EK, L.L.C.

In June 1999, Communities Finance Company sold multi-family residential parcels to an entity in which Mr. Landry is a principal for the list price of $6.0 million. The parcels had been marketed at that price for several months. Mr. Landry is a member of our board of directors.

In March 1999, we acquired approximately 14,800 acres of non-contiguous land in Palm Beach and Martin Counties from the John D. and Catherine T. MacArthur Foundation for $227.5 million. We simultaneously sold approximately 2,200 acres for $132.5 million. The remainder of the land, approximately 12,600 acres, was acquired with the proceeds of a loan by Ohio Savings Bank in the amount of $82.5 million and $20.0 million of cash. We have begun the entitlement process on this land and we expect to continue to sell some of this property to third parties. As of June 30, 2001, we have sold approximately 9,300 of the 12,600 acres for $107.1 million in property sales. We expect to

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sell an additional 1,000 acres and develop the remaining 2,300 acres for our own homebuilding and amenities operations. The MacArthur Foundation is a principal stockholder in WCI. See "Related party transactions" and "Principal stockholders."

A portion of the $82.5 million loan from Ohio Savings Bank that was used to finance the acquisition of the MacArthur Foundation land was syndicated to an affiliate of iStar Financial Inc. Jay Sugarman, a member of our board of directors, is the Chairman and Chief Executive Officer of iStar Financial Inc. Mr. Sugarman did not vote in connection with this transaction.

In April 1998, Communities Finance purchased certain interests of WCI Communities Limited Partnership from CBS for approximately $70.0 million of which $50.5 million was financed by an affiliate of Starwood Financial Inc. Starwood Financial Inc. had observation rights at the time of the loan closing, which included the right to have a representative attend and participate in all meetings of our board of directors, but included no right to vote or attend any portion of any board meeting during which the loan of Starwood Financial was discussed. Mr. Sugarman is Chairman and Chief Executive Officer of iStar Financial, the successor entity to Starwood Financial.

On November 19, 1997, Mr. Ackerman purchased an equity membership in the Bay Colony Golf Club for $115,000 consisting of a $90,000 down payment and a $25,000 interest-free loan from us. Upon the resale of this membership, Mr. Ackerman will receive 80% of the resale price of the membership and the loan will become due and payable in full.

Pursuant to a lease agreement, dated March 18, 1996, with Walden Center LLC, we lease approximately 60,212 square feet of commercial office space from Walden Center LLC for use as our headquarters. The term of the lease is ten years with two five-year renewal options. Base rent under the lease is $14.00 per square foot, which is adjusted annually based on United States Consumer Price Index. Lease payments aggregated approximately $1.4 million in 2000. Mr. Ackerman serves as Chairman of the Board of Walden Center LLC, and he and his immediate family beneficially own 100% of Walden Center LLC.

Pursuant to five separate lease agreements between Sun City Center Office Plaza, Inc. ("SCCOP") and each of Financial Resources Group, Inc., First Fidelity Title Company, Sun City Center Realty, Inc., WCI Planning and Design Center and Interior Home WCI (collectively, the "SCCOP Lessees"), SCCOP leases to the SCCOP Lessees commercial office space in Sun City Center Office Plaza. Financial Resources leases 2,268 square feet for $14.20 per square foot under a lease expiring August 2007. First Fidelity leases 2,988 square feet for $14.00 per square foot under a lease expiring August 2007. Sun City Center Realty leases 5,242 square feet for $12.48 per square foot under a lease expiring August 2001. WCI Planning and Design Center leases 3,558 square feet for $14.00 per square foot under a lease expiring November 2002. Interior Home WCI leases 2,966 square feet for $15.13 per square foot under a lease expiring September 2001. Messrs. Ackerman and Hoffman beneficially own approximately 19.6% and approximately 60.7% of SCCOP, respectively. Messrs. Starkey, Flinn and Dietz together beneficially own 3.5% of SCCOP.

Mr. Ackerman has an agreement with WCI, pursuant to which he provides advice on major financial and strategic business planning to WCI for ten years, ending on July 24, 2005. Under the agreement, Mr. Ackerman is paid $500,000 annually and he receives a benefit allowance of $100,000 in lieu of employee welfare benefits otherwise provided by WCI for health, life and disability insurance, 401(k) savings plans and other similar benefit programs. Mr. Ackerman receives a further allowance of $60,000 for support expenses, since he maintains a separate office and does not lease office space or secretarial support from us. If Mr. Ackerman's agreement is terminated by WCI without cause, we must pay, at our option, either: (1) a termination payment representing the net present value of the annual compensation for the balance of the term of his agreement or (2) his annual compensation in

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RELATED PARTY TRANSACTIONS
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equal monthly installments for the balance of the term of his agreement, as if no termination had occurred. In either case, we must continue to pay Mr. Ackerman his benefit allowance on a monthly basis, as if no termination had occurred. If the board materially diminishes Mr. Ackerman's powers or duties, Mr. Ackerman may terminate the agreement, which termination will be treated as termination without cause by us for the purpose of payments to Mr. Ackerman. If Mr. Ackerman's agreement is terminated by his disability or death, we will continue to pay to his estate the annual salary and benefit allowance for the remaining term of the agreement, reduced by 50% if the termination occurs prior to July 24, 2001 and reduced by 25% if the termination occurs after that date. During the term of the agreement and for the following three years, Mr. Ackerman may not compete with us and may not solicit any of our employees to accept employment with him or any other person.

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Principal stockholders

The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

+  each person who beneficially owns more than five percent of the common stock;

+  each of our directors;

+  the named executive officers; and

+  all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial
ownership is based on        shares of common stock outstanding as of
, 2001, and        shares of common stock outstanding after completion of this offering. Fractional shares have been rounded to the nearest whole number.

The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an
aggregate of        additional shares of our common stock, and up to
shares of common stock will be outstanding after the completion of this offering. The percentage of shares beneficially owned after the offering is calculated based on the mid-point of the shares on the first day of trading. For
purposes of this table we have assumed that the price is $     per share, the
mid-point of the range set forth on the cover of this prospectus.

Unless otherwise indicated, the address for each person or entity named above is WCI's principal executive office.

                                                                            PERCENTAGE OF SHARES
                                                                             BENEFICIALLY OWNED
                                                             SHARES         --------------------
                                                          BENEFICIALLY       BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED(1)        OFFERING    OFFERING
------------------------------------------------------------------------------------------------
Citicorp Venture Capital, Ltd.(2)(3)..................
  399 Park Avenue, 14th Floor
  New York, New York 10043
John D. and Catherine T. MacArthur Foundation(2)(4)...
  140 South Dearborn Street, Suite 110
  Chicago, Illinois 60603
Kamehameha Activities Association(2)(5)...............
  c/o Estate of Bernice Pavahi Bishop
      567 South King Street, Suite 200
      Honolulu, Hawaii 96813
Alfred Hoffman, Jr.(2)(6).............................
Don E. Ackerman(2)(7).................................
Donald K. Basta(8)....................................
Elisabeth Hoffman(9)..................................
Jerry L. Starkey(10)..................................
James P. Dietz(11)....................................
Steven C. Adelman(12).................................
R. Michael Curtin(13).................................
Milton G. Flinn(14)...................................
David L. Fry(15)......................................

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PRINCIPAL STOCKHOLDERS
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                                                                            PERCENTAGE OF SHARES
                                                                             BENEFICIALLY OWNED
                                                             SHARES         --------------------
                                                          BENEFICIALLY       BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED(1)        OFFERING    OFFERING
------------------------------------------------------------------------------------------------
Michael R. Greenberg(16)..............................
Vivien N. Hastings(17)................................
S. Charles Mattoff(18)................................
George R. Page(19)....................................
F. Phillip Handy(20)..................................
Lawrence L. Landry(21)................................
Thomas F. McWilliams(21)(22)..........................
Joshua J. Mintz(21)...................................
Jay Sugarman(21)......................................
Stewart Turley(21)....................................
All current directors and executive officers as a
  group (18 persons)..................................

------------
  *   Represents beneficial ownership of less than 1%.

 (1) The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest.

 (2)  Prior to our initial public offering, 17,500,000 shares of common stock
      constituting   % of WCI's outstanding shares are held by Communities
      Investor Limited Partnership ("CILP"), and beneficially owned by its general and limited partners including Kamehameha Activities Association, Citicorp Venture Capital, John D. and Catherine T. MacArthur Foundation, Alfred Hoffman, Jr. and Don E. Ackerman. Under the limited partnership agreement of Communities Investor Limited Partnership (the "CILP Agreement"), the shares held by CILP will be distributed to the partners after the consummation of the initial public offering pursuant to a formula set forth in the CILP Agreement that is based upon the closing price of the shares at the end of the first day of trading. For consistency of presentation, we have disclosed the number of shares (and the related beneficial ownership percentage) that Kamehameha, Citicorp Venture Capital, the MacArthur Foundation, Mr. Ackerman and Mr. Hoffman would have owned prior to the consummation of the initial public offering if the shares of CILP had been distribution prior to the initial public offering.

 (3) For consistency of presentation we have treated shares held by CILP as if those shares had been distributed to its partners prior to the initial
      public offering. Does not include approximately     shares owned by 63 BR
      Partnership,     shares owned by Natasha Partnership,     shares
      beneficially owned by Thomas McWilliams and     shares owned by certain
      other employees of Citicorp Venture Capital (collectively, the "CVC Affiliate Shares"). Prior to the offering and the assumed distribution of
      shares to the CILP partners, CVC has voting control over       shares of
      common stock held by CILP of which CVC may be deemed to be the beneficial owners by virtue of the CILP Agreement and a related voting agreement. The voting agreement terminates upon completion of the initial public offering.

 (4) For consistency of presentation we have treated shares held by CILP as if those shares had been distributed to its partners prior to the initial public offering. Prior to the offering and the assumed distribution of the shares to the CILP partners, the McArthur Foundation has voting control
      over           shares of common stock by virtue of the CILP Agreement and the related voting agreement. The voting agreement terminates upon completion of the initial public offering.

 (5) For consistency of presentation we have treated shares owned by CILP as if those shares had been distributed to its partners prior to the initial public offering. Prior to the offering and the assumed distribution of the shares to the CILP partners, Kamehameha has voting control over shares of common stock by virtue of the CILP Agreement and the related voting agreement. The voting agreement terminates upon completion of the initial public offering.

 (6)  Includes 1,800,505 shares of common stock owned by Al Hoffman and shares owned by CILP that for consistency of presentation we have treated as if those shares had been distributed to Mr. Hoffman prior to the initial public offering. Prior to the offering and the assumed distribution of shares to the CILP partners, Mr. Hoffman has voting
      control over         shares owned by CILP by virtue of the CILP Agreement
      and a related voting agreement. After the offering, the shares of WCI held by CILP will be distributed to its partners and therefore no longer subject to the CILP

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PRINCIPAL STOCKHOLDERS
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      Agreement and a related voting agreement. Mr. Hoffman disclaims ownership in the shares attributed to him but with respect to which he has no rights.

 (7)  Includes         shares of common stock owned by the Don E. Ackerman Trust
      dated December 14, 1996 of which Don E. Ackerman is the trustee and owned by CILP that for consistency of presentation we have treated as if those shares had been distributed prior to the initial public offering. The shares held by CILP are indirectly held either directly by Mr. Ackerman or by the Ackerman Family Limited Partnership which Mr. Ackerman controls. Prior to the offering and the assumed distribution of shares to the CILP partners, Mr. Ackerman has voting control over shares owned by virtue of the CILP Agreement and a related voting agreement. After the offering, the shares of WCI held by CILP will be distributed to its partners and therefore no longer subject to the CILP Agreement and a related voting agreement. Mr. Ackerman disclaims ownership in the shares attributed to him but with respect to which he has no rights.

 (8) Includes 624,108 shares held by Donald K. Basta, as Voting Trustee for Elisabeth Hoffman under Trust dated January 4, 1999; 624,108 shares held by Donald K. Basta, as Voting Trustee for Melissa Hoffman under Trust dated January 4, 1999 and 596,254 shares held by Donald K. Basta, as Voting Trustee for Matthew P. Hoffman under Trust dated January 4, 1999.

 (9) Includes 1,149,564 shares held by Elisabeth Hoffman as Personal Representative of the Estate of Marcia P. Hoffman and 624,108 shares held by Donald K. Basta, as Voting Trustee for Elisabeth Hoffman under Trust dated January 4, 1999.

(10) The number of shares of common stock shown as beneficially owned includes 101,347 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(11) The number of shares of common stock shown as beneficially owned includes 55,259 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(12) The number of shares of common stock shown as beneficially owned includes 17,315 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(13) The number of shares of common stock shown as beneficially owned includes 19,527 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(14) The number of shares of common stock shown as beneficially owned includes 20,632 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(15) The number of shares of common stock shown as beneficially owned includes 24,523 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(16) The number of shares of common stock shown as beneficially owned includes 36,400 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(17) The number of shares of common stock shown as beneficially owned includes 21,441 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(18) The number of shares of common stock shown as beneficially owned includes 12,709 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(19) The number of shares of common stock shown as beneficially owned includes 63,524 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(20) The number of shares of common stock shown as beneficially owned includes 1,466 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(21) The number of shares of common stock shown as beneficially owned includes 6,667 options to acquire common stock of WCI that are exercisable within 60 days of the date hereof.

(22)  Includes         shares of common stock held indirectly by the Thomas F.
      McWilliams Flint Trust u/t/a 10/27/98 for Mr. McWilliams and
      shares of common stock held indirectly by Alchemy L.P. of which Mr. McWilliams is the general partner. Prior to the initial public offering, the Flint Trust and Alchemy hold their shares indirectly by virtue of their partnership interests in CILP. After the initial public offering, the shares will be directly held by the Flint Trust and Alchemy because the shares of WCI held by CILP will be distributed to its partners. Prior
      to the initial public offering, includes         shares of common stock
      held by 63 BR Partnership, (ii)         shares of common stock of Natasha
      Partnership         , (iii)         shares of common stock held by David
      Thomas, (iv)         shares of common stock held by John Weber (v)
              shares of common stock held by Noelle Cournoyer and (vi) shares of common stock held by Citicorp Venture Capital, which shares Mr. McWilliams may be deemed to have voting and investment control over prior to the initial public offering through a power-of-attorney. After the initial public offering, there will not be a power-of-attorney and accordingly, Mr. McWilliams will have no voting or investment control over the these shares.

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Description of capital stock

Immediately prior to the closing of this offering and effective upon the filing of our restated certificate of incorporation, our authorized capital stock will
consist of        shares of common stock, $.01 par value per share,      shares
of series common stock, $.01 par value per share and        shares of preferred
stock, $.01 par value per share.

As of June 30, 2001, our outstanding capital stock consisted of 25,369,376 shares of common stock. No other shares of any class or series were issued and outstanding as of June 30, 2001. In addition,

+ 2,536,937 shares of common stock were reserved for issuance upon the exercise of outstanding stock options that were granted under the 1998 Stock Purchase and Option Plan for Key Employees;

+ 150,000 shares of common stock were reserved for issuance upon the exercise of stock options granted or to be granted under the Non-Employee Directors' Stock Incentive Plan; and

Upon consummation of the offering, our capital stock outstanding will consist of shares of common stock, par value $.01 per share and no shares of preferred stock, par value $.01 per share. These shares of preferred stock will not have been designated as to series and will be available for issuance from time to time in one or more series at the discretion of our board of directors. While we have no present intention to issue additional shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control of WCI.

The common stock has one vote per share. All outstanding shares of the common stock are validly issued, fully paid and nonassessable. As of June 30, 2001, there were 46 holders of all of our common stock.

The following description of the material terms of our capital stock is subject to our restated certificate of incorporation and second amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

COMMON STOCK

VOTING RIGHTS
Each share of common stock will be entitled to one vote. Except as noted above, and except as provided under the Delaware General Corporation Law, the holders of shares of common stock vote together as a single class on all matters on which stockholders are permitted or entitled to vote, including the election of directors.

DIVIDENDS
Each share of common stock will be entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future. See "Dividend policy."

LIQUIDATION RIGHTS
In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, holders of common stock will be entitled to share ratably with holders of common stock in the distribution of assets to the stockholders.

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DESCRIPTION OF CAPITAL STOCK
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OTHER PROVISIONS
There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there will be no redemption provisions, conversion provisions or sinking fund provisions applicable to the common stock.

Upon the closing of this offering, all the outstanding shares of common stock will be validly issued, fully paid and nonassessable.

ELECTION OF DIRECTORS
The election of the directors of WCI will be determined by a majority of the votes cast at the general meeting at which the directors are elected. Stockholders of WCI will not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to our common stock will, as a practical matter, be entitled to control the election of all directors.
After this offering,        will collectively control approximately   % of the
voting rights and will as a result have the power to control the election of all of the WCI directors.

TRANSFER
Common shares will be, subject to the restrictions and requirements described in this prospectus, transferable by their holders.

PREFERRED STOCK AND SERIES COMMON STOCK

The rights and preferences of our authorized preferred stock and series common stock initially will be undesignated. Our board of directors will have the authority to issue the preferred shares and series common stock in one or more series and to fix the rights, preferences, privileges and restrictions attaching to those shares, including dividend rights, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series and the designation of any series, without further vote or action by the stockholders.

Any series of preferred stock or series common stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights.

At present, we have no plans to issue any preferred shares or series common stock.

BOARD ACTIONS

WCI's second amended and restated by-laws provide that certain actions will require approval by our board of directors. Actions will require approval by a majority of the votes present and entitled to be cast at a properly convened meeting of our board of directors.

THE NEW YORK STOCK EXCHANGE

We have applied to list our common stock on The New York Stock Exchange under the trading symbol "WCI".

TRANSFER AGENT AND REGISTRAR

          will serve as transfer agent and registrar for the common shares in the United States.

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DESCRIPTION OF CAPITAL STOCK
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REGISTRATION RIGHTS

After this offering, the holders of           shares of common stock will be
entitled to various rights with respect to the registration of such shares under the Securities Act due to the Registration Rights Agreement, dated as of
          , 2001. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registrations and are entitled, subject to limitations, to include shares in the registration. Citicorp Venture Capital, Kamehameha Activities Association and the John D. and Catherine F. MacArthur Foundation, together acting as a group, and the estates of Don Ackerman and Al Hoffman, acting individually, may require us to file a registration statement under the Securities Act with respect to their shares on one occasion each, and we have agreed to bear all registration expenses incurred in connection with those registrations other than underwriters discounts and selling concessions. In the demand registrations, we are required to use our reasonable best efforts to complete the registration. The total number of shares subject to demand
registration is                . These rights are subject to conditions and
limitations, among them, the right of the underwriters of an offering to limit the number of shares included in a registration. Pursuant to agreements with the underwriters of this offering, the holders entitled to these various
registration rights have agreed to waive such rights for      days following the
date of this prospectus.

ANTI-TAKEOVER MEASURES

DELAWARE LAW
We are governed by the provisions of Section 203 of the DGCL. In general,
Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

+ prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

+ upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

    +  by our officers and directors and

    + by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

+ at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

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DESCRIPTION OF CAPITAL STOCK
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ELECTION AND REMOVAL OF DIRECTORS
Our restated certificate of incorporation will specify that our board of directors will be classified into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by WCI's stockholders. Directors may be removed only for cause and only by the affirmative vote of a majority in voting power of all shares of WCI entitled to vote generally in the election of directors. In addition, the authorized number of directors may be changed only by resolution of our board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our restated certificate of incorporation and second amended and restated by-laws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

STOCKHOLDER MEETINGS AND WRITTEN CONSENT
Our restated certificate of incorporation to be effective upon consummation of the offering will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of the stockholders can only be called by the officers of WCI or the majority of the board of directors.

STOCKHOLDER NOMINATIONS AND PROPOSALS
Our second amended and restated by-laws will provide that a stockholder may nominate one or more persons for election as directors or may bring other business at an annual meeting only if the stockholder has given written notice, either by personal delivery or certified mail, to the corporate secretary of WCI not less than 90 days and not more than 120 days before the first anniversary of the preceding year's annual meeting. Each notice must contain:

+ as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the nominee required by the proxy rules under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

+ as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

+ the name and address of the stockholder or beneficial owner, if any, on whose behalf the proposal is made, as they appear on WCI's stock transfer books;

+ the class, series and number of WCI shares which are owned beneficially and of record by such stockholder and such beneficial owner, if any; and

+ if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.

Business brought before an annual meeting without complying with these provisions will not be transacted.

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DESCRIPTION OF CAPITAL STOCK
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LIABILITY OF OFFICERS AND DIRECTORS

Our restated certificate of incorporation will provide that no director will be personally liable for violations of the director's fiduciary duty, except

+ for any breach of the director's duty of loyalty to the corporation or its stockholders,

+ for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

+ for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions or

+ for any transaction from which a director derived an improper personal benefit.

Our restated certificate of incorporation will provide that WCI may indemnify any officer or director except for liability resulting from willful misconduct or a knowing violation of the criminal law or of any federal or state law. We have been informed that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy and is unenforceable.

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Shares eligible for future sale

Prior to the offering, there has been no public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise equity capital in the future.

Upon completion of the offering,        shares of our common stock will be
outstanding. The shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act or by a person who is subject to a lock-up agreement as described below. The remaining shares outstanding upon completion of the offering will be restricted securities under Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144, which is summarized below.

LOCK-UP AGREEMENTS

Each of our company, our executive officers and directors and substantially all our stockholders have agreed that, without the prior written consent of UBS Warburg LLC on behalf of the underwriters, it will not, during the period ended 180 days after the date of this prospectus, sell shares of common stock or take other related actions, subject to limited exceptions, all as described under "Underwriting." The lock-up agreements cover an aggregate of 25,369,376 shares.

RULE 144

In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

+  one percent of the number of shares of common stock then outstanding, which
   will equal approximately                shares immediately after the
   offering; and

+ the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

RULE 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares outstanding upon completion of the offering that are restricted securities under Rule 144 may be sold immediately under Rule 144(k) without so complying.

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SHARES ELIGIBLE FOR FUTURE SALE
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STOCK OPTIONS

After the completion of this offering, we intend to file a registration statement under the Securities Act to register all of the shares of common stock reserved for issuance under our 1998 Stock Purchase and Option Plan for Key Employees. Based upon the number of shares currently reserved for issuance under this plan, this registration statement would cover approximately 2,536,937 shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

Taking into account the lock-up agreements, and assuming UBS Warburg LLC does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

+ beginning on the effective date of the offering, only the shares sold in this offering will be immediately available for sale in the public market;

+       shares will become eligible for sale pursuant to Rule 144 beginning
   days after the date of this prospectus,      shares will be eligible for sale
   in                  and      shares will be eligible for sale in
                    . Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described above; and

+       shares issuable upon exercise of outstanding options and      shares
   issuable pursuant to a contractual arrangement will be eligible for sale one year after issuance.

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U.S. tax consequences to non-U.S. holders

The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to some Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", individuals who are United States expatriates and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Such persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder and these authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

As used in this section, a "U.S. Holder" of common stock means a holder that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and
(iv) a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

DIVIDENDS

Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any effectively connected dividends received by a foreign corporation may, under particular circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (or the IRS) Form W-8BEN (or other applicable form) and certify under penalties of perjury, that the holder is not a United States person or (b) hold common stock through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations. Special certification requirements apply to some Non-U.S. Holders that are entities rather than individuals.

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U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS
--------------------------------------------------------------------------------

A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with the conduct of trade or business by the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) WCI is or has been a "U.S. real property holding corporation" for United States federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

WCI believes that it is currently a "U.S. real property holding corporation" for United States federal income tax purposes. If the common stock is "regularly traded" (as defined in the Code) on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five percent of the common stock will be subject to United States federal income tax on the disposition of the common stock. If the common stock is not regularly traded, then all Non-U.S. Holdings will be subject to United States federal income tax on the disposition of the common stock.

FEDERAL ESTATE TAX

Common stock held by an individual Non-U.S. Holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

WCI must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to the holder and the tax withheld with respect to dividends, regardless of whether withholding was required. Copies of the information returns reporting dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of common stock within the United States or conducted through some U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder

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U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS
--------------------------------------------------------------------------------

(and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

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Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown Inc. are the representatives of the underwriters.

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
-----------------------------------------------------------------------
UBS Warburg LLC.............................................
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
                                                              ---------
Total.......................................................
                                                              =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us to an
additional             shares at the initial public offering price less the
underwriting discounts and commissions and estimated offering expenses to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional             shares.

                                                              NO EXERCISE    FULL EXERCISE
------------------------------------------------------------------------------------------
Per Share...................................................
Total.......................................................

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .
Expenses include the Securities and Exchange Commission and NASD filing fees, New York Stock Exchange listing fees, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Our company and each of our directors, executive officers and substantially all of our current stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for shares of common stock until after the date that is 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. This agreement does not generally apply to the exercise of options under our employee benefits plans. Although it has advised us that it has no intent or understanding to do so, UBS Warburg LLC, in its sole discretion, may permit early release of the shares of our common stock subject to the restrictions detailed above prior to the

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 88

UNDERWRITING
--------------------------------------------------------------------------------

expiration of the 180-day lock up period. UBS Warburg LLC has advised us that, prior to granting an early release of our common stock, it would consider factors including need, market conditions, the performance of our common stock price, trading liquidity, prior trading habits of the selling stockholder and other relevant considerations.

At our request, certain of the underwriters have reserved for sale, at the
initial public offering price, up to           shares of our common stock being
offered for sale to some of our directors, officers, employees and business affiliates. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+ the history and the prospects for the industry in which we compete; the ability of our management;

+ our prospects for future earnings, the present state of our development, and our current financial position;

+ the general condition of the securities markets at the time of this offering; and

+ the recent market prices of, and the demand for, public traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise

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UNDERWRITING
--------------------------------------------------------------------------------

might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof. The underwriters and their affiliates have in the past performed investment banking, commercial lending and financial advisory services for us and our affiliates for which they have received customary compensation, and they may from time to time do so in the future. UBS Warburg LLC was an initial purchaser in connection with our $250.0 million and $100.0 million private placements of 10 5/8% senior subordinated notes due 2011 in February, 2001 and June, 2001, respectively. In connection with such private placements, UBS Warburg LLC received customary fees and expense reimbursement.

Each underwriter has represented and agreed that:

+ it has not offered or sold, and will not offer or sell, any ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

+ it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom; and

+ it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the ordinary shares to a person who is an authorized or exempted person within the meaning of the Financial Services Act 1986 or any order made thereunder, or to any other person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise be lawfully issued or passed on.

We have applied for quotation on the New York Stock Exchange under the symbol "WCI".

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Legal matters

Simpson Thacher & Bartlett, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus. Cahill Gordon & Reindel, New York, New York will pass upon certain legal matters for the underwriters.

Experts

The consolidated financial statements of WCI Communities, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the Securities and Exchange Commission (which we refer to as the "SEC"), Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933, with respect to our common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement and to our registration statement on Form S-4 under the Securities Act whereby we registered some of our debt. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are currently subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing combined financial statements audited by an independent public accounting firm.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.

  Report of Independent Certified Public Accountants........   F-2

  Consolidated Financial Statements for the years ended
  December 31, 2000, 1999 and 1998..........................   F-3

  Unaudited Consolidated Financial Statements for the six
  months ended June 30, 2001
  and 2000..................................................  F-42

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WCI COMMUNITIES, INC.
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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of WCI Communities, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity/partners' capital and of cash flows present fairly, in all material respects, the financial position of WCI Communities, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Fort Lauderdale, Florida

February 14, 2001, except for Note 1 which is as of August 31, 2001

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WCI COMMUNITIES, INC.
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CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2000           1999
                                                              ------------    ----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS
Cash and cash equivalents...................................  $    55,737     $   33,492
Restricted cash.............................................       15,521         16,665
Contracts receivable........................................      228,742        118,669
Mortgage notes and accounts receivable......................       33,322         24,043
Real estate inventories.....................................      649,007        594,459
Investments in amenities....................................       34,832         43,944
Property and equipment......................................       81,317         82,388
Investments in joint ventures...............................       35,792         25,394
Other assets................................................       46,451         34,781
Goodwill and other intangible assets........................       32,375         30,264
                                                              -----------     ----------
          Total assets......................................  $ 1,213,096     $1,004,099
                                                              ===========     ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................  $   146,432     $   90,972
Customer deposits and other liabilities.....................      170,860        115,546
Deferred income tax liabilities.............................       15,715             --
Community development district obligations..................       26,944         36,864
Senior secured credit facility..............................      289,000        286,630
Finance subsidiary debt.....................................       72,495         96,244
Mortgages and notes payable.................................      115,418         83,333
Subordinated notes, 81%, respectively, due to related
  parties...................................................       57,010         57,010
                                                              -----------     ----------
                                                                  893,874        766,599
                                                              -----------     ----------
Commitments and contingencies (Note 19)
Stockholders' equity:
  Common stock, $.01 par value; 50,000,000 shares authorized
     and 25,456,348 shares issued...........................          254            254
  Additional paid-in capital................................      139,259        139,032
  Retained earnings.........................................      180,504         98,563
  Treasury stock, at cost, 92,173 and 40,486 shares,
     respectively...........................................         (795)          (349)
                                                              -----------     ----------
          Total stockholders' equity........................      319,222        237,500
                                                              -----------     ----------
          Total liabilities and stockholders' equity........   $1,213,096     $1,004,099
                                                              ===========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          2000            1999            1998
                                                      ------------    ------------    ------------
                                                      (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
                      REVENUES
Homebuilding........................................   $  614,665      $  428,837      $  251,564
Parcel and lot......................................      130,918         131,673         140,007
Amenity membership and operations...................       70,974          76,307          33,124
Real estate services and other......................       65,595          44,599          23,668
                                                       ----------      ----------      ----------
          Total revenues............................      882,152         681,416         448,363
                                                       ----------      ----------      ----------
                   COSTS OF SALES
Homebuilding........................................      445,386         324,791         181,466
Parcel and lot......................................       59,377          75,865          88,033
Amenity membership and operations...................       55,820          63,596          31,536
Real estate services and other......................       46,351          19,676          13,393
                                                       ----------      ----------      ----------
          Total costs of sales......................      606,934         483,928         314,428
                                                       ----------      ----------      ----------
          Contribution margin.......................      275,218         197,488         133,935
                                                       ----------      ----------      ----------
                   OTHER EXPENSES
Interest expense, net...............................       43,363          42,621          34,620
Selling, general, administrative and other..........       80,483          64,480          34,275
Real estate taxes, net..............................        9,315           7,581           7,523
Depreciation and amortization.......................        4,425           4,398           2,332
Amortization of goodwill and intangible asset.......        3,229           2,383             199
Dividend on redeemable preferred stock..............           --              --             922
                                                       ----------      ----------      ----------
          Total other expenses......................      140,815         121,463          79,871
                                                       ----------      ----------      ----------
Income before income taxes and extraordinary item...      134,403          76,025          54,064
Income tax (expense) benefit........................      (52,462)          5,562         (12,881)
                                                       ----------      ----------      ----------
Income before extraordinary item....................       81,941          81,587          41,183
Extraordinary item
  Loss on debt restructuring........................           --           1,694              --
                                                       ----------      ----------      ----------
Net income..........................................       81,941          79,893          41,183
  Excess of carrying value of preferred stock over
     fair value of consideration paid...............           --              --           1,786
                                                       ----------      ----------      ----------
Net income available to stockholders/partners.......   $   81,941      $   79,893      $   42,969
                                                       ==========      ==========      ==========
Earnings (loss) per share:
Basic
  Income before extraordinary item..................   $     3.23      $     3.21      $     2.36
  Extraordinary item................................   $       --      $     (.07)     $       --
  Net income........................................   $     3.23      $     3.14      $     2.36
Diluted
  Income before extraordinary item..................   $     3.23      $     3.21      $     2.36
  Extraordinary item................................   $       --      $     (.07)     $       --
  Net income........................................   $     3.23      $     3.14      $     2.36
Weighted average number of shares
  Basic and diluted.................................   25,368,129      25,437,601      18,193,946

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/PARTNERS' CAPITAL

                                                     STOCKHOLDERS' EQUITY
                                    ------------------------------------------------------   PARTNERS' CAPITAL
                                       COMMON STOCK                                          ------------------
                                      PAR VALUE $.01      ADDITIONAL
                                    -------------------    PAID-IN     RETAINED   TREASURY   GENERAL   LIMITED
                                      SHARES     AMOUNT    CAPITAL     EARNINGS    STOCK     PARTNER   PARTNERS    TOTAL
                                    ----------   ------   ----------   --------   --------   -------   --------   --------
                                                         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
BALANCE AT DECEMBER 31, 1997......          --    $ --     $     --    $     --    $  --      $ 400    $ 84,709   $ 85,109
Distributions.....................          --      --           --          --       --        (31)     (8,229)    (8,260)
Redemption of ownership
  interest........................          --      --           --          --       --         --     (30,484)   (30,484)
Net income for the period January
  1, 1998 to November 30, 1998....          --      --           --          --       --        122      24,177     24,299
Issuance of common stock for
  partners' interest in WCI LP....  17,500,000     175       70,489          --       --       (491)    (70,173)        --
Issuance of common stock for
  acquisition of FDC..............   7,628,148      76       65,718          --       --         --          --     65,794
Issuance of common stock to
  employees.......................     328,200       3        2,825          --       --         --          --      2,828
Net income for the month ended
  December 31, 1998...............          --      --           --      18,670       --         --          --     18,670
                                    ----------    ----     --------    --------    -----      -----    --------   --------
BALANCE AT DECEMBER 31, 1998......  25,456,348     254      139,032      18,670       --         --          --    157,956
Net income........................          --      --           --      79,893       --         --          --     79,893
Purchase of treasury stock........     (40,486)     --           --          --     (349)        --          --       (349)
                                    ----------    ----     --------    --------    -----      -----    --------   --------
BALANCE AT DECEMBER 31, 1999......  25,415,862     254      139,032      98,563     (349)        --          --    237,500
Net income........................          --      --           --      81,941       --         --          --     81,941
Contribution......................          --      --          227          --       --         --          --        227
Purchase of treasury stock........     (51,687)     --           --          --     (446)        --          --       (446)
                                    ----------    ----     --------    --------    -----      -----    --------   --------
BALANCE AT DECEMBER 31, 2000......  25,364,175    $254     $139,259    $180,504    $(795)     $  --    $     --   $319,222
                                    ==========    ====     ========    ========    =====      =====    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                  (IN THOUSANDS OF DOLLARS)
Cash flows from operating activities:
  Net income available to stockholders/partners.............  $  81,941   $  79,893   $  42,969
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Net loss on early repayment of debt.....................         --       1,694          --
    Excess of carrying value of preferred stock over fair
      value of consideration paid...........................         --          --      (1,786)
    Release of tax asset valuation allowance................         --     (18,500)         --
    Depreciation and amortization...........................      7,654       6,781       2,531
    Amortization of debt issue costs to interest expense....      4,630       3,048       3,628
    Gain on disposal of property and equipment..............     (4,507)         --          --
    (Earnings) losses from investments in joint ventures,
      net of write-offs.....................................     (1,320)         56         117
    Contributions to investments in joint ventures..........    (12,046)     (1,729)     (7,558)
    Distributions from investments in joint ventures........      2,968       1,884       1,035
  Real estate inventories:
    Additions to real estate inventories....................   (485,559)   (478,479)   (212,195)
    Capitalized interest and real estate taxes..............    (41,858)    (42,113)    (34,354)
    Cost of sales, including amortization of capitalized
      interest and real estate taxes........................    478,869     381,662     261,279
  Changes in assets and liabilities:
    Restricted cash.........................................      1,144       5,143      10,287
    Contracts receivable....................................   (110,073)     42,379     (67,546)
    Accounts receivable.....................................    (11,041)     18,390      (8,024)
    Investments in amenities................................      9,112       4,921       3,777
    Other assets............................................    (11,937)     19,232     (24,050)
    Accounts payable and accrued expenses...................     58,040      (4,011)     31,842
    Customer deposits and other liabilities.................     47,061      (1,229)     28,646
    Deferred income tax liabilities.........................     15,715          --       1,623
                                                              ---------   ---------   ---------
        Net cash provided by operating activities...........     28,793      19,022      32,221
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Additions to mortgage notes receivable....................     (5,388)     (8,080)    (29,808)
  Principal reductions on mortgage notes receivable.........      7,150      15,932      39,461
  Net proceeds from sale of investment in real estate.......         --       3,000         382
  Additions to property and equipment.......................    (12,089)    (11,833)     (1,119)
  Proceeds from sale of property and equipment..............     14,175          --          --
  Payment for purchase of assets of real estate
    brokerages..............................................     (4,064)       (350)         --
                                                              ---------   ---------   ---------
        Net cash (used in) provided by investing
          activities........................................       (216)     (1,331)      8,916
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Senior secured credit facilities:
    Net (repayments) borrowings on revolving line of
      credit................................................  $ (47,630)  $   1,750   $  11,474
    Borrowing on amortizing term loan.......................     50,000     200,000          --
    Repayments on amortizing term loan......................         --    (141,000)    (15,592)
  Proceeds from borrowings on mortgages and notes payable...     85,452      38,861      45,370
  Principal reductions on mortgages and notes payable.......    (53,367)    (92,753)    (46,441)
  Principal reductions on subordinated notes................         --          --     (18,000)
  Net (reductions) borrowings on community development
    district obligations....................................     (9,920)     (5,613)      6,915
  Debt issue costs..........................................     (4,281)    (10,857)         --
  Proceeds from borrowings on finance subsidiary debt.......     72,495      84,886      50,500
  Principal reduction on finance subsidiary debt............    (98,862)    (80,182)    (12,245)
  Acquisition of redeemable preferred stock.................         --          --     (21,800)
  Distributions to partners, net............................         --          --      (8,260)
  Redemption of ownership interest..........................         --          --     (30,484)
  Issuance of treasury stock................................         --          --       2,828
  Contribution..............................................        227          --          --
  Purchase of treasury stock................................       (446)       (349)         --
  Net cash from acquisition.................................         --          --         889
                                                              ---------   ---------   ---------
    Net cash used in financing activities...................     (6,332)     (5,257)    (34,846)
                                                              ---------   ---------   ---------
Net increase in cash and cash equivalents...................     22,245      12,434       6,291
Cash and cash equivalents at beginning of year..............     33,492      21,058      14,767
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $  55,737   $  33,492   $  21,058
                                                              =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

1.  BUSINESS ORGANIZATION

Prior to August 31, 2001, WCI Communities, Inc. (the Company) was a wholly owned subsidiary of Watermark Communities Inc. (Watermark). Watermark was formed in August 1998 to buy, manage, own, develop and sell real estate assets and amenity facilities. On August 31, 2001, Watermark was merged into the Company, and all outstanding shares of Watermark were exchanged for the Company's common stock. At the time of the merger, Watermark's only significant asset was its investment in the Company. All share and per share amounts give retroactive effect to the merger. On August 31, 2001, immediately prior to the merger, the Company filed an amendment to its certificate of incorporation that increased the Company's authorized capital stock from 200,000 shares of common stock, $.01 par value per share, to 50,000,000 shares of common stock, $.01 par value per share.

Prior to November 30, 1998, Watermark was a non-operating entity. On November 30, 1998, Watermark completed a reorganization of WCI Communities Limited Partnership (WCI LP) in which all of the partnership interests were exchanged for 17,500,000 shares of its common stock. This reorganization was accounted for at the historical book value of WCI LP's assets and liabilities because it was a transfer of WCI LP's net assets to a recently formed substitute entity chartered by the owners of WCI LP. Simultaneously with this reorganization, all of the common stock of Florida Design Communities, Inc. and several affiliated companies (collectively FDC) were exchanged for 7,628,148 shares of common stock of Watermark. Prior to the acquisition, FDC had certain common officers and stockholders with Watermark. This transaction was accounted for as an acquisition under purchase accounting. On June 29, 1999, Watermark merged its commonly controlled wholly owned subsidiaries WCI LP and FDC and renamed the surviving entity WCI Communities, Inc.

WCI LP was formed in July 1995 to acquire substantially all of the outstanding capital stock and certain assets of a subsidiary of CBS Corporation, formerly known as Westinghouse Electric Corporation (WELCO). In July 1995, WCI LP acquired the outstanding capital stock and net assets with proceeds from $373,876 of acquisition debt, $101,000 of partners' capital contributions, and $23,586 from issuance of 23,585,719 shares of redeemable preferred stock in Bay Colony -- Gateway, Inc. (BCG), a wholly owned subsidiary of WCI LP. Profits and losses were allocated to the WCI LP partners in proportion to their respective percentage Partnership interests.

In December 1996, BCG formed Communities Finance Company (CFC), a wholly-owned finance subsidiary. In April 1998, CFC acquired from WELCO for $69,800 its 30% ownership interest in WCI LP, $18,000 of WCI LP subordinated debt, and all of BCG's redeemable preferred stock. The subordinated debt was acquired at face value of $18,000 and the ownership interests at $30,484, which approximated WELCO's original contribution to WCI LP. The preferred stock of BCG was acquired for $21,800, resulting in $1,786 of excess carrying value over fair value of consideration paid, increasing net income available to stockholders/partners.

2.  SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting principles and practices used in the preparation of the consolidated financial statements follows.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

BASIS OF FINANCIAL STATEMENT PRESENTATION
The consolidated financial statements include the accounts of the Company inclusive of WCI LP and of FDC since its acquisition. The equity method of accounting is applied in the accompanying consolidated financial statements with respect to those investments in joint ventures, in which the Company has less than a controlling interest. All material intercompany balances and transactions are eliminated in consolidation.

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the financial statements and report amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND PROFIT RECOGNITION FROM SALES OF REAL ESTATE
Revenue from land sales is recognized at the time of closing. The related profit is recognized in full when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred under the deposit method and the related inventory is classified as completed inventory. Deferred income consists primarily of estimated profits on land sales, which require various forms of continued involvement by the Company, and is included in other liabilities. Deferred income is recognized as the Company's involvement is completed.

Revenue for tower residences under construction is recognized on the percentage-of-completion method. Revenue recognized is calculated based upon the percentage of total costs incurred in relation to estimated total costs. Revenue is recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a refund except for nondelivery of the residence, the majority of residences are under firm contracts, collection of the sales price is assured and costs can be reasonably estimated. Any amounts due under sales contracts, to the extent recognized as revenue, are recorded as contracts receivable. Any sales after the completion of tower residence construction are recorded as revenue on the completed contract method. As of December 31, 2000, nine tower residence projects are under construction, eight of which are beyond the preliminary stage of construction and sufficient units have been sold to meet the criteria for percentage-of-completion revenue recognition.

Single and multi-family home building revenue is recognized at the time of closing under the completed contract method. The related profit is recognized when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred until such requirements are met and the related sold inventory is classified as completed inventory.

The Company's operations are in Florida. Consequently, any significant economic downturn in the Florida market could potentially have an effect on the Company's business, results of operations and financial condition.

REAL ESTATE INVENTORIES AND COST OF SALES
Real estate inventories consist of developed and undeveloped land, tower residences and homes under construction and land under development. Real estate inventories, including capitalized interest and

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

real estate taxes, are carried at the lower of cost or fair value determined by evaluation of individual projects. Total land and common development costs are apportioned on the relative sales value method for each project, while site specific development costs are allocated directly to the benefitted land. Whenever events or circumstances indicate that the carrying value of the real estate inventories and investments in real estate may not be recoverable, impairment losses would be recorded and the related assets would be adjusted to their estimated fair market value, less selling costs. Warranty liabilities for homebuilding are estimated by the Company based on historical experience. The Company subcontracts all construction to others and its contracts require subcontractors to repair or replace deficiencies related to their trades.

CAPITALIZED INTEREST AND REAL ESTATE TAXES
Interest and real estate taxes incurred relating to the development of lots and parcels and construction of tower residences are capitalized to real estate inventories during the active development period. The Company's strategy is to master plan, develop and build substantially all of the homes in its communities. Accordingly, substantially all projects, exclusive of finished lots and parcels, are undergoing active development. Interest and real estate taxes capitalized are amortized to interest expense and real estate tax expense as related inventories are sold. The following table is a summary of capitalized and amortized interest and real estate taxes:

                                                     AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------
                                                        2000            1999            1998
                                                    ------------    ------------    ------------
Capitalized interest as of January 1..............    $ 61,506        $ 39,102        $ 25,101
Interest capitalized..............................      37,600          38,163          29,594
Interest amortized................................     (14,233)        (15,759)        (15,593)
                                                      --------        --------        --------
Capitalized interest as of December 31............    $ 84,873        $ 61,506        $ 39,102
                                                      ========        ========        ========
Total interest incurred...........................    $ 62,100        $ 60,503        $ 44,993
Debt issue cost amortization......................       4,630           4,522           3,628
Interest amortized................................      14,233          15,759          15,593
Interest capitalized..............................     (37,600)        (38,163)        (29,594)
                                                      --------        --------        --------
Interest expense, net.............................    $ 43,363        $ 42,621        $ 34,620
                                                      ========        ========        ========
Real estate taxes incurred........................    $ 11,335        $ 10,226        $  9,424
Real estate taxes amortized.......................       2,238           1,305           2,859
Real estate taxes capitalized.....................      (4,258)         (3,950)         (4,760)
                                                      --------        --------        --------
Real estate taxes, net............................    $  9,315        $  7,581        $  7,523
                                                      ========        ========        ========

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
The Company considers all amounts held in highly liquid instruments with original purchased maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of demand deposit accounts and approximate fair value due to the relatively short period to maturity of these instruments. Restricted cash consists principally of amounts held in escrow pursuant to certain loan agreements and escrow accounts representing customer deposits restricted as to use. The credit risk associated with cash, cash equivalents and restricted cash is considered low due to the quality of the financial institutions in which these assets are held.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

INVESTMENTS IN AMENITIES AND AMENITY OPERATIONS
Amenities may include clubhouses, golf courses, marinas, tennis courts and various other recreation facilities. Revenues from amenity operations include the sale of memberships, billed dues relating to such memberships and fees for services provided. Dues are billed on an annual basis in advance and are recorded as deferred revenue and then recognized as revenue ratably over the term of the membership year. Revenues for services are recorded when the service is provided.

The Company constructs amenities in conjunction with the development of certain planned communities and accounts for related costs in accordance with Statement of Financial Accounting Standards No. 67. Land and development costs are allocated between its homebuilding, land sales and amenities products based on the relative fair value before construction of each component. Amenities are either transferred to common interest realty associations (CIRAs), equity membership clubs, or retained and operated.

The cost of amenities conveyed to a CIRA are classified as a common cost of the community and included in real estate inventories. These costs are allocated to cost of sales on the basis of the relative sales value of the homes sold.

The cost of amenities conveyed through our equity membership sales programs are classified as investments in amenities. Membership sales and the related cost of sales are initially recorded under the cost recovery method. Revenue recognition for each equity club program is reevaluated on a periodic basis based upon changes in circumstances. If the Company can demonstrate that it will recover proceeds in excess of remaining carrying value, the full accrual method is then applied.

The cost of amenities retained and operated by the Company are accounted for as property and equipment and depreciated over the estimated useful lives of the assets. If an operating amenity is converted to an equity club, the related assets are reclassified from property and equipment to investment in amenities and depreciation is ceased. Upon reclassification, the sale of equity memberships and the recognition of related cost of sales is determined in the same manner as other amenities that are being sold through an equity membership program.

PROPERTY AND EQUIPMENT
Property and equipment, which include corporate facilities and operating properties such as golf courses, restaurants, marinas, a hotel and recreational facilities, are carried at cost less accumulated depreciation. Property and equipment are depreciated on the straight-line method over their estimated useful lives. Provisions for value impairment are recorded when estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. Expenditures for maintenance and repairs are charged to expense as incurred. Costs of major renewals and improvements, which extend useful lives, are capitalized.

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WCI COMMUNITIES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

OTHER ASSETS
Other assets consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Prepaid expense and other assets............................  $20,701    $13,948
Debt issue costs............................................   10,658     11,197
Recreation lease............................................    8,342      8,641
Deposits on land............................................    6,750         --
Deferred tax asset, net.....................................       --        995
                                                              -------    -------
                                                              $46,451    $34,781
                                                              =======    =======

Debt issue costs, principally loan origination and related fees, are deferred and amortized over the life of the respective debt using the straight-line method, which approximates the effective interest method. The recreation lease asset is amortized over 30 years, the expected life of its underlying assets.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the excess of the Company's cost of business assets acquired over the fair value of identifiable assets acquired and is amortized over 15 years on a straight-line basis. Other intangible assets represent identifiable other assets acquired and are amortized over the estimated useful live of 5 years on the straight-line basis. Accumulated amortization was $5,189 and $2,258 at December 31, 2000 and 1999, respectively. Amortization expense was $2,931, $2,084 and $174, respectively, for the years ended December 31, 2000, 1999 and 1998. The Company annually evaluates the recoverability of goodwill and the amortization period. Several factors are used to evaluate goodwill, including management's plans for future operations, recent operating results and estimated future undiscounted cash flows associated with the related assets. In the event facts and circumstances indicate the carrying value of goodwill is impaired, it would be written down to its estimated fair value.

CUSTOMER DEPOSITS AND OTHER LIABILITIES
Customer deposits represents amounts received from customers under real estate and equity club membership sales contracts. Other liabilities includes deposits, deferred income and land option obligations.

DEBT
Substantially all assets and outstanding subsidiary common stock are pledged as collateral for the senior secured credit facility. For the years ended December 31, 2000 and 1999, aggregate debt had a weighted average annual effective interest rate of 10.4% and 10.2%, respectively, exclusive of amortized debt issue costs. The Company records the net cost or net benefit of interest rate protection arrangements monthly as an increase or decrease to interest expense.

FINANCIAL INSTRUMENTS
In the normal course of business, the Company may invest in various financial assets and incur various financial liabilities. The Company does not trade in derivative financial instruments. The financial instruments of the Company consist of mortgage notes and accounts receivable, accounts payable and accrued expenses, customer deposits and other liabilities, senior secured credit facilities, finance

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

subsidiary debt, mortgage and notes payable, community development district obligations, and subordinated debt. For financial instruments, the carrying amounts approximate their fair value because of their short maturity and in some cases because they bear interest at market rates. The Company utilizes interest rate protection agreements to manage interest costs and hedge against risks associated with changing interest rates. The Company designates interest rate swaps as hedges of specific debt instruments and recognizes interest differentials as adjustments to interest expense as the differentials occur. At December 31, 2000, these swaps had a fair value and an estimated unrealized loss of approximately $1,215, while at December 31, 1999, these swaps had a fair value and an estimated unrealized gain of approximately $519. The fair value of the interest rate swap agreements was estimated based on quoted market rates of similar financial instruments. Counterparties to these agreements are major financial institutions.

INCOME TAXES
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. This approach requires recognition of income tax currently payable, as well as deferred tax assets and liabilities resulting from temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Subsequent to November 30, 1998, Watermark's consolidated tax returns include the taxable income of the Company.

Under the provisions of the Internal Revenue Code and applicable state tax laws, WCI LP was not subject to taxation of income. The tax consequences of WCI LP's profits and losses accrued to its partners. Interest, real estate taxes, certain development costs and revenue recognition were treated differently in WCI LP's income tax return than in the accompanying financial statements. BCG, WCI LP's subsidiary, filed separate corporate federal and state income tax returns through June 1999. Subsequently, BCG is included in Watermark's consolidated tax return. Income taxes are calculated in accordance with the Company's tax sharing agreement with its parent which allocates taxes to the Company as if it filed a separate tax return on a stand alone basis.

EMPLOYEE BENEFIT AND INCENTIVE PLANS
The Company employees who meet certain requirements as to age and service are eligible to participate in the WCI Communities 401(k) and Retirement Plan. The Company's expenses related to the 401(k) and retirement components of the plans were $1,497, $967 and $706 for the years ended December 31, 2000, 1999 and 1998, respectively. Effective January 1, 2000, the Company implemented a Profit Sharing Plan that replaced the retirement component of the plans. The Profit Sharing Plan is available to all Company employees enrolled in the 401(k) Retirement Plan. For the year ended December 31, 2000, the Company's expense related to the Profit Sharing Plan was $978.

The Management Incentive Compensation Plan (MICP) rewards key employees for their contribution to the Company's achievement of its goals. The program establishes a targeted award based upon the level and role for each eligible participant. A portion of the targeted award is earned by each participant based upon the extent of achievement of assigned corporate financial, divisional/community financial and personal objectives. The Company's expenses related to the MICP were $7,600, $3,756 and $1,532 for the years ended December 31, 2000, 1999 and 1998, respectively.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

STOCK INCENTIVE PLAN
The Company adopted employee stock award and stock option programs in which certain Company employees participate. These programs are designed to reward senior employees for past service and to provide an incentive for their continued contributions. On August 31, 2001, all outstanding options for Watermark common stock held by the Company's employees and directors were exchanged for options to purchase the Company's common stock.

Under the employee stock award program, 328,200 shares of common stock and cash bonuses were distributed to the Company's participants in December 1998. The value of the shares distributed and the cash paid totaled $4,423 and were recognized by the Company as a selling, general, administrative and other expense.

EARNINGS PER SHARE
Statement of Financial Accounting Standards No. 128, "Earnings Per Share," is effective for financial statements ending after December 15, 1997. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of shares outstanding including the number of potentially issuable shares under the stock option plan. The Company's outstanding stock options for December 31, 2000, 1999, and 1998 had no dilutive effect on earnings per share.

Information pertaining to the calculation of earnings per share for each of the three years ended December 31, 2000 is as follows:

                                                 2000          1999          1998
                                              ----------    ----------    ----------
Basic and diluted weighted average shares...  25,368,129    25,437,601    18,193,946

For 1998, weighted average shares basic and diluted were derived using the following assumptions: 17,500,000 shares issued for the partners' interest in WCI LP were considered outstanding for twelve months; 7,628,148 shares issued for the acquisition of FDC were considered outstanding from date of issuance, November 30, 1998; and 328,200 shares issued to employees were considered outstanding from the date of grant, December 4, 1998.

TREASURY STOCK
The Company repurchases shares of common stock, which are recorded as treasury stock and result in a reduction to stockholders' equity. For treasury shares reissued in the future, the Company will use a first in, first out method and the excess of the repurchase cost over reissued cost will reduce retained earnings.

CONSOLIDATED STATEMENT OF CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                        2000        1999        1998
                                                      --------    --------    --------
Interest paid (net of amount capitalized)...........  $24,268     $22,791     $12,196
                                                      =======     =======     =======
Assets acquired under capital lease.................  $   978     $    --     $   312
                                                      =======     =======     =======
Net federal and state taxes paid....................  $ 6,039     $ 7,381     $    --
                                                      =======     =======     =======

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

The Company made the following non-monetary reclassifications during 2000, 1999 and 1998:

                                                            2000     1999     1998
                                                           ------   ------   ------
Accounts payable and accrued expenses to finance
  subsidiary debt........................................  $2,618   $3,860   $2,180
Other liabilities to real estate inventories.............      --      811       --
Mortgage notes payable to real estate inventories........      --    1,095       --
Real estate inventories to investments in amenities......      --    3,785       --
Real estate inventories to other assets..................      --    1,095       --
Investments in amenities to real estate inventories......      --       --    2,509
Real estate inventories to mortgage notes and accounts
  receivable.............................................      --    5,070       --
Real estate inventories to investments in joint
  ventures...............................................      --       --    2,896
Investments in amenities to property and equipment.......      --    1,371       --
Investments in amenities to investments in joint
  ventures...............................................      --       --    5,903

Non-monetary transactions arising from acquisitions are discussed in Note 4 and
Note 19.

Non-monetary transactions arising from deferred tax transactions are discussed in Note 16.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FASB 133), "Accounting for Derivative Instruments and Hedging Activities," as amended by FASB 137, which is required to be adopted in years beginning after June 15, 2000. FASB 133 requires all derivatives to be recorded on the balance sheet at fair value. FASB 133 establishes the accounting procedures for hedges that will affect the timing of recognition and the manner in which hedging gains and losses are recognized in the Company's financial statements. Derivatives that are not hedges must be adjusted to fair value through income. If derivatives are hedges, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recognized in other comprehensive income until the hedged item is recognized in earnings. Based on existing operations, the adoption of FASB 133 will have no material impact on the Company's earnings, cash flows or financial position. The Company currently expects to adopt FASB 133 beginning on January 1, 2001.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN
44), which is effective July 1, 2000 and contains rules designed to clarify the application of APB 25, "Accounting for Stock Issued to Employees." The implementation of FIN 44 did not have a material impact on the Company's results of operations or financial position.

In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements" to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company has completed its review and believes that its current revenue recognition policies are in conformity, in all material respects, with this SAB.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

RECLASSIFICATION
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

3.  SEGMENT INFORMATION

The Company operates in three reportable business segments: homebuilding, parcel and lot, and amenity membership and operations. The homebuilding segment builds and markets single and multi-family homes and mid-rise and high-rise tower residences. The parcel and lot segment develops and sells land parcels and lots within the Company's communities to commercial developers, individuals and, to a lesser degree, homebuilders. The amenity membership and operations segment includes the operations and sale of memberships in golf country clubs, marinas, tennis and recreation facilities. The Company's reportable segments are strategic business operations that offer different products and services. They are managed separately because each business requires different expertise and marketing strategies. Revenues from segments below the quantitative thresholds are primarily attributable to real estate services such as brokerage, title company, property management and mortgage brokerage operations.

The accounting policies of the segments are the same as those described in significant accounting policies. Transfers between segments are recorded at cost. The Company evaluates financial performance based on the segment contribution margin. The table below presents information about reported operating income for the years ended December 31, 2000, 1999 and 1998. Asset information by reportable segment is not presented since the Company does not prepare such information.

YEAR ENDED DECEMBER 31, 2000

                                    HOMEBUILDING
                              ------------------------                 AMENITY
                              MID- AND     SINGLE AND     PARCEL      MEMBERSHIP       ALL     SEGMENT
                              HIGH-RISE   MULTI-FAMILY   AND LOT    AND OPERATIONS    OTHER     TOTALS
                              ---------   ------------   --------   --------------   -------   --------
Revenues....................  $233,457      $381,208     $130,918      $70,974       $58,656   $875,213
Interest income.............        --            --           --           --         2,197      2,197
Contribution margin.........   100,546        68,733       71,541       15,154        14,502    270,476

YEAR ENDED DECEMBER 31, 1999

                                    HOMEBUILDING
                              ------------------------                 AMENITY
                              MID- AND     SINGLE AND     PARCEL      MEMBERSHIP       ALL     SEGMENT
                              HIGH-RISE   MULTI-FAMILY   AND LOT    AND OPERATIONS    OTHER     TOTALS
                              ---------   ------------   --------   --------------   -------   --------
Revenues....................  $159,117      $269,720     $131,673      $76,307       $42,277   $679,094
Interest income.............        --            --           --           --         2,528      2,528
Contribution margin.........    56,595        47,451       55,808       12,711        25,129    197,694

YEAR ENDED DECEMBER 31, 1998

                                    HOMEBUILDING
                              ------------------------                 AMENITY
                              MID- AND     SINGLE AND     PARCEL      MEMBERSHIP       ALL     SEGMENT
                              HIGH-RISE   MULTI-FAMILY   AND LOT    AND OPERATIONS    OTHER     TOTALS
                              ---------   ------------   --------   --------------   -------   --------
Revenues....................  $181,706      $69,858      $140,007      $33,124       $20,083   $444,778
Interest income.............        --           --            --           --         3,579      3,579
Contribution margin.........    62,068        8,030        51,974        1,588        10,269    133,929

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

A reconciliation of total segment revenue to total consolidated revenue and of total segment contribution margin to consolidated net income before income tax and extraordinary items for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                     2000        1999        1998
                                                   --------    --------    --------
Revenue
Total segment revenue............................  $877,410    $681,622    $448,357
Gain (loss) assets held for investment...........     4,742        (206)          6
                                                   --------    --------    --------
     Total revenue...............................  $882,152    $681,416    $448,363
                                                   ========    ========    ========
Net income
Segment contribution margin......................  $270,476    $197,694    $133,929
Gain (loss) assets held for investment...........     4,742        (206)          6
Corporate overhead and costs.....................   (89,798)    (72,061)    (41,798)
Interest expense, net............................   (43,363)    (42,621)    (34,620)
Depreciation and amortization....................    (7,654)     (6,781)     (2,531)
Dividend on redeemable preferred stock...........        --          --        (922)
                                                   --------    --------    --------
     Income before income taxes and extraordinary
       items.....................................  $134,403    $ 76,025    $ 54,064
                                                   ========    ========    ========

4.  ACQUISITIONS

The stock of FDC was acquired effective November 30, 1998. The acquisition price totaled $262,137, which was paid by issuing 7,628,148 shares of common stock and assuming $196,344 of liabilities. Deferred tax liabilities of $28,673 were assumed in conjunction with the change in ownership. The purchase price was allocated first to record identifiable assets and liabilities at fair value and the remainder to goodwill. The following summarized unaudited pro forma financial information includes the operations of the Company, which assumes the FDC acquisition occurred on January 1, 1998.

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1998
                                                              ------------------
                                                                 (UNAUDITED)
Revenue.....................................................      $  544,390
Income before extraordinary item............................      $   33,718
Net income..................................................      $   35,504
Pro forma earnings per share:
  Basic and diluted.........................................      $     1.41
Weighted average number of shares:
  Basic and diluted.........................................      25,153,325

These amounts include FDC's actual results for the eleven months in 1998 prior to the acquisition and for the one month in 1998 after the acquisition. In preparing the unaudited pro forma information, various assumptions were made, and the Company does not purport this information to be indicative of what would have occurred had these transactions been made as of January 1, 1998, nor is it indicative of the results of future combined operations.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

During 2000, Watermark Realty, Inc., a wholly owned subsidiary of the Company, acquired the assets of six real estate brokerages. The aggregate purchase price of $6,317 was funded with $4,064 cash and $2,253 of unsecured obligations payable over terms of 24 to 36 months. Goodwill and other intangible assets totaling $5,422 were recorded on the acquisitions and are amortized over an estimated five year life.

During December 1999, Watermark Realty, Inc. acquired the assets of a real estate brokerage. The acquisition price of $1,400 was funded with $350 cash, two 6% promissory notes payable to the seller totaling $350 maturing within 180 days, and an unsecured $700 obligation payable over 36 months beginning July 2000. Goodwill and other intangible assets totaling $1,260 were recognized on the acquisition and are amortized over an estimated five year life.

5.  MORTGAGE NOTES AND ACCOUNTS RECEIVABLE

Mortgage notes and accounts receivable are summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Mortgage notes receivable...................................  $11,937    $14,157
Mortgage notes receivable -- finance subsidiary.............    1,859      1,401
Accounts receivable.........................................   19,526      8,485
                                                              -------    -------
                                                              $33,322    $24,043
                                                              =======    =======

Accounts receivable are generated through the normal course of business operations and are unsecured.

Mortgage notes receivable are generated through the normal course of business, primarily parcel and lot sales, and are collateralized by liens on property sold. Mortgage notes receivable with below market rates are discounted at a market rate prevailing at the date of issue. Significant concentration of mortgage notes receivable have resulted from the sale of Florida real estate inventories to seven independent homebuilders, approximating 98% at December 31, 2000. The interest rates on mortgage notes receivable with maturities in excess of one year at December 31, 2000 and 1999 range from 6.5% to 9.0% and 6.5% to 9.5%, respectively. The average interest rate on mortgage notes receivable with maturities in excess of one year approximated 6.7% and 7.3% at December 31, 2000 and 1999, respectively.

Following is a schedule of maturities of mortgage notes receivable at December 31, 2000.

2001........................................................  $11,120
2002........................................................    2,434
2003........................................................      242
2004........................................................       --
2005........................................................       --
Thereafter..................................................       --
                                                              -------
Mortgage notes receivable...................................  $13,796
                                                              =======

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

6.  REAL ESTATE INVENTORIES

Real estate inventories are summarized as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Land........................................................  $173,226    $258,213
Work in progress:
  Land and improvements.....................................   284,493     111,182
  Tower residences..........................................    35,490      38,179
  Homes.....................................................    68,401      66,047
Completed inventories:
  Land and improvements.....................................    73,382     107,964
  Tower residences..........................................     1,274         850
  Homes.....................................................    12,741      12,024
                                                              --------    --------
                                                              $649,007    $594,459
                                                              ========    ========

Completed inventories at December 31, 2000 and 1999 include $1,671 and $17,266, respectively, of inventory sold subject to significant continuing obligations, which precluded revenue recognition.

7.  INVESTMENTS IN AMENITIES

Investments in amenities consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Investment in equity club memberships.......................  $34,255    $30,033
Investment in clubs planned for equity conversion and under
  construction..............................................      577     13,911
                                                              -------    -------
                                                              $34,832    $43,944
                                                              =======    =======

Equity golf course and club facility amenities are conveyed through the sale of memberships.

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

8.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                       ESTIMATED        DECEMBER 31,
                                                      USEFUL LIFE    ------------------
                                                      (IN YEARS)      2000       1999
                                                      -----------    -------    -------
Land and improvements...............................     15          $ 1,376    $ 1,263
Buildings and improvements..........................  30 to 39         9,224      6,638
Furniture, fixtures and equipment...................   3 to 8         22,125     16,343
Assets under construction...........................     --              134         11
                                                                     -------    -------
                                                                      32,859     24,255
                                                                     -------    -------
Amenities:
Land and improvements                                    15           26,648     29,087
Buildings and improvements..........................  30 to 39        13,591     18,225
Furniture, fixtures and equipment...................   3 to 8          2,447      2,856
Marinas.............................................     20            2,658      6,720
Assets under construction...........................     --           12,761      6,869
                                                                     -------    -------
Total amenities.....................................                  58,105     63,757
                                                                     -------    -------
                                                                      90,964     88,012
Less accumulated depreciation.......................                  (9,647)    (5,624)
                                                                     -------    -------
Property and equipment..............................                  81,317     82,388
                                                                     =======    =======

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WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

9.  INVESTMENTS IN JOINT VENTURES

Investments in joint ventures represent the Company's ownership interests in real estate limited partnerships and are accounted for under the equity method. At December 31, 2000 investments in joint ventures consists of the following:

                                     PERCENTAGE OF
NAME OF VENTURE                        OWNERSHIP        TYPE AND LOCATION OF PROPERTY
-----------------------------------  -------------   -----------------------------------
Tiburon Golf Ventures Limited
  Partnership......................       51%        Golf club -- Naples, Florida
Pelican Landing Golf Resort
  Ventures Limited Partnership.....       51%        Golf club under
                                                     development -- Bonita Springs,
                                                       Florida
Pelican Landing Timeshare Ventures
  Limited Partnership..............       51%        Undeveloped land planned for multi-
                                                       family timeshare units -- Bonita
                                                       Springs, Florida
Norman Estates at Tiburon Limited
  Partnership......................       50%        Single-family residential units
                                                     under development -- Naples,
                                                       Florida
Walden Woods Business Center
  Limited Partnership..............       50%        Mixed-use industrial park -- Plant
                                                       City, Florida
Pelican Isle Yacht Club Limited
  Partnership......................       49%        Yacht club -- Naples, Florida

The Company does not consolidate investments in joint ventures where unanimous consent by both partners is required for making major decisions such as selling, transferring or disposing of substantial joint venture assets and it does not have control directly or indirectly. The Company's share of net earnings (loss) is based upon its ownership interest. The Company may be required to make additional cash contributions to the ventures, pursuant to the venture agreements.

The Company recognizes revenue on the contribution of land to entities in which it has a joint venture interest only when the fair value of assets contributed are clearly measurable, when cash is received, there is no requirement to return the cash as contributions, and when the risks and rewards of ownership for the land have been irrevocably transferred. The Company eliminates profits on land contributions to investment in joint ventures to the extent of its ownership interest. During 1998, the Company recorded aggregate net profit of approximately $6,760 on contributions of land to four entities in which it has a joint venture interest.

The Company enters into agreements to provide development, project management and golf course operation management services. The Company provided such services to entities in which it has a joint venture interest and recorded net fee revenue of $712, $357 and $256 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company eliminates these fees to the extent of its ownership interest.

In 1996, the Bighorn property located in Palm Desert, California was sold. In conjunction with the sale, a 50% limited partnership interest in the buyer was received. This interest entitles the Company to receive an allocation of the buyer's future net profits after allocation of preferred returns to other

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

partners as defined in the limited partnership agreement. No amounts have been received under this interest.

Differences between the Company's investments in joint ventures and the equity in underlying net assets are primarily attributable to acquisition purchase accounting, agreed upon values among the Partners for contributed assets and other basis differences. The aggregate condensed financial information reflects the financial information of the unconsolidated joint ventures and is summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
ASSETS
Real estate inventories.....................................  $ 81,237    $63,531
Property and equipment, net.................................    13,046     11,451
Other assets................................................    15,552      6,954
                                                              --------    -------
     Total assets...........................................  $109,835    $81,936
                                                              ========    =======
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable, deposits and other liabilities............  $ 23,950    $10,301
Notes and mortgages payable.................................     1,000      7,313
                                                              --------    -------
     Total liabilities......................................    24,950     17,614
Capital -- other partners...................................    41,943     31,740
Capital -- the Company......................................    42,942     32,582
                                                              --------    -------
     Total liabilities and partners' capital................  $109,835    $81,936
                                                              ========    =======

                                                               DECEMBER 31,
                                                       ----------------------------
                                                        2000       1999       1998
                                                       -------    -------    ------
COMBINED RESULTS OF OPERATIONS
Revenues.............................................  $18,138    $10,537    $9,026
                                                       =======    =======    ======
Net earnings.........................................  $ 1,104    $   178    $3,288
                                                       =======    =======    ======
Equity in earnings of unconsolidated ventures........  $   478    $    95    $1,589
                                                       =======    =======    ======

10.  SENIOR SECURED CREDIT FACILITY

The outstanding balances of the senior secured credit facility consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Amortizing term loan........................................  $250,000    $200,000
Revolving line of credit....................................    39,000      86,630
                                                              --------    --------
                                                              $289,000    $286,630
                                                              ========    ========

In June 1999, the Company consolidated, amended and restated its senior secured credit facilities. The Consolidated, Amended and Restated Senior Secured Facilities Credit Agreement (the Senior Facility)

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

consisted of a $200,000 amortizing term loan and a $175,000 revolving loan, which initially accrued interest at the lower of the lender's "base rate" plus
 .5% or the Eurodollar base rate plus 3%, payable monthly in arrears. In connection with the amendment and restatement, $1,709 in unamortized debt issue costs of the prior senior secured credit facilities is included as additional loan costs of the Senior Facility. The Company incurred fees of $250, $139 and $295 assessed by the lender on the available revolving line of credit for December 31, 2000, 1999 and 1998, respectively.

In April 2000, the Company amended and restated its senior secured credit facility. The new Senior Secured Facility Agreement provides for a $250,000 amortizing term loan and a $200,000 revolving loan. The loans mature in February 2004, and the initial interest rate is the lender's "base rate" plus a spread of
 .25% or the Eurodollar base rate plus a spread of 2.75%, payable in arrears. The lender's and Eurodollar base rates can be reduced by up to .25% and .50%, respectively, if certain conditions are met. The term loan and revolving line are cross-collateralized by blanket first mortgages and liens on substantially all assets of the Company. In connection with the amendment and restatement, $6,945 in unamortized debt issue costs was recorded as additional loan cost of the new Senior Facility.

The term loan agreement requires semi-annual principal installments of $5,000 commencing on January 31, 2002. The revolving loan agreement allows for prepayments and additional borrowings to the maximum amount, provided an adequate collateral borrowing base is maintained. The revolving loan allows an allocation of the unused balance for issuance of a maximum of $30,000 for stand-by letters of credit. Outstanding letters of credit approximated $3,166 at December 31, 2000.

11.  FINANCE SUBSIDIARY DEBT

Finance subsidiary debt consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Consolidated and restated loan..............................  $72,495    $    --
Land acquisition loan.......................................       --     42,374
Subordinated loan...........................................       --     53,870
                                                              -------    -------
                                                              $72,495    $96,244
                                                              =======    =======

In April 1998, CFC entered into an agreement with an institutional lender to borrow a base amount of $50,500 to fund a portion of the purchase of WELCO's ownership interest. The subordinated loan accrued interest at a rate of 17% per annum payable monthly in arrears at a rate of 10% per annum, with the excess accrual of 7% interest added to the principal amount.

In March 1999, in connection with the acquisition of non-contiguous land in Palm Beach and Martin Counties, Florida, CFC entered into an $85,500 land acquisition loan from a consortium of lenders secured by a first lien on property held. The loan accrued interest at the respective principal portions of the loan balances at LIBOR plus 3% and LIBOR plus 6%. Interest is payable monthly in arrears. At December 31, 1999, the rate range was 8.8% to 11.8%.

In August 2000, CFC repaid the portion of the land loan due to the lead lender and entered into an agreement with the remaining participant to consolidate, amend and restate the remaining portion of the land acquisition loan and the $50,500 subordinated loan. The Consolidated, Amended and

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Restated Loan aggregates $72,495 and is secured by substantially all of CFC's assets, excluding the $43,879 in Junior Subordinated Notes. The loan is guaranteed by a stockholder, which is collateralized by certain stockholders' ownership interest and is non-recourse to the Company. The loan accrues interest at a rate of LIBOR plus 6.0%, payable monthly in arrears and matures in December 2002. The agreement contains significant restrictions with respect to payment of distributions and use of proceeds from liquidation of assets and acquisition of assets.

12.  MORTGAGES AND NOTES PAYABLE

Mortgages and notes payable consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Bequia/Salerno/Verona $48,200 construction loan.............  $     --    $24,460
Caribe/Sorrento/Montenero/Harbor Towers II $94,250
  construction loans........................................    43,969      1,870
Trieste/Seasons/Montego/The Pointe $107,880 construction
  loans.....................................................    15,278         --
Wildcat Run of Lee County, Inc. $4,030 promissory note......     1,725      2,465
JYC Holdings, Inc. $11,954 loans............................    10,051     11,051
Cape Marco $13,000 purchase money mortgage loan.............    13,000         --
Naples Cay $10,500 purchase money mortgage loan.............        --      8,800
Sun City Center amenities $27,000 promissory note...........    26,558     26,845
Burnt Store Marina amenities $6,320 promissory note.........     4,837      5,055
Other mortgage loans and promissory notes...................        --      2,787
                                                              --------    -------
                                                              $115,418    $83,333
                                                              ========    =======

The Bequia/Salerno/Verona, Caribe/Sorrento/Montenero/Harbor Towers II and Trieste/Seasons/ Montego/The Pointe construction loans represent amounts payable to commercial banks. The loans are collateralized by first mortgages, and interest is payable monthly in arrears at rates based on the bank's prime, Eurodollar or LIBOR rate. The interest rates at December 31, 2000 range from approximately 8.69% to 9.75%. The Bequia/Salerno/Verona loan was repaid in May 2000. The Caribe/Sorrento/Montenero/Harbor Towers II loan matures November 2001. The Trieste/Seasons/ Montego/The Pointe loan matures December 2002.

In connection with acquiring the real estate assets and equity club memberships in the Wildcat Run community, Wildcat Run of Lee County, Inc., a wholly owned subsidiary of BCG, entered into a promissory note payable to the seller. The note is collateralized by the related investment in golf equity and social memberships and accrues interest at 7% commencing December 1998. The note matures in November 2002 and requires principal payments upon the sale of each collateralized membership and the principal balance is non-recourse.

In connection with acquiring land known as Naples Cay, BCG entered into a purchase money mortgage loan payable to the seller. The loan was repaid in June 2000.

Sun City Center amenities promissory note is collateralized by the Sun City Center golf courses, country club and recreational facilities. The note was amended and restated in July 1999, and note

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

balance increased from $24,000 to $27,000. Interest is payable monthly in arrears at 30-day LIBOR plus 3.2% (9.8% at December 31, 2000) and the loan is due on August 1, 2004.

Burnt Store Marina amenities promissory note is unsecured. Interest is payable monthly in arrears at a prime rate plus 1%, as calculated annually April 1 (10.0% at April 1, 2000) and the loan is due on April 1, 2002.

In connection with acquiring the real estate assets of the Jupiter Yacht Club community in Palm Beach County, Florida, JYC Holdings, Inc., a wholly owned subsidiary of BCG, entered into promissory notes payable to the seller for $1,000 and $6,704, and assumed a $4,250 mortgage and note payable to an institutional lender. The $1,000 promissory note is non-interest bearing, is secured by a performance bond, and matures in February 2002. The $6,704 promissory note and outstanding accrued interest, totaling $6,801 was assigned by the seller to a commercial bank. This $6,801 note accrues interest at the bank's prime rate plus .75%, is payable monthly commencing July 1999, and matures February 2001. The $4,250 mortgage note accrues interest at 8.0%, requires annual payments of principal and accrued interest, and matures October 2002.

In connection with acquiring land known as Cape Marco in Marco Island, Florida, the Company and BCG collectively entered into a loan agreement with a commercial bank. The loan is collateralized by a first mortgage on the property. Interest is payable monthly in arrears at the bank's prime rate or LIBOR plus 2.75%. The interest rate at December 31, 2000 was 9.5%, and the loan matures in October 2003.

Other mortgage loans consisted primarily of notes payable to individuals for real estate purchases. Interest charged varies with each note, ranging from approximately 6% to 12% per annum. Maturity dates range from less than 1 year to approximately 3 years. During 2000, all of these loans were repaid.

13.  SUBORDINATED NOTES

Subordinated notes consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
13% related party subordinated notes maturing June 30,
  2004......................................................  $42,000    $42,000
15% subordinated note maturing January 1, 2004..............   10,618     10,618
Prime plus 3.0% related party subordinated notes maturing
  May 2001 (interest rate of 12.5% at December 31, 2000)....      884        884
Prime plus 2.5% related party subordinated notes maturing
  May 2001 (interest rate of 12% at December 31, 2000)......    3,508      3,508
                                                              -------    -------
          Total.............................................  $57,010    $57,010
                                                              =======    =======

These notes are subordinated to substantially all other debt, and the 15% subordinated note has payment priority over the related party subordinated notes.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

14.  DEBT MATURITIES

Aggregate maturities of the senior secured credit facilities, finance subsidiary debt, mortgages and notes payable and subordinated notes are as follows:

2001.....................................................  $ 56,673
2002.....................................................   106,715
2003.....................................................    23,370
2004.....................................................   347,165
2005.....................................................        --
                                                           --------
          Total..........................................  $533,923
                                                           ========

15.  COMMUNITY DEVELOPMENT DISTRICT OBLIGATIONS

In connection with development of the Coral Springs, Heron Bay, Parkland, Pelican Landing, Pelican Marsh, Pelican Sound, Tiburon and Gateway communities, which are in various stages of development, bond financing is utilized to construct certain on-site and off-site infrastructure improvements, including major roadway and water management systems and certain amenities. Bond financing is obtained through the establishment of a community development district, a local governmental entity. Although the Company is not obligated directly to repay some of the bonds, it guarantees district shortfalls under certain bond debt service agreements. User fees and special assessments payable upon sale of property benefited by the underlying improvements are designed to fund bond debt service, including principal and interest payments, as well as district operating and maintenance cost.

The amount of bond obligations that have been issued over several years with respect to the Company's communities total $177,500 and $156,832 at December 31, 2000 and 1999, respectively. The Company has accrued $26,944 and $36,864 as of December 31, 2000 and 1999, respectively, as its estimate of the amount of bond obligations that it may be required to fund. The Company could be required to fund guarantees of district shortfalls if such shortfalls exceed the Company's estimates. Bond obligations at December 31, 2000 mature from 2004 to 2031.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

16.  INCOME TAXES

The provision for income taxes consists of the following:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                        2000        1999        1998
                                                      --------    --------    --------
Current:
  Federal...........................................  $29,790     $12,554     $ 9,706
  State.............................................    6,260       3,176       1,552
                                                      -------     -------     -------
                                                       36,050      15,730      11,258
                                                      -------     -------     -------
Deferred:
  Federal...........................................   14,072      11,947       1,392
  State.............................................    2,340       1,986         231
                                                      -------     -------     -------
                                                       16,412      13,933       1,623
                                                      -------     -------     -------
Release of valuation allowance......................       --     (35,225)         --
                                                      -------     -------     -------
Total...............................................  $52,462     $(5,562)    $12,881
                                                      =======     =======     =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

On June 29, 1999, the Company merged its commonly controlled, wholly-owned subsidiaries WCI LP and FDC and renamed the surviving entity WCI Communities, Inc. As a result, BCG no longer files as a separate consolidated tax group and is included in the consolidated tax returns of the Company for the years ended December 31, 2000 and 1999. The net deferred income tax (liability)/asset consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Deferred tax assets:
  Net unrealized built-in losses............................  $ 15,338    $16,398
  AMT credit................................................        --      6,933
  Accruals..................................................     3,843      2,604
  Deferred income...........................................        84         42
  Amenities.................................................       437         --
                                                              --------    -------
          Total deferred tax assets.........................    19,702     25,977
                                                              --------    -------
Deferred tax liabilities:
  Amenities.................................................        --        568
  Real estate inventories...................................    15,402      7,457
  Investments in joint ventures.............................     2,173        783
  Property and equipment....................................    16,847     15,943
  Intangibles...............................................       995        231
                                                              --------    -------
                                                                35,417     24,982
                                                              --------    -------
          Net deferred income tax (liability)/asset.........  $(15,715)   $   995
                                                              ========    =======

The deferred tax asset is adjusted by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. For the year ended December 31, 1999, the deferred tax allowance of $35,225 was released due to a change in realizability. The basis for the release of the deferred tax allowance results from improved profitability during 1999 and increasing taxable income, resulting in cumulative taxable income over the prior two years and the current year, and forecasts projecting future taxable income. However, utilization of the unrealized built-in losses is limited to approximately $8,369 each year for five years beginning with the year of ownership change. Utilization of net operating losses and net unrealized built-in losses may be further limited in the event of an ownership change of BCG and/or the Company.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

A reconciliation of the statutory rate and the effective tax rate follows:

                                                                   DECEMBER 31,
                                                               % OF PRE-TAX INCOME
                                                              ----------------------
                                                              2000    1999     1998
                                                              ----    -----    -----
Statutory rate..............................................  35.0     35.0     35.0
State income taxes, net of federal income tax benefit.......   3.6      3.6      3.6
Change in valuation allowance...............................    --    (47.9)   (16.1)
Other.......................................................   0.4      1.7      0.6
                                                              ----    -----    -----
     Effective rate.........................................  39.0     (7.6)    23.1
                                                              ====    =====    =====

17.  STOCK OPTION PLANS

In December 1998, a stock option plan was approved for certain key employees. The plan is administered by a committee of three directors (the "Committee") who determine the employees eligible to participate and the number of shares for which options are to be granted. The maximum number of shares available to be granted as of December 31, 2000 was an aggregate 2,000,000 common shares. Under the terms of the plan, generally, the option exercise price is equal to the fair market value of the share of common stock on the date of grant and the options expire not more than 10 years after the date of grant. During 2000, 1999 and 1998, 430,750, 316,490 and 1,060,695 options to purchase common stock were granted at an $8.63 option price, respectively. The exercise price is believed by management to be equal to the fair market value at date of grant and accordingly, no compensation cost was recorded. The majority of these options are classified as qualified incentive stock options under the Internal Revenue Code. Options vest from grant date over five years and are exercisable within ten years of the grant date, at which time the options will expire.

The Company adopted the 1998 WCI Communities, Inc. Non-Employee Director's Stock Incentive Plan (formerly the 1998 Watermark Communities, Inc. Non-Employee Director's Stock Incentive Plan), pursuant to which non-qualified stock options to purchase up to 150,000 shares of the common stock may be granted to non-employee directors of the Company or any of its subsidiaries. The Compensation Committee administers the plan, and will from time to time grant options under the plan in such form and having such terms, conditions and limitations as the committee may determine in accordance with the plan. Participants may defer all or a portion of their directors' meeting fees to apply to the exercise price of vested shares in the plan. During 2000, 1999 and 1998, 0, 20,000 and 40,000 options to purchase common stock were granted at an $8.63 option price, respectively. The exercise price is believed by management to be equal to the fair market value at date of grant and accordingly, no compensation cost was recorded. Options vest from grant date over 3 years and are exercisable within 10 years from grant date at which time the options expire. As of December 31, 2000 the weighted average remaining life is 8.5 years.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

The activity related to the options in the stock option plans is summarized as follows:

                                                WEIGHTED
                                                 AVERAGE            NUMBER OF OPTIONS
                                    EXERCISE    EXERCISE    FOR THE YEARS ENDED DECEMBER 31,
                                      PRICE       PRICE     ---------------------------------
                                    PER SHARE   PER SHARE     2000        1999        1998
                                    ---------   ---------   ---------   ---------   ---------
Outstanding beginning of year.....    $8.63       $8.63     1,238,790   1,100,695          --
Granted...........................     8.63        8.63       430,750     336,490   1,100,695
Exercised.........................     8.63        8.63        (2,187)     (3,014)         --
Canceled..........................     8.63        8.63      (101,071)   (195,381)         --
                                      -----       -----     ---------   ---------   ---------
Outstanding options -- end of
  year............................    $8.63       $8.63     1,566,282   1,238,790   1,100,695
                                      =====       =====     =========   =========   =========
Options exercisable -- end of
  year............................    $8.63       $8.63       660,102     564,747     298,474
                                      =====       =====     =========   =========   =========

The exercise price per share and weighted average exercise price per share remained constant during 2000, 1999 and 1998.

Had the Company elected to recognize compensation expense under the fair value method under Financial Accounting Standards Board Statement No. 123 "Accounting for Stock Based Compensation," pro forma net income would be as follows:

                                                 FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------------
                                                 2000          1999          1998
                                              ----------    ----------    ----------
Net income:
  As reported...............................  $   81,941    $   79,893    $   42,929
  Pro forma.................................  $   81,651    $   79,385    $   42,691
Pro forma earnings per share:
  Basic and diluted.........................  $     3.22    $     3.12    $     2.35
Weighted average number of shares:
  Basic and diluted.........................  25,368,129    25,437,601    18,193,946

These pro forma amounts may not be representative of the effect on pro forma net income in future years, since the estimated fair value of stock options is amortized over the vesting period and additional options may be granted in future years.

The weighted average fair value of options granted during 2000, 1999 and 1998 was $2.77, $2.54 and $2.03, respectively, per share at date of grant. The fair values of options granted were estimated using the Black-Scholes option pricing model with the following assumptions; expected option life of six years, dividend yield of $0 and expected volatility of 0% for each year. The risk free interest rate assumptions range from 5.70% to 6.69%, 5.64% to 6.33%, and 4.56% for 2000, 1999, 1998, respectively.

18.  TRANSACTIONS WITH RELATED PARTIES

Due to the nature of the following relationships, the terms of the respective agreements might not be the same as those, which would result from transactions among wholly unrelated parties. All

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

significant related party transactions require approval by the Company's non-employee board of directors.

In March 1999, the Company, through CFC, acquired for approximately $219,090 non-contiguous land in Palm Beach and Martin Counties, Florida from a stockholder. The acquisition was financed primarily through net proceeds from simultaneous resale of certain acquired land to third parties for approximately $116,120, $85,500 loan from a consortium of lenders secured by a first lien on the property held and $17,470 in cash. No gain was recognized by the Company on this transaction. In addition, the Company also remitted $8,100 to an escrow agent for land subject to a right of first refusal for purchase by a third party, which the Company purchased in July 1999. In conjunction with the acquisition, the Company assumed approximately $12,665 of future land improvement obligations.

Certain stockholders provided financial and management consulting services to the Company under management contracts. Management fees totaled $660, $725 and $1,320 for the years ended December 31, 2000, 1999 and 1998, respectively. During 1999, certain of these stockholders became Company employees.

In 1997, a triple-net lease agreement for an office building was entered into with a related party. The lease term expires in May 2007, and rent of $1,370, $1,078 and $952 was incurred for the years ended December 31, 2000, 1999 and 1998, respectively. Pursuant to five separate lease agreements, a related party leases commercial office space to the Company with lease expirations ranging from January 2001 to January 2002. Payments under the leases aggregated approximately $248 and $274 in 2000 and 1999, respectively.

In 1998, a land parcel located in Parkland, Florida was sold to a related party for $2,100, and $566 of profit was recognized.

In 1998, a land parcel located in Palm Beach County, Florida was purchased for $10,049 from a stockholder.

Fees paid to related parties in conjunction with acquisitions amounted to $1,848 for the year ended December 31, 1998.

On June 15, 1999, CFC sold multi-family residential parcels to a related party for $6,000. As a result of this transaction, $600 of revenue was deferred and approximately $1,517 of profit was recognized.

In October 1998, FDC distributed a boat to its stockholders. The boat was distributed free and clear of all liens, claims and encumbrances. In connection with the purchase of the boat, FDC incurred $750 of debt to a commercial bank. The loan was repaid in September 2000.

A related party acquired an airplane, which is being leased from the related party under a shared usage agreement between the related party and the Company. Usage payments totalled $555 for the year ended December 31, 2000. No usage payments were made for 1999.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

19.  COMMITMENTS AND CONTINGENCIES

The Company leases building space for its management offices, sales offices and other equipment and facilities. Minimum future commitments under non-cancelable operating leases having a remaining term in excess of one year as of December 31, 2000, are as follows:

2001......................................................  $ 8,047
2002......................................................    6,203
2003......................................................    4,741
2004......................................................    3,551
2005......................................................    1,893
Thereafter................................................    3,434
                                                            -------
                                                            $27,869
                                                            =======

Rental expense including base and operating cost reimbursements of $10,155, $6,809 and $3,928 was incurred for the years ended December 31, 2000, 1999 and 1998, respectively.

The Company has surety bond lines with $102,222 outstanding at December 31, 2000 in connection with its land development operations.

In July 2000, the Company acquired land subject to a $6,000 unsecured obligation to the seller, an unaffiliated party. The obligation is due no later than June 2003. The Company is also responsible for payment of license fees.

In 1997, land was sold to an unaffiliated party subject to an option agreement, which expires in 2003. The Company is required to repurchase a specified amount of land to be developed annually in accordance with terms of the agreement. The Company incurs annual option fees equal to prime rate plus 9.75%, not to exceed 20% and not less than 18% per annum of the sales value of the land available to be repurchased. Since the sale does not meet the requirements for income recognition, the related inventory is classified as work in process and the repurchase obligations are classified as other liabilities.

The Company leased the golf course and club facility at Pelican's Nest through July 1999. Lease fees of approximately $1,339 and $1,923 were incurred for the years ended December 31, 1999 and 1998, respectively.

From time to time, the Company has been involved in various litigation matters involving ordinary and routine claims incidental to its business. In addition, in May 2000, individuals filed a lawsuit against the Company, which seeks class action status, and arising out of a preferred builder program under which plaintiffs purchased vacant lots and then contracted with a builder of their choice to construct a residence on their lots. In consideration of the extensive costs incurred by the Company associated with the marketing, sales and advertising of the community for the benefit of the builders, who participated in the program, these builders were required to pay a marketing fee to the Company based on a percentage of the construction cost of the home. Plaintiffs assert that the Company had an obligation to disclose to them that the preferred builder would pay a marketing fee to the Company. The Company has objected to the certification of this lawsuit as a class action. The plaintiffs have demanded unspecified money damages and have alleged, among other things, violation of the federal Racketeering, Influenced and Corrupt Organizations Act and the Real Estate Settlement Procedures

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Act. Since the Court has not yet ruled on whether to certify this lawsuit as a class, this litigation is still in its early stages. Accordingly, the Company is not able to estimate the range of possible loss. The Company is not yet able to determine whether the resolution of this matter will have a material adverse effect on the Company's financial condition or results of operations, although Company believes it has meritorious defenses and intends to vigorously defend this action.

In accordance with various amenity and equity club documents, the Company operates the facilities until control of the amenities are transferred to the membership. In addition, the Company is required to fund the cost of constructing club facilities and acquiring related equipment and to support operating deficits prior to turnover.

The Company may be responsible for funding certain condominium, homeowner and foundation deficits in the ordinary course of business. The Company does not currently believe these obligations will have any material adverse effect on its financial position or results of operations and cash flows.

20.  SUBSEQUENT EVENTS

In January 2001, the Company purchased 463 acres in north Naples for approximately $29,000, where the Company plans to develop a luxury golf community. The Company also purchased five acres in north Dade County for $20,000, where the Company plans to construct a tower residence.

21.  SUPPLEMENTAL GUARANTOR INFORMATION

The Company issued $250,000 of 10.625% senior subordinated notes on February 14, 2001. The proceeds of these notes will be used to repay existing debt and extinguish land repurchase liabilities. Future obligations to pay principal and interest will be guaranteed fully and unconditionally by the Company's wholly owned subsidiaries, including its only significant subsidiary, BCG. Separate financial statements of the guarantors are not provided, as subsidiaries guarantors are 100% owned by the Company and guarantees are full, unconditional, joint and several. Supplemental consolidating financial information of the Company, specifically including such information for the future guarantors is presented below. The Company's non-guarantor subsidiary is considered minor and accordingly not presented separately in the consolidating financial information. The non-guarantor subsidiary's assets, stockholder's equity and revenue were approximately $2,977, $417, and $4,270 at December 31, 2000 and for the year then ended and $3,815, $6, and $4,211 at December 31, 1999 and for the year then ended, respectively.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING BALANCE SHEET

                                                               DECEMBER 31, 2000
                                          -----------------------------------------------------------
                                                                                         CONSOLIDATED
                                              WCI                                            WCI
                                          COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                              INC.        SUBSIDIARIES      ENTRIES          INC.
                                          ------------    ------------    -----------    ------------
ASSETS
Cash and cash equivalents...............   $   49,143       $  6,594       $      --      $   55,737
Restricted cash.........................        1,549         13,972              --          15,521
Contracts receivable....................      155,882         72,860              --         228,742
Mortgage notes and accounts
  receivable............................       17,775         16,439            (892)         33,322
Real estate inventories.................      405,809        243,198              --         649,007
Investments in amenities................        9,849         24,983              --          34,832
Property and equipment..................       25,513         55,804              --          81,317
Investments in joint ventures...........       10,712         25,080              --          35,792
Investment in guarantor subsidiaries....      192,904             --        (192,904)             --
Investment in parent entities...........           --         44,572         (44,572)             --
Other assets............................      118,274         30,336        (102,159)         46,451
Goodwill and other intangible assets....       23,263          9,112              --          32,375
                                           ----------       --------       ---------      ----------
          Total assets..................   $1,010,673       $542,950       $(340,527)     $1,213,096
                                           ==========       ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses...   $  105,352       $ 41,972       $    (892)     $  146,432
Customer deposits and other
  liabilities...........................       92,185        173,295         (94,620)        170,860
Deferred income tax liabilities.........       23,254             --          (7,539)         15,715
Community development district
  obligations...........................       26,944             --              --          26,944
Senior secured credit facilities........      289,000             --              --         289,000
Finance subsidiary debt.................           --         72,495              --          72,495
Mortgages and notes payable.............       53,134         62,284              --         115,418
Subordinated notes......................      100,783             --         (43,773)         57,010
                                           ----------       --------       ---------      ----------
                                              690,652        350,046        (146,824)        893,874
                                           ==========       ========       =========      ==========
Commitments and contingencies
Stockholders' equity....................      320,021        192,904        (193,703)        319,222
                                           ----------       --------       ---------      ----------
          Total liabilities and
            stockholders' equity........   $1,010,673       $542,950       $(340,527)     $1,213,096
                                           ==========       ========       =========      ==========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF INCOME

                                                       FOR THE YEAR ENDED DECEMBER 31, 2000
                                            -----------------------------------------------------------
                                                                                           CONSOLIDATED
                                                WCI                                            WCI
                                            COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                INC.        SUBSIDIARIES      ENTRIES          INC.
                                            ------------    ------------    -----------    ------------
REVENUES
Homebuilding..............................    $465,816        $148,849       $     --        $614,665
Parcel and lot............................      88,169          42,749             --         130,918
Amenity membership and operations.........      18,632          52,342             --          70,974
Real estate services and other............      10,831          60,180         (5,416)         65,595
                                              --------        --------       --------        --------
          Total revenues..................     583,448         304,120         (5,416)        882,152
                                              --------        --------       --------        --------
COSTS OF SALES
Homebuilding..............................     337,969         107,417             --         445,386
Parcel and lot............................      35,442          23,935             --          59,377
Amenity membership and operations.........       8,726          47,094             --          55,820
Real estate services and other............         644          45,707             --          46,351
                                              --------        --------       --------        --------
          Total costs of sales............     382,781         224,153             --         606,934
                                              --------        --------       --------        --------
          Contribution margin.............     200,667          79,967         (5,416)        275,218
                                              --------        --------       --------        --------
OTHER EXPENSES
Interest expense, net.....................      42,186           6,593         (5,416)         43,363
Selling, general, administrative and
  other...................................      65,529          14,954             --          80,483
Real estate taxes, net....................       6,419           2,896             --           9,315
Depreciation and amortization.............       2,628           1,797             --           4,425
Amortization of goodwill and intangible
  asset...................................       1,801           1,428             --           3,229
                                              --------        --------       --------        --------
          Total other expenses............     118,563          27,668         (5,416)        140,815
                                              --------        --------       --------        --------
Income before income taxes and equity in
  income of guarantor subsidiaries........      82,104          52,299             --         134,403
Income tax expense........................     (31,833)        (20,629)            --         (52,462)
Equity in income of guarantor
  subsidiaries, net of tax................      31,670              --        (31,670)             --
                                              --------        --------       --------        --------
Net income................................    $ 81,941        $ 31,670       $(31,670)       $ 81,941
                                              ========        ========       ========        ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31, 2000
                                                  -----------------------------------------------------------
                                                                                                 CONSOLIDATED
                                                      WCI                                            WCI
                                                  COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                      INC.        SUBSIDIARIES      ENTRIES          INC.
                                                  ------------    ------------    -----------    ------------
Cash flows from operating activities:
  Net income....................................   $  81,941        $ 31,670       $(31,670)      $  81,941
  Adjustments to reconcile net income to net
    cash (used) provided by operating
    activities:
    Depreciation and amortization...............       7,114           5,170             --          12,284
    Gain on disposal of property and
      equipment.................................      (4,507)             --             --          (4,507)
    (Earnings) losses from investments in joint
      ventures, net of write-offs...............      (2,682)          1,362             --          (1,320)
    Contributions to investments in joint
      ventures, net.............................         (23)         (9,055)            --          (9,078)
    Equity in earnings of guarantor
      subsidiaries..............................     (31,670)             --         31,670              --
    Distributions from guarantor subsidiaries
      (contributions to parent), net............      14,364         (14,964)            --              --
  Changes in assets and liabilities:
    Restricted cash.............................       4,369          (3,225)            --           1,144
    Contracts and accounts receivable...........    (130,642)          9,702           (174)       (121,114)
    Real estate inventories.....................     (22,999)        (25,549)            --         (48,548)
    Investments in amenities....................          97           9,015             --           9,112
    Other assets................................     (44,589)          3,968         28,684         (11,937)
    Accounts payable and accrued expenses.......      48,673           9,193            174          58,040
    Customer deposits and other liabilities.....      33,813          53,897        (40,649)         47,061
    Deferred income tax liabilities.............       5,305              --         10,410          15,715
                                                   ---------        --------       --------       ---------
      Net cash (used) provided by operating
         activities.............................     (41,436)         71,784         (1,555)         28,793
                                                   ---------        --------       --------       ---------
Cash flows from investing activities:
  Principal reductions on mortgages and notes
    receivable..................................         953             809             --           1,762
  Disposals of (additions to) property and
    equipment...................................       8,591         (20,680)            --         (12,089)
  Proceeds from sale of property and
    equipment...................................      14,175              --             --          14,175
  Payment for purchase of assets of real estate
    brokerages..................................          --          (4,064)            --          (4,064)
                                                   ---------        --------       --------       ---------
      Net cash provided (used) by investing
         activities.............................      23,719         (23,935)            --            (216)
                                                   ---------        --------       --------       ---------
Cash flows from financing activities:
  Net borrowings on senior secured credit
    facilities..................................       2,370              --             --           2,370
  Net borrowings (repayments) on mortgages and
    notes payable...............................      43,863         (13,334)         1,556          32,085
  Net repayments on finance subsidiary debt.....          --         (26,367)            --         (26,367)
  Net reductions on community development
    district obligations........................      (6,650)         (3,270)            --          (9,920)
  Debt issue costs..............................      (2,694)         (1,587)            --          (4,281)
  Purchase of treasury stock....................        (446)             --             --            (446)
  Other.........................................         227              --             --             227
                                                   ---------        --------       --------       ---------
      Net cash provided (used) by financing
         activities.............................      36,670         (44,558)         1,556          (6,332)
                                                   ---------        --------       --------       ---------
Net increase in cash and cash equivalents.......      18,953           3,292             --          22,245
Cash and cash equivalents at beginning of
  year..........................................      30,190           3,302             --          33,492
                                                   ---------        --------       --------       ---------
Cash and cash equivalents at end of year........   $  49,143        $  6,594       $     --       $  55,737
                                                   =========        ========       ========       =========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING BALANCE SHEET

                                                                DECEMBER 31, 1999
                                           -----------------------------------------------------------
                                                                                          CONSOLIDATED
                                               WCI                                            WCI
                                           COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                               INC.        SUBSIDIARIES      ENTRIES          INC.
                                           ------------    ------------    -----------    ------------
ASSETS
Cash and cash equivalents................    $ 30,190        $  3,302       $      --      $   33,492
Restricted cash..........................       5,918          10,747              --          16,665
Contracts receivable.....................      25,844          92,825              --         118,669
Mortgage notes and accounts receivable...      18,124           6,986          (1,067)         24,043
Real estate inventories..................     376,810         217,649              --         594,459
Investments in amenities.................       9,946          33,998              --          43,944
Property and equipment...................      46,400          35,988              --          82,388
Investments in joint ventures............       8,007          17,387              --          25,394
Investment in guarantor subsidiaries.....     175,598              --        (175,598)             --
Investment in parent entities............          --          44,572         (44,572)             --
Other assets.............................      82,317          25,939         (73,475)         34,781
Goodwill and other intangible assets.....      16,423          13,841              --          30,264
                                             --------        --------       ---------      ----------
          Total assets...................    $795,577        $503,234       $(294,712)     $1,004,099
                                             ========        ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses....    $ 56,679        $ 35,359       $  (1,066)     $   90,972
Customer deposits and other
  liabilities............................      52,372         117,145         (53,971)        115,546
Deferred income tax liabilities..........      17,949              --         (17,949)             --
Community development district
  obligations............................      33,594           3,270              --          36,864
Senior secured credit facilities.........     286,630              --              --         286,630
Finance subsidiary debt..................          --          96,244              --          96,244
Mortgages and notes payable..............       9,271          75,618          (1,556)         83,333
Subordinated notes.......................     100,783              --         (43,773)         57,010
                                             --------        --------       ---------      ----------
                                              557,278         327,636        (118,315)        766,599
                                             ========        ========       =========      ==========
Commitments and contingencies
Stockholders' equity.....................     238,299         175,598        (176,397)        237,500
                                             --------        --------       ---------      ----------
          Total liabilities and
            stockholders' equity.........    $795,577        $503,234       $(294,712)     $1,004,099
                                             ========        ========       =========      ==========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF INCOME

                                                       FOR THE YEAR ENDED DECEMBER 31, 1999
                                            -----------------------------------------------------------
                                                                                           CONSOLIDATED
                                                WCI                                            WCI
                                            COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                INC.        SUBSIDIARIES      ENTRIES          INC.
                                            ------------    ------------    -----------    ------------
REVENUES
Homebuilding..............................    $291,792        $137,045       $     --        $428,837
Parcel and lot............................      76,339          55,334             --         131,673
Amenity membership and operations.........      43,636          32,671             --          76,307
Real estate services and other............       4,378          46,152         (5,931)         44,599
                                              --------        --------       --------        --------
          Total revenues..................     416,145         271,202         (5,931)        681,416
                                              --------        --------       --------        --------
COSTS OF SALES
Homebuilding..............................     233,200          91,591             --         324,791
Parcel and lot............................      35,092          40,773             --          75,865
Amenity membership and operations.........      32,741          30,855             --          63,596
Real estate services and other............       4,632          15,566           (522)         19,676
                                              --------        --------       --------        --------
          Total costs of sales............     305,665         178,785           (522)        483,928
                                              --------        --------       --------        --------
          Contribution margin.............     110,480          92,417         (5,409)        197,488
                                              --------        --------       --------        --------
OTHER EXPENSES
Interest expense, net.....................      34,792          13,238         (5,409)         42,621
Selling, general, administrative and
  other...................................      47,427          17,053             --          64,480
Real estate taxes, net....................       5,398           2,183             --           7,581
Depreciation and amortization.............       3,805             593             --           4,398
Amortization of goodwill and intangible
  asset...................................       1,986             397             --           2,383
                                              --------        --------       --------        --------
          Total other expenses............      93,408          33,464         (5,409)        121,463
                                              --------        --------       --------        --------
Income before income taxes, equity in
  income of guarantor subsidiaries and
  extraordinary item......................      17,072          58,953             --          76,025
Income tax (expense) benefit..............      (6,528)         12,090             --           5,562
Equity in income of guarantor
  subsidiaries, net of tax................      69,349              --        (69,349)             --
                                              --------        --------       --------        --------
Income before extraordinary item..........      79,893          71,043        (69,349)         81,587
Extraordinary item
  Net loss on early repayment of debt
  restructuring...........................          --          (1,694)            --          (1,694)
                                              --------        --------       --------        --------
Net income................................    $ 79,893        $ 69,349       $(69,349)       $ 79,893
                                              ========        ========       ========        ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                              FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   -----------------------------------------------------------
                                                                                                  CONSOLIDATED
                                                       WCI                                            WCI
                                                   COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                       INC.        SUBSIDIARIES      ENTRIES          INC.
                                                   ------------    ------------    -----------    ------------
Cash flows from operating activities:
  Net income.....................................    $ 79,893       $  69,349       $(69,349)      $  79,893
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    Release of tax asset valuation allowance.....     (30,296)         11,796             --         (18,500)
    Depreciation and amortization................       6,961           2,868             --           9,829
    Net loss on early repayment of debt..........          --           1,694             --           1,694
    Losses (earnings) from investments in joint
      ventures, net of write-offs................         266            (210)            --              56
    (contributions to) distributions from
      investments in joint ventures, net.........        (350)            505             --             155
    Equity in earnings of guarantor
      subsidiaries...............................     (69,349)             --         69,349              --
    Distributions from guarantor subsidiaries
      (contribution to parent), net..............       4,966          (4,966)            --              --
  Changes in assets and liabilities:
    Restricted cash..............................      (2,936)          8,079             --           5,143
    Contracts and accounts receivable............      36,052          38,797        (14,080)         60,769
    Real estate inventories......................     (22,228)       (116,702)            --        (138,930)
    Investments in amenities.....................      26,595         (21,674)            --           4,921
    Other assets.................................      (6,794)        (22,828)        48,854          19,232
    Accounts payable and accrued expenses........     (19,349)          6,458          8,880          (4,011)
    Customer deposits and other liabilities......     (10,248)         45,948        (36,929)         (1,229)
    Deferred income tax liabilities..............      17,949            (123)       (17,826)             --
                                                     --------       ---------       --------       ---------
      Net cash provided by operating
        activities...............................      11,132          18,991        (14,101)         19,022
                                                     --------       ---------       --------       ---------
Cash flows from investing activities:
  (Additions to) principal reductions on
    mortgages and notes receivable...............      (8,245)          2,353         13,744           7,852
  Disposals of (additions to) property and
    equipment....................................      23,523         (35,356)            --         (11,833)
  Other..........................................          --           3,000             --           3,000
  Payment for purchase of assets of real estate
    brokerages...................................          --            (350)            --            (350)
                                                     --------       ---------       --------       ---------
      Net cash provided (used) by investing
        activities...............................      15,278         (30,353)        13,744          (1,331)
                                                     --------       ---------       --------       ---------
Cash flows from financing activities:
  Net borrowings on senior secured credit
    facilities...................................      60,750              --             --          60,750
  Net repayments on mortgages and notes
    payable......................................     (52,067)           (269)        (1,556)        (53,892)
  Net reductions on community development
    district obligations.........................      (3,333)         (2,280)            --          (5,613)
  Net borrowings on finance subsidiary debt......          --           4,704             --           4,704
  Debt issue costs...............................      (8,000)         (2,857)            --         (10,857)
  Purchase of treasury stock.....................        (349)             --             --            (349)
  Other..........................................       1,087              --         (1,087)             --
                                                     --------       ---------       --------       ---------
    Net cash used by financing activities........      (1,912)           (702)           357          (5,257)
                                                     --------       ---------       --------       ---------
Net increase (decrease) in cash and cash
  equivalents....................................      24,498         (12,064)            --          12,434
Cash and cash equivalents at beginning of year...       5,692          15,366             --          21,058
                                                     --------       ---------       --------       ---------
Cash and cash equivalents at end of year.........    $ 30,190       $   3,302       $     --       $  33,492
                                                     ========       =========       ========       =========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF INCOME

                                                       FOR THE YEARS ENDED DECEMBER 31, 1998
                                            -----------------------------------------------------------
                                                                                           CONSOLIDATED
                                                WCI                                            WCI
                                            COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                INC.        SUBSIDIARIES      ENTRIES          INC.
                                            ------------    ------------    -----------    ------------
REVENUES
Homebuilding..............................    $123,650        $127,914       $     --        $251,564
Parcel and lot............................     131,550           8,457             --         140,007
Amenity membership and operations.........      15,332          17,792             --          33,124
Real estate services and other............       6,342          23,299         (5,973)         23,668
                                              --------        --------       --------        --------
          Total revenues..................     276,874         177,462         (5,973)        448,363
                                              --------        --------       --------        --------
COSTS OF SALES
Homebuilding..............................      93,865          87,601             --         181,466
Parcel and lot............................      81,186           6,847             --          88,033
Amenity membership and operations.........      14,461          17,075             --          31,536
Real estate services and other............       8,609           8,059         (3,275)         13,393
                                              --------        --------       --------        --------
          Total costs of sales............     198,121         119,582         (3,275)        314,428
                                              --------        --------       --------        --------
          Contribution margin.............      78,753          57,880         (2,698)        133,935
                                              --------        --------       --------        --------
OTHER EXPENSES
Interest expense, net.....................      14,094          22,425         (1,899)         34,620
Selling, general, administrative and
  other...................................      20,935           8,917             --          29,852
Real estate taxes, net....................       5,198           2,325             --           7,523
Depreciation and amortization.............       2,531              --             --           2,531
Stock plan expense........................       4,423              --             --           4,423
Dividend on redeemable preferred stock....          --             922             --             922
                                              --------        --------       --------        --------
          Total other expenses............      47,181          34,589         (1,899)         79,871
                                              --------        --------       --------        --------
Income before income taxes, equity in
  income of guarantor subsidiaries and
  extraordinary item......................      31,572          23,291           (799)         54,064
Income tax expense........................     (12,881)             --             --         (12,881)
Equity in income of guarantor
  subsidiaries, net of tax................      24,278              --        (24,278)             --
                                              --------        --------       --------        --------
Income before extraordinary item..........      42,969          23,291        (25,077)         41,183
Excess of carrying value of preferred
  stock over fair value of consideration
  paid....................................          --           1,786             --           1,786
                                              --------        --------       --------        --------
Net income available to stockholders/
  partners................................    $ 42,969        $ 25,077       $(25,077)       $ 42,969
                                              ========        ========       ========        ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31, 1998
                                                     --------------------------------------------------------
                                                                                                 CONSOLIDATED
                                                         WCI                                         WCI
                                                     COMMUNITIES,    GUARANTOR     ELIMINATING   COMMUNITIES,
                                                         INC.       SUBSIDIARIES     ENTRIES         INC.
                                                     ------------   ------------   -----------   ------------
Cash flows from operating activities:
  Net income available to stockholders/partners....    $ 42,969       $ 25,077      $(25,077)      $ 42,969
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    Depreciation and amortization..................       4,826          1,333            --          6,159
    Losses (earnings) from investments in joint
      ventures, net of write-offs..................       1,292         (1,175)           --            117
    Distributions from (contributions to)
      investments in joint ventures, net...........       1,186         (7,709)           --         (6,523)
    Equity in earnings of guarantor subsidiaries...     (24,278)            --        24,278             --
    (Contributions to guarantor subsidiaries)
      distributions from parent, net...............     (12,561)        11,762           799             --
    Other..........................................          --         (2,585)          799         (1,786)
  Changes in assets and liabilities:
    Restricted cash................................       1,670         13,132        (4,515)        10,287
    Contracts and accounts receivable..............       2,271        (87,776)        9,935        (75,570)
    Real estate inventories........................      20,254         (5,524)           --         14,730
    Investments in amenities.......................       2,799            978            --          3,777
    Other assets...................................     (36,634)        20,160        (7,576)       (24,050)
    Accounts payable and accrued expenses..........      22,501         12,125        (2,784)        31,842
    Customer deposits and other liabilities........     (25,260)        45,240         8,666         28,646
    Deferred income tax liabilities................       1,623            123          (123)         1,623
                                                       --------       --------      --------       --------
      Net cash provided by operating activities....       2,658         25,161         4,402         32,221
                                                       --------       --------      --------       --------
Cash flows from investing activities:
  Principal reductions on mortgages and notes
    receivable.....................................       3,655         14,530        (8,532)         9,653
  (Additions to) disposal of property and
    equipment......................................      (1,646)           527            --         (1,119)
  Acquisition of ownership interest, preferred
    stock and subordinated note....................          --        (48,000)       48,000             --
  Net proceeds from sale of investment in real
    estate.........................................          --            382            --            382
                                                       --------       --------      --------       --------
      Net cash provided (used) by investing
         activities................................       2,009        (32,561)       39,468          8,916
                                                       --------       --------      --------       --------
Cash flows from financing activities:
  Net repayments on senior secured credit
    facilities.....................................      (4,118)            --            --         (4,118)
  Net (repayments) borrowings on mortgages and
    notes payable..................................      (8,190)         7,119            --         (1,071)
  Net borrowings (reductions) on community
    development district financing obligations.....       9,724         (2,809)           --          6,915
  Net borrowings on finance subsidiary debt........          --         38,255            --         38,255
  Distributions to partners, net...................      (8,260)            --            --         (8,260)
  Redemption of ownership interest, acquisition of
    redeemable preferred stock and principal
    reduction in subordinated notes................          --        (23,586)      (43,870)       (67,456)
  Net proceeds from FDC acquisition................         889             --            --            889
                                                       --------       --------      --------       --------
      Net cash (used) provided by financing
         activities................................      (9,955)        18,979       (43,870)       (34,846)
                                                       --------       --------      --------       --------
Net (decrease) increase in cash and cash
  equivalents......................................      (5,288)        11,579            --          6,291
Cash and cash equivalents at beginning of year.....      10,980          3,787            --         14,767
                                                       --------       --------      --------       --------
Cash and cash equivalents at end of year...........    $  5,692       $ 15,366      $     --       $ 21,058
                                                       ========       ========      ========       ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2000
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

22.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the years ended December 31, 2000 and 1999 is presented below.

                                                                            2000
                          ---------------------------------------------------------------------------------------------------------
                              1ST       PERCENTAGE       2ND       PERCENTAGE       3RD       PERCENTAGE       4TH       PERCENTAGE
                            QUARTER      OF TOTAL      QUARTER      OF TOTAL      QUARTER      OF TOTAL      QUARTER      OF TOTAL
                          -----------   ----------   -----------   ----------   -----------   ----------   -----------   ----------
Revenue.................  $   140,062      15.9%     $   162,442      18.4%     $   184,271     20.9%      $   395,377      44.8%
Contribution margin.....       44,235      16.1           54,078      19.6           48,903      17.8          128,002      46.5
Income before income
 taxes..................       16,229      12.1           22,860      17.0           17,703      13.2           77,611      57.7
Net income..............        9,696      11.8           13,676      16.7           11,118      13.6           47,451      57.9
Earnings per share:
 Basic and diluted:
   Net income...........  $       .38      11.8%     $       .54      16.7%     $       .44     13.6%      $      1.87      57.9%
 Weighted average number
   of shares:
   Basic and diluted....   25,380,079                 25,364,175                 25,364,175                 25,364,175

                            2000
                          --------

                           TOTAL
                          --------
Revenue.................  $882,152
Contribution margin.....   275,218
Income before income
 taxes..................   134,403
Net income..............    81,941
Earnings per share:
 Basic and diluted:
   Net income...........  $   3.23
 Weighted average number
   of shares:
   Basic and diluted....

                                                                            1999
                          ---------------------------------------------------------------------------------------------------------
                              1ST       PERCENTAGE       2ND       PERCENTAGE       3RD       PERCENTAGE       4TH       PERCENTAGE
                            QUARTER      OF TOTAL      QUARTER      OF TOTAL      QUARTER      OF TOTAL      QUARTER      OF TOTAL
                          -----------   ----------   -----------   ----------   -----------   ----------   -----------   ----------
Revenue.................  $   118,330      17.4%     $   168,310      24.7%     $   100,418      14.7%     $   294,358      43.2%
Contribution margin.....       45,327      23.0           47,400      24.0           26,475      13.4           78,286      39.6
Income (loss) before
 income taxes and
 extraordinary item.....       21,736      28.6           15,521      20.4           (1,276)     (1.7)          40,044      52.7
Net income (loss).......       18,470      23.1           34,572      43.3             (368)     (0.5)          27,219      34.1
Earnings (loss) per
 share:
 Basic and diluted:
   Income before
     extraordinary
     item...............  $       .79      24.7%     $      1.36      42.4%     $      (.01)      (.5)%    $      1.07      33.4%
   Extraordinary item...  $      (.07)    100.0%     $        --        --%     $        --        --%     $        --        --%
   Net income...........  $       .73      23.1%     $      1.36      43.3%     $      (.01)      (.5)%    $      1.07      34.1%
 Weighted average number
   of shares:
   Basic and diluted....   25,456,348                 25,446,401                 25,426,056                 25,422,103

                            1999
                          --------

                           TOTAL
                          --------
Revenue.................  $681,416
Contribution margin.....   197,488
Income (loss) before
 income taxes and
 extraordinary item.....    76,025
Net income (loss).......    79,893
Earnings (loss) per
 share:
 Basic and diluted:
   Income before
     extraordinary
     item...............  $   3.21
   Extraordinary item...  $   (.07)
   Net income...........  $   3.14
 Weighted average number
   of shares:
   Basic and diluted....

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WCI Communities, Inc.

CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)                     2001            2000
-----------------------------------------------------------------------------------------
                                                              (Unaudited)
ASSETS
Cash and cash equivalents...................................                  $   55,737
                                                              $   33,844
Restricted cash.............................................                      15,521
                                                                  17,830
Contracts receivable........................................                     228,742
                                                                 338,390
Mortgage notes and accounts receivable......................                      33,322
                                                                  28,158
Real estate inventories.....................................                     649,007
                                                                 788,393
Investments in amenities....................................                      34,832
                                                                  34,035
Property and equipment......................................                      81,317
                                                                  91,777
Investments in joint ventures...............................                      35,792
                                                                  36,683
Other assets................................................                      46,451
                                                                  47,286
Goodwill and other intangible assets........................                      32,375
                                                                  30,698
                                                              ----------      ----------
          Total assets......................................  $1,447,094      $1,213,096
                                                              ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................  $  130,404      $  146,432
Customer deposits and other liabilities.....................     206,756         170,860
Deferred income tax liabilities.............................      22,218          15,715
Community development district obligations..................      44,319          26,944
Senior secured credit facility..............................     250,000         289,000
Senior subordinated notes...................................     355,205              --
Mortgages and notes payable.................................      93,260         115,418
Finance subsidiary debt.....................................          --          72,495
Subordinated notes, 81% due to related parties..............          --          57,010
                                                              ----------      ----------
                                                               1,102,162         893,874
                                                              ----------      ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value; 50,000,000 shares authorized
     and 25,461,549 shares issued...........................         254             254
  Additional paid-in capital................................     139,396         139,259
  Retained earnings.........................................     208,194         180,504
  Treasury stock, at cost, 92,173 shares....................        (795)           (795)
  Accumulated other comprehensive loss......................      (2,117)             --
                                                              ----------      ----------
          Total stockholders' equity........................     344,932         319,222
                                                              ----------      ----------
          Total liabilities and stockholders' equity........  $1,447,094      $1,213,096
                                                              ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)                     2001          2000
--------------------------------------------------------------------------------------
                                                                    (Unaudited)
                          REVENUES
Homebuilding................................................  $  332,775    $  176,440
Parcel and lot..............................................      28,505        56,858
Amenity membership and operations...........................      31,818        38,456
Real estate services and other..............................      38,681        30,751
                                                              ----------    ----------
          Total revenues....................................     431,779       302,505
                                                              ----------    ----------
                       COSTS OF SALES
Homebuilding................................................     229,347       134,352
Parcel and lot..............................................      17,426        20,176
Amenity membership and operations...........................      24,715        29,310
Real estate services and other..............................      29,878        20,354
                                                              ----------    ----------
          Total costs of sales..............................     301,366       204,192
                                                              ----------    ----------
          Contribution margin...............................     130,413        98,313
                                                              ----------    ----------
                       OTHER EXPENSES
Interest expense, net.......................................      25,322        20,070
Selling, general, administrative and other..................      48,315        31,930
Real estate taxes, net......................................       3,232         3,867
Depreciation................................................       2,217         1,847
Amortization of goodwill and intangible assets..............       1,827         1,510
                                                              ----------    ----------
          Total other expenses..............................      80,913        59,224
                                                              ----------    ----------
Income before income taxes and extraordinary item...........      49,500        39,089
Income tax expense..........................................      19,852        15,717
                                                              ----------    ----------
Income before extraordinary item............................      29,648        23,372
Extraordinary item, net of tax
  Net loss on debt restructuring............................      (1,958)           --
                                                              ----------    ----------
Net income..................................................      27,690        23,372
                                                              ----------    ----------
Other comprehensive loss, net of tax
  Cumulative effect of a change in accounting principle.....        (746)           --
  Unrealized derivative gains (losses)......................      (1,371)           --
                                                              ----------    ----------
Accumulated other comprehensive gain (loss).................      (2,117)           --
                                                              ----------    ----------
Comprehensive income........................................  $   25,573    $   23,372
                                                              ==========    ==========
Earnings per share:
  Basic
     Income before extraordinary loss.......................  $     1.17    $      .92
     Extraordinary loss.....................................  $     (.08)   $       --
     Net income.............................................  $     1.09    $      .92
  Diluted
     Income before extraordinary loss.......................  $     1.14    $      .92
     Extraordinary loss.....................................  $     (.08)   $       --
     Net income.............................................  $     1.06    $      .92
  Weighted average number of shares
     Basic..................................................  25,369,376    25,372,127
     Diluted................................................  26,005,056    25,372,127

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
(IN THOUSANDS OF DOLLARS)                                        2001          2000
--------------------------------------------------------------------------------------
                                                                    (Unaudited)
Cash flows from operating activities:
  Net income................................................  $  27,690     $  23,372
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Net loss on early repayment of debt.....................      1,958            --
    Depreciation and amortization...........................      4,044         3,357
    Amortization of debt issue costs to interest expense....      1,951         2,485
    Amortization of premium on issuance of senior
     subordinated notes.....................................        (45)           --
    Deferred director compensation..........................        137            --
    Gain on sale of property and equipment..................         --          (982)
    Earnings from investments in joint ventures, net of
     write-offs.............................................     (1,179)       (2,961)
    Contributions to investments in joint ventures..........     (3,028)       (8,082)
    Distributions from investments in joint ventures........      3,316            --
  Real estate inventories:
    Additions to real estate inventories....................   (353,867)     (167,761)
    Capitalized interest and real estate taxes..............    (18,054)      (18,441)
    Cost of sales, including amortization of capitalized
     interest and real estate taxes.........................    232,535       149,970
  Changes in assets and liabilities:
    Restricted cash.........................................     (2,309)        3,359
    Contracts receivable....................................   (109,648)       40,293
    Accounts receivable.....................................      2,371        (4,041)
    Investments in amenities................................        797         5,342
    Other assets............................................      5,502       (13,052)
    Accounts payable and accrued expenses...................    (14,795)      (15,285)
    Customer deposits and other liabilities.................     32,449         6,095
    Deferred income tax liabilities.........................      7,833         2,531
                                                              ---------     ---------
      Net cash (used in) provided by operating activities...   (182,342)        6,199
                                                              ---------     ---------
Cash flows from investing activities:
  Additions to mortgage notes receivable....................     (1,182)       (5,159)
  Principal reductions on mortgage notes receivable.........      3,975         4,509
  Additions to property and equipment.......................    (12,677)       (5,616)
  Proceeds from sale of property and equipment..............         --         2,677
  Payment for purchase of assets of real estate
    brokerages..............................................         --        (1,564)
                                                              ---------     ---------
      Net cash used in investing activities.................     (9,884)       (5,153)
                                                              ---------     ---------
Cash flows from financing activities:
Senior secured credit facilities:
    Net repayments on revolving line of credit..............  $ (39,000)    $ (14,130)
    Borrowing on amortizing term loan.......................         --        50,000
  Proceeds from borrowings on mortgages and notes payable...     37,548        39,190
  Principal reductions on mortgages and notes payable.......    (59,706)      (58,322)
  Proceeds from borrowings on senior subordinated notes.....    355,250            --
  Principal repayments on subordinated notes................    (57,010)           --
  Principal reduction on finance subsidiary debt............    (72,495)      (21,996)
  Debt issue costs..........................................    (11,629)       (2,660)
  Net borrowings (reductions) on community development
    district obligations....................................     17,375       (13,677)
  Purchase of treasury stock................................         --          (446)
                                                              ---------     ---------
      Net cash provided by (used in) financing activities...    170,333       (22,041)
                                                              ---------     ---------
Net decrease in cash and cash equivalents...................    (21,893)      (20,995)
Cash and cash equivalents at beginning of year..............     55,737        33,492
                                                              ---------     ---------
Cash and cash equivalents at end of period..................  $  33,844     $  12,497
                                                              =========     =========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

1.  BUSINESS ORGANIZATION

Prior to August 31, 2001, WCI Communities, Inc. (the Company) was a wholly owned subsidiary of Watermark Communities Inc. (Watermark). Watermark was formed in August 1998 to buy, manage, own, develop and sell real estate assets and amenity facilities. On August 31, 2001, Watermark was merged into the Company, and all outstanding shares of Watermark were exchanged for the Company's common stock. At the time of the merger, Watermark's only significant asset was its investment in the Company. All share and per share amounts give retroactive effect to the merger. On August 31, 2001, immediately prior to the merger, the Company filed an amendment to its certificate of incorporation that increased the Company's authorized capital stock from 200,000 shares of common stock, $.01 par value per share, to 50,000,000 shares of common stock, $.01 par value per share.

2.  BASIS OF PRESENTATION

The Company's consolidated financial statements and notes as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 have been prepared by management without audit by independent certified public accountants and should be read in conjunction with the December 31, 2000 audited financial statements for the year then ended. In the opinion of management, all normal, recurring adjustments necessary for the fair presentation of such financial information have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

The Company historically has experienced and expects to experience variability in quarterly results. The consolidated statement of income for the six months ended June 30, 2001 is not necessarily indicative of the results to be expected for the full year.

3.  NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board approved Statement of Financial Accounting Standards 141 (FASB 141), Business Combinations, and Statement of Financial Accounting Standards 142 (FASB 142), Goodwill and Other Intangible Assets. FASB 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FASB 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. FASB 142 will be effective for the Company's fiscal year 2002 and is immediately effective for goodwill and intangible assets acquired after June 30, 2001. Management is in the process of evaluating the effect these standards will have on its financial statements.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards 133 (FASB 133), Accounting for Derivative Instruments and Hedging Activities, as amended. FASB 133 establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be measured at fair value and recognized in the balance sheet. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income, and recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment. The Company does not enter into or hold derivatives for trading or speculative purposes.

The Company's policy is to designate at a derivative's inception the specific liabilities being hedged and monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

a hedge is based on high correlation between changes in its value and changes in the value of the underlying hedged item. The Company recognizes gains or losses for amounts received or paid when the underlying transaction settles.

The Company has various interest rate swap agreements totalling $250,000. The swap agreements effectively fix the variable interest rate on approximately $200,000 of the senior secured credit facility. The swap agreements have been designated as cash flow hedges and, accordingly, are reflected at their fair value in the consolidated balance sheet. The related gains or losses are recorded in stockholders' equity as accumulated other comprehensive loss. The Company accounts for its interest rate swaps using the shortcut method, as described in FASB 133. Amounts to be received or paid as a result of the swap agreements are recognized as adjustments to interest incurred on the related debt instruments. The net effect on the Company's operating results is that interest on the variable-rate debt being hedged is recorded based on fixed interest rates. In accordance with the transition provisions of FASB 133, on January 1, 2001, the Company recorded a cumulative-effect type adjustment of $746 (net of tax benefit of $469) in customer deposits and other liabilities and accumulated other comprehensive loss to recognize the fair value of the interest rate swaps. Subsequent to the Company's adoption of FASB 133 through June 30, 2001, the liability and accumulated other comprehensive loss increased $1,371 (net of tax benefit of $861) to $2,117.

4.  EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, "Earnings Per Share," is effective for financial statements ending after December 15, 1997. Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding including the number of potentially issuable shares under the stock option plan.

                                                            SIX MONTHS ENDED JUNE 30,
                                                            --------------------------
                                                               2001           2000
                                                            -----------    -----------
Basic weighted average shares.............................  25,369,376     25,372,127
Common stock equivalents..................................     635,680             --
Diluted weighted average shares...........................  26,005,056     25,372,127

5.  SEGMENT INFORMATION

The Company operates in three reportable business segments: homebuilding, parcel and lot, and amenity membership and operations. The homebuilding segment builds and markets single- and multi-family homes and mid-rise and high-rise tower residences. The parcel and lot segment develops and sells land parcels and lots within the Company's communities to commercial developers, individuals and, to a lesser degree, homebuilders. The amenity membership and operations segment includes the operations and sale of memberships in golf country clubs, marinas, tennis and recreation facilities. The Company's reportable segments are strategic business operations that offer different products and services. They are managed separately because each business requires different expertise and marketing strategies. Revenues from segments below the quantitative thresholds are primarily attributable to real estate services such as brokerage, title company, property management and mortgage brokerage operations.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

Transfers between segments are recorded at cost. The Company evaluates financial performance based on the segment contribution margin. The table below presents information about reported operating income for the six months ended June 30, 2001 and 2000. Asset information by reportable segment is not presented since the Company does not prepare such information.

SIX MONTHS ENDED JUNE 30, 2001

                                        HOMEBUILDING                AMENITY
                            MID- AND    SINGLE- AND    PARCEL      MEMBERSHIP       ALL     SEGMENT
                            HIGH-RISE   MULTI-FAMILY   AND LOT   AND OPERATIONS    OTHER     TOTALS
----------------------------------------------------------------------------------------------------
Revenues..................  $167,993      $164,782     $28,505      $31,818       $38,034   $431,132
Interest income...........                                                            649        649
Contribution margin.......    73,423        30,005      11,079        7,103         8,805    130,415

SIX MONTHS ENDED JUNE 30, 2000

                                        HOMEBUILDING                AMENITY
                            MID- AND    SINGLE- AND    PARCEL      MEMBERSHIP       ALL     SEGMENT
                            HIGH-RISE   MULTI-FAMILY   AND LOT   AND OPERATIONS    OTHER     TOTALS
----------------------------------------------------------------------------------------------------
Revenues..................  $ 71,318      $105,122     $56,858      $38,456       $28,435   $300,189
Interest income...........                                                          1,099      1,099
Contribution margin.......    27,893        14,195      36,682        9,146         9,180     97,096

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                                 2001          2000
--------------------------------------------------------------------------------------
REVENUE
Total segment revenue.......................................   $431,781      $301,288
Gain (loss) on assets held for investment...................         (2)        1,217
                                                               --------      --------
  Consolidated revenue......................................   $431,779      $302,505
                                                               ========      ========
Segment contribution margin.................................    130,415        97,096
Gain (loss) on assets held for investment...................         (2)        1,217
Corporate overhead and costs................................     51,547        35,797
Interest expense, net.......................................     25,322        20,070
Depreciation and amortization...............................      4,044         3,357
                                                               --------      --------
  Income before income taxes and extraordinary item.........   $ 49,500      $ 39,089
                                                               ========      ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

6.  REAL ESTATE INVENTORIES

Real estate inventories are summarized as follows:

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
--------------------------------------------------------------------------------------
Land........................................................  $187,334      $173,226
Work in progress:
  Land and improvements.....................................   315,137       284,493
  Condominiums..............................................    96,486        35,490
  Homes.....................................................   110,397        68,401
Completed inventories:
  Land and improvements.....................................    53,289        73,382
  Condominiums..............................................     8,609         1,274
  Homes.....................................................    17,141        12,741
                                                              --------      --------
                                                              $788,393      $649,007
                                                              ========      ========

7.  CAPITALIZED INTEREST

The following table is a summary of capitalized and amortized interest.

                                                               AS OF AND FOR THE
                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                2001        2000
----------------------------------------------------------------------------------
Capitalized interest at beginning of period.................  $ 84,873    $ 61,506
Interest capitalized........................................    15,984      16,823
Interest amortized..........................................    (8,513)     (4,206)
                                                              --------    --------
Capitalized interest........................................  $ 92,344    $ 74,123
                                                              ========    ========
Total interest incurred.....................................    30,842      30,202
Debt issue cost amortization................................     1,951       2,485
Interest amortized..........................................     8,513       4,206
Interest capitalized........................................   (15,984)    (16,823)
                                                              --------    --------
Interest expense, net.......................................  $ 25,322    $ 20,070
                                                              ========    ========

8.  DEBT

The Company issued $250,000 of 10.625% senior subordinated notes on February 20, 2001 in a private placement (the Initial Notes). On June 8, 2001, the Company issued an additional $100,000 of 10.625% senior subordinated notes (the Additional Notes, together with the Initial Notes, the Notes) for $105,250, plus accrued interest. Effective June 21, 2001, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission offering to exchange the unregistered Notes for notes registered under the Securities Act of 1933, as amended. The exchange was completed on July 31, 2001. The terms of the registered Notes are substantially identical to the

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

unregistered Notes, except the registered Notes do not contain transfer restrictions. The Notes mature on February 15, 2011. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2001. The Notes are subordinated to all existing and future senior debt. The indenture relating to the Notes contains certain financial and operational covenants that under certain circumstances limit the Company's and its subsidiaries' ability to incur additional debt, pay dividends, repurchase capital stock, and make certain investments.

9.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A reconciliation of the statutory rate and the effective tax rate follows:

                                                                   % OF
                                                              PRE-TAX INCOME
                                                                 JUNE 30,
                                                              2001     2000
----------------------------------------------------------------------------
Statutory rate..............................................  35.0     35.0
State income taxes net of federal income tax benefit........   3.6      3.6
Goodwill amortization and other.............................   1.5      1.6
                                                              ----     ----
Effective rate..............................................  40.1     40.2
                                                              ====     ====

10.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company has been involved in various litigation matters involving ordinary and routine claims incidental to its business. In addition, in May 2000, individuals filed a lawsuit against the Company, which seeks class action status, and arising out of a preferred builder program under which plaintiffs purchased vacant lots and then contracted with a builder of their choice to construct a residence on their lots. In consideration of the extensive costs incurred by the Company associated with the marketing, sales and advertising of the community for the benefit of the builders, who participated in the program, these builders were required to pay a marketing fee to the Company based on a percentage of the construction cost of the home. Plaintiffs assert that the Company had an obligation to disclose to them that the preferred builder would pay a marketing fee to the Company. The Company has objected to the certification of this lawsuit as a class action. The plaintiffs have demanded unspecified money damages and have alleged, among other things, violation of the federal Racketeering, Influenced and Corrupt Organizations Act and the Real Estate Settlement Procedures Act. Since the Court has not yet ruled on whether to certify this lawsuit as a class, the litigation is still in its early stages. Accordingly, the Company is not able to estimate the range of possible loss. The Company is not yet able to determine whether the resolution of this matter will have a material adverse effect on the Company's financial condition or results of operations, although Company believes it has meritorious defenses and intends to vigorously defend this action.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

11.  QUARTERLY FINANCIAL INFORMATION

Quarterly financial information for the six months ended June 30, 2001 is presented below.

                                                                 1ST           2ND
                                                               QUARTER       QUARTER
--------------------------------------------------------------------------------------
Revenue.....................................................  $  196,959    $  234,820
Contribution margin.........................................      58,691        71,722
Income before income taxes and extraordinary item...........      18,257        31,243
Income before extraordinary item............................      10,934        18,714
Net income..................................................       9,064        18,626
Earnings (loss) per share
  Basic:
     Income before extraordinary item.......................  $      .43    $      .74
     Extraordinary item.....................................  $     (.07)   $     (.01)
     Net income.............................................  $      .36    $      .73
  Diluted:
     Income before extraordinary item.......................  $      .42    $      .72
     Extraordinary item.....................................  $     (.07)   $     (.01)
     Net income.............................................  $      .35    $      .71
  Weighted average number of shares:
     Basic..................................................  25,369,376    25,369,376
     Diluted................................................  26,026,803    25,983,548

12.  SUPPLEMENTAL GUARANTOR INFORMATION

Obligations to pay principal and interest on the Company's Notes are guaranteed fully and unconditionally by the Company's wholly-owned subsidiaries, including its only significant subsidiary, Bay Colony-Gateway, Inc. Separate financial statements of the guarantors are not provided, as subsidiary guarantors are 100% owned by the Company and guarantees are full, unconditional, and joint and several. Supplemental consolidating financial information of the Company's guarantors is presented below.

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING BALANCE SHEET

                                                                JUNE 30, 2001
                                         -----------------------------------------------------------
                                                                                        CONSOLIDATED
                                             WCI                                            WCI
                                         COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                             INC.        SUBSIDIARIES      ENTRIES          INC.
----------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents..............   $   23,558       $ 10,286       $      --      $   33,844
Restricted cash........................        1,969         15,861              --          17,830
Contracts receivable...................      228,054        110,336              --         338,390
Mortgage notes and accounts
  receivable...........................       15,624         12,534              --          28,158
Real estate inventories................      456,571        331,822              --         788,393
Investments in amenities...............       19,874         14,161              --          34,035
Property and equipment.................       34,847         56,930              --          91,777
Investments in joint ventures..........        9,507         27,176              --          36,683
Investment in guarantor subsidiaries...      203,793             --        (203,793)             --
Other assets...........................      227,928         26,788        (207,430)         47,286
Goodwill and other intangible assets...       22,362          8,336              --          30,698
                                          ----------       --------       ---------      ----------
          Total assets.................   $1,244,087       $614,230       $(411,223)     $1,447,094
                                          ==========       ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued
  expenses.............................   $   71,591       $ 58,813       $      --      $  130,404
Customer deposits and other
  liabilities..........................      129,827        278,324        (201,395)        206,756
Deferred income tax liabilities........       27,454             --          (5,236)         22,218
Community development district
  obligations..........................       26,165         18,154              --          44,319
Senior secured credit facility.........      250,000             --              --         250,000
Senior subordinated notes..............      355,205             --              --         355,205
Mortgages and notes payable............       38,114         55,146              --          93,260
                                          ----------       --------       ---------      ----------
                                             898,356        410,437        (206,631)      1,102,162
                                          ----------       --------       ---------      ----------
Commitments and contingencies
Stockholders' equity...................      345,731        203,793        (204,592)        344,932
                                          ----------       --------       ---------      ----------
          Total liabilities and
            stockholders' equity.......   $1,244,087       $614,230       $(411,223)     $1,447,094
                                          ==========       ========       =========      ==========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF OPERATIONS

                                                    FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                          -----------------------------------------------------------
                                                                                         CONSOLIDATED
                                              WCI                                            WCI
                                          COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                              INC.        SUBSIDIARIES      ENTRIES          INC.
-----------------------------------------------------------------------------------------------------
                REVENUES
Homebuilding............................    $238,830        $ 93,945       $     --        $332,775
Parcel and lot..........................      12,396          16,109             --          28,505
Amenity membership and operations.......       9,253          22,565             --          31,818
Real estate services and other..........       2,668          54,570        (18,557)         38,681
                                            --------        --------       --------        --------
          Total revenues................     263,147         187,189        (18,557)        431,779
                                            --------        --------       --------        --------

             COSTS OF SALES
Homebuilding............................     164,084          65,263             --         229,347
Parcel and lot..........................       8,078           9,348             --          17,426
Amenity membership and operations.......       6,249          18,466             --          24,715
Real estate services and other..........         307          29,571             --          29,878
                                            --------        --------       --------        --------
          Total costs of sales..........     178,718         122,648             --         301,366
                                            --------        --------       --------        --------
          Contribution margin...........      84,429          64,541        (18,557)        130,413
                                            --------        --------       --------        --------

             OTHER EXPENSES
Interest expense, net...................      44,801            (922)       (18,557)         25,322
Selling, general, administrative and
  other.................................      36,385          11,930             --          48,315
Real estate taxes, net..................       1,462           1,770             --           3,232
Depreciation............................       1,180           1,037             --           2,217
Amortization of goodwill and intangible
  assets................................         901             926             --           1,827
                                            --------        --------       --------        --------
          Total other expenses..........      84,729          14,741        (18,557)         80,913
                                            --------        --------       --------        --------
Income (loss) before income taxes,
  equity in income of guarantor
  subsidiaries and extraordinary item...        (300)         49,800             --          49,500
Income tax expense......................         398          19,454             --          19,852
Equity in income of guarantor
  subsidiaries, net of tax..............      28,388              --        (28,388)             --
                                            --------        --------       --------        --------
Income before extraordinary item........      27,690          30,346        (28,388)         29,648
Extraordinary item
  Net loss on early repayment of debt...          --          (1,958)            --          (1,958)
                                            --------        --------       --------        --------
Net income..............................    $ 27,690        $ 28,388       $(28,388)       $ 27,690
                                            ========        ========       ========        ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF OPERATIONS

                                                    FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                          -----------------------------------------------------------
                                                                                         CONSOLIDATED
                                              WCI                                            WCI
                                          COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                              INC.        SUBSIDIARIES      ENTRIES          INC.
-----------------------------------------------------------------------------------------------------
                REVENUES
Homebuilding............................    $130,245        $ 46,195       $     --        $176,440
Parcel and lot..........................      32,651          24,207             --          56,858
Amenity membership and operations.......       7,419          31,037             --          38,456
Real estate services and other..........       3,240          29,450         (1,939)         30,751
                                            --------        --------       --------        --------
          Total revenues................     173,555         130,889         (1,939)        302,505
                                            --------        --------       --------        --------

             COSTS OF SALES
Homebuilding............................     101,521          32,831             --         134,352
Parcel and lot..........................       7,910          12,266             --          20,176
Amenity membership and operations.......       3,887          25,423             --          29,310
Real estate services and other..........         306          20,048             --          20,354
                                            --------        --------       --------        --------
          Total costs of sales..........     113,624          90,568             --         204,192
                                            --------        --------       --------        --------
          Contribution margin...........      59,931          40,321         (1,939)         98,313
                                            --------        --------       --------        --------

             OTHER EXPENSES
Interest expense, net...................      19,232           2,777         (1,939)         20,070
Selling, general, administrative and
  other.................................      26,097           5,833             --          31,930
Real estate taxes, net..................       1,081           2,786             --           3,867
Depreciation............................       1,064             783             --           1,847
Amortization of goodwill and intangible
  assets................................         900             610             --           1,510
                                            --------        --------       --------        --------
          Total other expenses..........      48,374          12,789         (1,939)         59,224
                                            --------        --------       --------        --------
Income before income taxes and equity in
  income of guarantor subsidiaries......      11,557          27,532             --          39,089
Income tax expense......................       4,814          10,903             --          15,717
Equity in income of guarantor
  subsidiaries, net of tax..............      16,629              --        (16,629)             --
                                            --------        --------       --------        --------
Net income..............................    $ 23,372        $ 16,629       $(16,629)       $ 23,372
                                            ========        ========       ========        ========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                              FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                                    -----------------------------------------------------------
                                                                                                   CONSOLIDATED
                                                        WCI                                            WCI
                                                    COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                        INC.        SUBSIDIARIES      ENTRIES          INC.
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income......................................   $  27,690        $ 28,388       $ (28,388)     $  27,690
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................       3,778           2,172              --          5,950
    Net loss on early repayment of debt...........          --           1,958              --          1,958
    Other.........................................         137              --              --            137
    Losses (earnings) from investments in joint
      ventures, net of write-offs.................         129          (1,308)             --         (1,179)
    Distributions from (contributions to)
      investments in joint ventures, net..........       1,076            (788)             --            288
    Equity in earnings of guarantor
      subsidiaries................................     (28,388)             --          28,388             --
    Distributions from guarantor subsidiaries
      (contributions to parent), net..............      17,499         (17,499)             --             --
    Repayment of investments in parent entities...          --          43,773         (43,773)            --
  Changes in assets and liabilities:
    Restricted cash...............................        (420)         (1,889)             --         (2,309)
    Contracts and accounts receivable.............     (71,555)        (34,830)           (892)      (107,277)
    Real estate inventories.......................     (50,762)        (88,624)             --       (139,386)
    Investments in amenities......................     (10,025)         10,822              --            797
    Other assets..................................     (99,767)            797         104,472          5,502
    Accounts payable and accrued expenses.........     (33,761)         18,074             892        (14,795)
    Customer deposits and other liabilities.......      34,195         105,029        (106,775)        32,449
    Deferred income tax liabilities...............       5,530              --           2,303          7,833
                                                     ---------        --------       ---------      ---------
      Net cash (used in) provided by operating
        activities................................    (204,644)         66,075         (43,773)      (182,342)
                                                     ---------        --------       ---------      ---------
Cash flows from investing activities:
  Principal reductions on mortgages and notes
    receivable....................................       1,534           1,259              --          2,793
  Additions to property and equipment.............     (10,514)         (2,163)             --        (12,677)
                                                     ---------        --------       ---------      ---------
      Net cash used in investing activities.......      (8,980)           (904)             --         (9,884)
                                                     ---------        --------       ---------      ---------
Cash flows from financing activities:
  Net repayments on senior secured credit
    facilities....................................     (39,000)             --              --        (39,000)
  Net reductions on mortgages and notes payable...     (15,020)         (7,138)             --        (22,158)
  Proceeds from borrowings on senior subordinated
    notes.........................................     355,250              --              --        355,250
  Principal repayments on subordinated notes......    (100,783)             --          43,773        (57,010)
  Principal reductions on finance subsidiary
    debt..........................................          --         (72,495)             --        (72,495)
  Debt issue costs................................     (11,629)             --              --        (11,629)
  Net reductions (borrowings) on community
    development district obligations..............        (779)         18,154              --         17,375
                                                     ---------        --------       ---------      ---------
      Net cash provided by (used in) financing
        activities................................     188,039         (61,479)         43,773        170,333
                                                     ---------        --------       ---------      ---------
Net (decrease) increase in cash and cash
  equivalents.....................................     (25,585)          3,692              --        (21,893)
Cash and cash equivalents at beginning of year....      49,143           6,594              --         55,737
                                                     ---------        --------       ---------      ---------
Cash and cash equivalents at end of year..........   $  23,558        $ 10,286       $      --      $  33,844
                                                     =========        ========       =========      =========

--------------------------------------------------------------------------------

WCI COMMUNITIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)
JUNE 30, 2001
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                              FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                    -----------------------------------------------------------
                                                                                                   CONSOLIDATED
                                                        WCI                                            WCI
                                                    COMMUNITIES,     GUARANTOR      ELIMINATING    COMMUNITIES,
                                                        INC.        SUBSIDIARIES      ENTRIES          INC.
---------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income......................................    $ 23,372        $ 16,629       $(16,629)       $ 23,372
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Depreciation and amortization.................       3,298           2,544             --           5,842
    Gain on disposal of property and equipment....        (982)             --             --            (982)
    Earnings from investments in joint ventures,
      net of write-offs...........................      (1,529)         (1,432)            --          (2,961)
    Contributions to investments in joint
      ventures, net...............................         (34)         (8,048)            --          (8,082)
    Equity in earnings in guarantor
      subsidiaries................................     (16,629)             --         16,629              --
    Distributions from guarantor subsidiaries
      (contributions to parent), net..............      11,601         (11,601)            --              --
  Changes in assets and liabilities:
    Restricted cash...............................       5,776          (2,417)            --           3,359
    Contracts and accounts receivable.............     (37,485)         73,951           (214)         36,252
    Real estate inventories.......................     (33,148)         (3,084)            --         (36,232)
    Investments in amenities......................        (294)          5,636             --           5,342
    Other assets..................................      (4,209)         14,252        (23,095)        (13,052)
    Accounts payable and accrued expenses.........     (18,290)          2,791            214         (15,285)
    Customer deposits and other liabilities.......      19,974         (28,308)        14,429           6,095
    Deferred income tax liabilities...............     (17,949)         13,370          7,110           2,531
                                                      --------        --------       --------        --------
      Net cash (used in) provided by operating
        activities................................     (66,528)         74,283         (1,556)          6,199
                                                      --------        --------       --------        --------
Cash flows from investing activities:
  (Additions to) reductions on mortgage and notes
    receivable....................................      (1,449)            799             --            (650)
  Disposals of (additions to) property and
    equipment.....................................       9,647         (15,263)            --          (5,616)
  Proceeds from sale of property and equipment....       2,677              --             --           2,677
  Payment for purchase of assets of real estate
    brokerages....................................          --          (1,564)            --          (1,564)
                                                      --------        --------       --------        --------
      Net cash provided by (used in) investing
        activities................................      10,875         (16,028)            --          (5,153)
                                                      --------        --------       --------        --------
Cash flows from financing activities:
  Net repayments on senior secured credit
    facilities....................................      35,870              --             --          35,870
  Net borrowings (reductions) on mortgages and
    notes payable.................................      12,210         (32,898)         1,556         (19,132)
  Net reductions on finance subsidiary debt.......          --         (21,996)            --         (21,996)
  Debt issue costs................................      (2,660)             --             --          (2,660)
  Net reductions on community development district
    obligations...................................     (13,085)           (592)            --         (13,677)
  Purchase of treasury stock......................        (446)             --             --            (446)
                                                      --------        --------       --------        --------
      Net cash provided by (used in) financing
        activities................................      31,889         (55,486)         1,556         (22,041)
                                                      --------        --------       --------        --------
Net (decrease) increase in cash and cash
  equivalents.....................................     (23,764)          2,769             --         (20,995)
Cash and cash equivalents at beginning of year....      30,190           3,302             --          33,492
                                                      --------        --------       --------        --------
Cash and cash equivalents at end of year..........    $  6,426        $  6,071       $     --        $ 12,497
                                                      ========        ========       ========        ========

--------------------------------------------------------------------------------

                          [WCI COMMUNITIES, INC. LOGO]

                                           , 2001

                                           , 2001

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the New York Stock Exchange listing fees.

SEC registration fee........................................  $ 36,000
NASD filing fee.............................................    14,900
Federal and state taxes, and related fees...................         *
Blue Sky fees and expenses (including legal fees)...........         *
New York Stock Exchange listing fees........................         *
Accounting fees and expenses................................         *
Other legal fees and expenses...............................         *
Transfer agent and registrar fees and expenses..............         *
Printing and engraving......................................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *

------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") permits companies to indemnify their officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders of disinterested directors, or otherwise.

The certificate of incorporation and by-laws of WCI Communities, Inc. provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

As permitted by sections 102 and 145 of the DGCL, the certificate of incorporation of WCI Communities, Inc. eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, other than for a breach of a director's duty of loyalty or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and except as otherwise provided under the DGCL.

WCI Communities, Inc. may purchase and maintain insurance on behalf of any director or officer of the company against any liability asserted against such person, whether or not the company would have the power to indemnify such person against such liability under the provisions of the certificate of

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

incorporation or otherwise. WCI Communities, Inc. has purchased and maintains insurance on behalf of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

The 10 5/8% Senior Subordinated Notes due 2011. On February 14, 2001, WCI privately placed, under Rule 144A and Regulation S of the Securities Act, $250.0 million aggregate principal amount at maturity of its 10 5/8% Senior Subordinated Notes due 2011, yielding net proceeds to WCI of approximately $241.0 million after deducting discounts and estimated transaction fees and expenses. UBS Warburg LLC, Bear Stearns & Co. Inc. and Fleet Securities, Inc. were the initial purchasers of these securities. On June 8, 2001, WCI privately placed, under Rule 144A and Regulation S of the Securities Act, an additional $100.0 million aggregate principal amount at maturity of WCI's 10 5/8% Senior Subordinated Notes due 2011, yielding net proceeds to WCI of approximately $345.0 million, after including proceeds received from the original issuance of notes and deducting discounts and estimated transaction fees and expenses. UBS Warburg LLC was the initial purchaser of these securities.

Pursuant to an effective registration statement, on June 21, 2001, WCI exchanged $350.0 million aggregate principal amount at maturity of its registered 10 5/8% Senior Subordinated Notes due 2011 for all of its outstanding unregistered
10 5/8% Senior Subordinated Notes due 2011.

Options Exercised

Pursuant to the terms of WCI's 1998 Stock Purchase and Option Plan, five former employees of WCI exercised vested options for WCI common stock and sold a total of 1,350 shares of common stock on May 6, 2001, 20,000 shares of common stock on May 8, 2001, 20,000 shares of common stock on May 22, 2001, 600 shares of common stock on May 23, 2001 and 2,920 shares of common stock on June 22, 2001. The aggregate offering price for all 44,870 shares of common stock was $387,004. No commissions were paid and no underwriting discounts were granted. WCI issued these shares of common stock in transactions that did not involve a public offering of securities pursuant to Section 4(2) of the Securities Act. Each of the individuals who exercised his vested options did so pursuant to the terms of his option agreement within 30 days after his voluntary terminations of employment with WCI.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION
 ----------------------------------------------------------------------
   1.1+    Form of Underwriting Agreement, dated as of               ,
           2001, among WCI Communities, Inc., UBS Warburg LLC, Credit
           Suisse First Boston and Deutsche Banc Alex. Brown.
   3.1+    Amended and Restated Certificate of Incorporation of WCI
           Communities, Inc.
   3.2+    Amended and Restated By-laws of WCI Communities, Inc.
   4.1     Indenture, dated as of February 20, 2001, by and among WCI
           Communities, Inc., certain of its subsidiaries and The Bank of New York, relating to $250,000,000 in aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011.(1)
   4.2     Supplemental Indenture, dated June 8, 2001, by and among WCI
           Communities, Inc., certain of its subsidiaries and The Bank of New York.(2)
   4.3+    Form of Specimen Certificate for common stock of WCI
           Communities, Inc.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION
 ----------------------------------------------------------------------
   4.4+    Registration Rights Agreement, dated as of September   ,
           2001, by and among WCI Communities, Inc., UBS Warburg LLC,
           Credit Suisse First Boston and Deutsche Banc Alex. Brown.
   5.1+    Opinion of Simpson Thacher & Bartlett regarding the legality of the securities being registered.
   9.1     Investors' Agreement, dated as of November 30, 1998, by and among Watermark Communities, Inc. and certain other
           parties.(3)
   9.2     First Amendment to Investors' Agreement, dated as of
           February 23, 1999, by and among Watermark Communities, Inc.
           and certain other parties.(4)
   9.3     Second Amendment to Investors' Agreement, dated as of August
           27, 2001, by and among Watermark Communities, Inc. and
           certain other parties.
  10.1     Primary Tax Allocation Agreement, dated January 1, 2001,
           among Watermark Communities, Inc., WCI Communities, Inc.,
           Bay Colony-Gateway, Inc. and certain other subsidiaries of
           WCI Communities, Inc. and Bay Colony-Gateway Inc.(5)
  10.2     Third Consolidated, Amended and Restated Senior Secured
           Facilities Credit Agreement, dated as of February 20, 2001, among WCI Communities, Inc., Bay Colony-Gateway, Inc.,
           Communities Finance Company, LLC and Fleet National Bank, as
           lender and agent.(6)
  10.3     Employment agreement, dated as of July 24, 1995, between WCI
           Communities Limited Partnership and Don E. Ackerman.(7)
  10.4     Amended and restated employment agreement, dated as of
           January 1, 1999, between Watermark Communities, Inc. and
           Alfred Hoffman, Jr.(8)
  10.5     Non-Employee Directors' Stock Incentive Plan.(9)
  10.6     1998 Stock Purchase and Option Plan for Key Employees.(10)
  10.7     Management Incentive Compensation Plan.(11)
  21.1     Subsidiaries of WCI Communities, Inc.(12)
  23.1+    Consent of Simpson Thacher & Bartlett (contained in Exhibit
           5.1).
  23.2     Consent of PricewaterhouseCoopers LLP.
  24.1     Power of Attorney (included on signature page to this
           Registration Statement on Form S-1).

------------
  + To be filed by amendment

 (1) Incorporated by reference to Exhibit 4.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (2) Incorporated by reference to Exhibit 4.4 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (3) Incorporated by reference to Exhibit 9.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (4) Incorporated by reference to Exhibit 9.2 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (5) Incorporated by reference to Exhibit 10.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (6) Incorporated by reference to Exhibit 10.2 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (7) Incorporated by reference to Exhibit 10.3 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (8) Incorporated by reference to Exhibit 10.4 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

 (9) Incorporated by reference to Exhibit 10.5 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(10) Incorporated by reference to Exhibit 10.6 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(11) Incorporated by reference to Exhibit 10.7 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(12) Incorporated by reference to Exhibit 21.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(b)  Financial Statement Schedules

None.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Signatures

Pursuant to the requirements of the Securities Act, the registrant issuer has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bonita Springs, state of Florida, on September 6, 2001.

                                          WCI Communities, Inc.
                                          Registrant

                                          By: /s/ JAMES P. DIETZ
                                            ------------------------------------
                                              Name: James P. Dietz
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

POWER OF ATTORNEY

We the undersigned officers and directors of WCI Communities, Inc., hereby severally constitute and appoint James P. Dietz and Vivien N. Hastings, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on September 6, 2001 by or on behalf of following person in the capacities indicated with the registrant.

                      SIGNATURE                                            TITLE
-----------------------------------------------------------------------------------------------------

               /s/ ALFRED HOFFMAN JR.                  Chief Executive Officer and Director
-----------------------------------------------------
                 Alfred Hoffman Jr.

                 /s/ DON E. ACKERMAN                   Chairman of the Board of Directors and
-----------------------------------------------------  Executive Vice President
                   Don E. Ackerman

                /s/ JERRY L. STARKEY                   President, Chief Operating Officer and
-----------------------------------------------------  Director
                  Jerry L. Starkey

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

                      SIGNATURE                                            TITLE
-----------------------------------------------------------------------------------------------------

                 /s/ JAMES P. DIETZ                    Senior Vice President and Chief Financial
-----------------------------------------------------  Officer
                   James P. Dietz

                 /s/ BARRY A. SIFEN                    Controller
-----------------------------------------------------
                   Barry A. Sifen

                 /s/ F. PHILIP HANDY                   Director
-----------------------------------------------------
                   F. Philip Handy

                                                       Director
-----------------------------------------------------
                 Lawrence L. Landry

              /s/ THOMAS F. MCWILLIAMS                 Director
-----------------------------------------------------
                Thomas F. McWilliams

                 /s/ JOSHUA J. MINTZ                   Director
-----------------------------------------------------
                   Joshua J. Mintz

                  /s/ JAY SUGARMAN                     Director
-----------------------------------------------------
                    Jay Sugarman

                                                       Director
-----------------------------------------------------
                   Stewart Turley

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT INDEX

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION

 ----------------------------------------------------------------------
   1.1+    Form of Underwriting Agreement, dated as of               ,
           2001, among WCI Communities, Inc., UBS Warburg LLC, Credit
           Suisse First Boston and Deutsche Banc Alex. Brown.
   3.1+    Amended and Restated Certificate of Incorporation of WCI
           Communities, Inc.
   3.2+    Amended and Restated By-laws of WCI Communities, Inc.
   4.1     Indenture, dated as of February 20, 2001, by and among WCI
           Communities, Inc., certain of its subsidiaries and The Bank of New York, relating to $250,000,000 in aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011.(1)
   4.2     Supplemental Indenture, dated June 8, 2001, by and among WCI
           Communities, Inc., certain of its subsidiaries and The Bank of New York.(2)
   4.3+    Form of Specimen Certificate for common stock of WCI
           Communities, Inc.
   4.4+    Registration Rights Agreement, dated as of September   ,
           2001, by and among WCI Communities, Inc., UBS Warburg LLC,
           Credit Suisse First Boston and Deutsche Banc Alex. Brown.
   5.1+    Opinion of Simpson Thacher & Bartlett regarding the legality of the securities being registered.
   9.1     Investors' Agreement, dated as of November 30, 1998, by and among Watermark Communities, Inc. and certain other
           parties.(3)
   9.2     First Amendment to Investors' Agreement, dated as of
           February 23, 1999, by and among Watermark Communities, Inc.
           and certain other parties.(4)
   9.3     Second Amendment to Investors' Agreement, dated as of August
           27, 2001, by and among Watermark Communities, Inc. and
           certain other parties.
  10.1     Primary Tax Allocation Agreement, dated January 1, 2001,
           among Watermark Communities, Inc., WCI Communities, Inc.,
           Bay Colony-Gateway, Inc. and certain other subsidiaries of
           WCI Communities, Inc. and Bay Colony-Gateway Inc.(5)
  10.2     Third Consolidated, Amended and Restated Senior Secured
           Facilities Credit Agreement, dated as of February 20, 2001, among WCI Communities, Inc., Bay Colony-Gateway, Inc.,
           Communities Finance Company, LLC and Fleet National Bank, as
           lender and agent.(6)
  10.3     Employment agreement, dated as of July 24, 1995, between WCI
           Communities Limited Partnership and Don E. Ackerman.(7)
  10.4     Amended and restated employment agreement, dated as of
           January 1, 1999, between Watermark Communities, Inc. and
           Alfred Hoffman, Jr.(8)
  10.5     Non-Employee Directors' Stock Incentive Plan.(9)
  10.6     1998 Stock Purchase and Option Plan for Key Employees.(10)
  10.7     Management Incentive Compensation Plan.(11)
  21.1     Subsidiaries of WCI Communities, Inc.(12)
  23.1+    Consent of Simpson Thacher & Bartlett (contained in Exhibit
           5.1).
  23.2     Consent of PricewaterhouseCoopers LLP.
  24.1     Power of Attorney (included on signature page to this
           Registration Statement on Form S-1).

------------
  + To be filed by amendment

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

 (1) Incorporated by reference to Exhibit 4.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (2) Incorporated by reference to Exhibit 4.4 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (3) Incorporated by reference to Exhibit 9.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (4) Incorporated by reference to Exhibit 9.2 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (5) Incorporated by reference to Exhibit 10.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (6) Incorporated by reference to Exhibit 10.2 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (7) Incorporated by reference to Exhibit 10.3 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (8) Incorporated by reference to Exhibit 10.4 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

 (9) Incorporated by reference to Exhibit 10.5 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(10) Incorporated by reference to Exhibit 10.6 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(11) Incorporated by reference to Exhibit 10.7 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

(12) Incorporated by reference to Exhibit 21.1 filed with WCI Communities, Inc.'s Registration Statement on Form S-4 (Registration No. 333-58500).

--------------------------------------------------------------------------------
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